UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.         )

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MDU Resources Group, Inc.
(Name of Registrant as Specified In Its Charter)
____________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2019
Fellow Stockholders:

I invite you to join me, our Board of Directors and members of our senior management team for our annual meeting at 11 a.m. CDT, May 7, 2019, at 909 Airport Road in Bismarck, North Dakota.

At the meeting, stockholders will vote on the items outlined in this proxy statement, including election of our Board of Directors, approval of our independent auditors, and approval of the amended certificates of incorporation for MDU Resources Group and Montana-Dakota Utilities.

Our director slate up for election includes three candidates who have not previously been on the ballot: Edward A. Ryan, David M. Sparby and Chenxi Wang. Edward and David were appointed to the board during 2018. Chenxi has been put forward as a candidate by our Nominating and Governance Committee because of her expertise in technology and cybersecurity. These three new candidates will help ensure a smooth leadership transition as Bart Holaday did not stand for re-election in 2018 and Harry Pearce and Bill McCracken will not stand for re-election this year. Our corporate bylaws state that directors are not eligible for election to the board after their 76th birthday. We deeply appreciate the diligent and faithful service that Harry, Bart and Bill have provided to MDU Resources’ stockholders. Harry, especially, has served you well in his 22 years as a director, including five years as independent lead director and the past 14 years as chair of the board.

Also before stockholders for a vote are resolutions to amend the certificates of incorporation for MDU Resources and Montana-Dakota Utilities. These amendments follow the reorganization of our corporate structure at the start of 2019. The reorganization was undertaken to further delineate the separation between our utility companies and our other businesses. Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. were originally structured as divisions of MDU Resources, as required by the Public Utility Holding Company Act of 1935. The Energy Policy Act of 2005 repealed the PUHCA and allowed us to restructure these companies as a subsidiary. Montana-Dakota Utilities is now a subsidiary of MDU Resources and Great Plains Natural Gas is a division of Montana-Dakota Utilities. This reorganization simplifies our corporate structure and provides greater flexibility in our financing options.

In addition to the business items to be conducted at the annual meeting, I will provide an overview of our strong 2018 financial results and the acquisitions and other growth projects we accomplished. We started 2019 with strong momentum, and I will tell you more about the record backlog of work we have at our construction operations and the additional growth projects we expect to complete this year.

I look forward to seeing you May 7. Details on how to receive an admission ticket to attend our annual meeting are included in the Notice of Annual Meeting of Stockholders as well as on page 67 of this Proxy Statement.

If you cannot attend the annual stockholder meeting, your vote is still important to us. I ask that you please promptly follow the instructions on your notice or proxy card to vote.

We appreciate your continued investment in MDU Resources and remain committed to providing the long-term value you expect.

Sincerely,

David L. Goodin
President and Chief Executive Officer

MDU Resources Group, Inc. Proxy Statement

Proxy Statement

1200 West Century Avenue
Mailing Address:
P.O. Box 5650
Bismarck, North Dakota 58506-5650
(701) 530-1000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 7, 2019
March 22, 2019
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MDU Resources Group, Inc. will be held at 909 Airport Road, Bismarck, North Dakota 58504, on Tuesday, May 7, 2019, at 11:00 a.m., Central Daylight Saving Time, for the following purposes:

Items of Business	1.	Election of directors;
	2.	Advisory vote to approve the compensation paid to the company’s named executive officers;
	3.	Ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2019;
	4.	Approval of an Amendment to Montana-Dakota Utilities Co.’s Restated Certificate of Incorporation;
	5.	Approval of Amendments to Update and Modernize the Company’s Amended and Restated Certificate of Incorporation; and
	6.	Transaction of any other business that may properly come before the meeting or any adjournment(s) thereof.

Record Date
The board of directors has set the close of business on March 8, 2019, as the record date for the determination of common stockholders who will be entitled to notice of, and to vote at, the meeting and any adjournment(s) thereof.

Meeting Attendance
All stockholders as of the record date of March 8, 2019, are cordially invited and urged to attend the annual meeting. You must request an admission ticket to attend. If you are a stockholder of record and plan to attend the meeting, please contact MDU Resources Group, Inc. by email at CorporateSecretary@mduresources.com or by telephone at 701-530-1010 to request an admission ticket. A ticket will be sent to you by mail.
If your shares are held beneficially in the name of a bank, broker, or other holder of record, and you plan to attend the annual meeting, you will need to submit a written request for an admission ticket by mail to: Investor Relations, MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506 or by email at CorporateSecretary@mduresources.com. The request must include proof of stock ownership as of March 8, 2019, such as a bank or brokerage firm account statement or a legal proxy from the bank, broker, or other holder of record confirming ownership. A ticket will be sent to you by mail.
Requests for admission tickets must be received no later than May 1, 2019. You must present your admission ticket and state-issued photo identification, such as a driver’s license, to gain admittance to the meeting.

Proxy Materials
Notice of Availability of Proxy Materials will be sent on or about March 22, 2019. The Notice contains basic information about the annual meeting and instructions on how to view our proxy materials and vote electronically on the Internet. Stockholders who do not receive the Notice will receive a paper copy of our proxy materials, which will be sent on or about March 28, 2019.

By order of the Board of Directors,

Daniel S. Kuntz Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 7, 2019.
The 2019 Notice of Annual Meeting and Proxy Statement and 2018 Annual Report to Stockholders
are available at www.mdu.com/proxymaterials.

MDU Resources Group, Inc. Proxy Statement

Proxy Statement

TABLE OF CONTENTS
	Page		Page
PROXY STATEMENT SUMMARY	1	EXECUTIVE COMPENSATION (continued)
BOARD OF DIRECTORS		Pension Benefits	50
Item 1. Election of Directors	7	Nonqualified Deferred Compensation	51
Director Nominees	8	Potential Payments upon Termination or
Board Evaluations and Process for Electing Directors	14	Change of Control	52
CORPORATE GOVERNANCE		AUDIT MATTERS
Director Independence	17	Item 3. Ratification of the Appointment of
Stockholder Engagement	17	Deloitte & Touche LLP as the Company’s Independent
Board Leadership Structure	17	Registered Public Accounting Firm for 2019	57
Board’s Role in Risk Oversight	18	Annual Evaluation and Selection of Deloitte &
Board Meetings and Committees	18	Touche LLP	57
Compensation Policies and Practices		Audit Fees and Non-Audit Fees	58
as They Relate to Risk Management	21	Policy on Audit Committee Pre-Approval of Audit
Stockholder Communications with the Board	22	and Permissible Non-Audit Services of the
Additional Governance Features	23	Independent Registered Public Accounting Firm	58
Corporate Governance Materials	24	Audit Committee Report	59
Related Person Transaction Disclosure	24	OTHER MATTERS
COMPENSATION OF NON-EMPLOYEE DIRECTORS		Item 4. Approval of an Amendment to Montana-Dakota
Director Compensation	25	Utilities Co.’s Restated Certificate of Incorporation	60
SECURITY OWNERSHIP		Item 5. Approval of Amendments to Update and
Security Ownership Table	27	Modernize the Company’s Amended and Restated
Hedging Policy	27	Certificate of Incorporation	61
Greater than 5% Beneficial Owners	28	INFORMATION ABOUT THE ANNUAL MEETING
Section 16 Compliance	28	Who Can Vote	65
EXECUTIVE COMPENSATION		Notice and Access	65
Item 2. Advisory Vote to Approve the Compensation Paid		How to Vote	65
to the Company’s Named Executive Officers	29	Revoking Your Proxy or Changing Your Vote	65
Information Concerning Executive Officers	30	Discretionary Voting Authority	66
Compensation Discussion and Analysis	31	Voting Standards	66
Executive Summary	31	Proxy Solicitation	66
2018 Compensation Framework	34	Electronic Delivery of Proxy Statement	67
2018 Compensation for Our Named		Householding of Proxy Materials	67
Executive Officers	36	MDU Resources Group, Inc. 401(k) Plan	67
Other Benefits	42	Annual Meeting Admission and Guidelines	67
Compensation Governance	43	Conduct of the Meeting	68
Compensation Committee Report	44	Stockholder Proposals, Director Nominations, and
Executive Compensation Tables	45	Other Items of Business for 2020	68
Summary Compensation Table	45	APPENDIX A
Grants of Plan-Based Awards	47	Amended and Restated Certificate of Incorporation
Outstanding Equity Awards at Fiscal Year-End	49	of MDU Resources Group, Inc.	A-1
Option Exercises and Stock Vested	50

MDU Resources Group, Inc. Proxy Statement

Proxy Statement

PROXY STATEMENT SUMMARY
To assist you in reviewing the company’s 2018 performance and voting your shares, we call your attention to key elements of our 2019 Proxy Statement. The following is only a summary and does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting. For more information about these topics, please review the full Proxy Statement and our 2018 Annual Report to Stockholders.

Meeting Information	Summary of Stockholder Voting Matters
			Board Vote Recommendation
Time and Date:	Voting Matters			See Page
11:00 a.m. Central Daylight Saving Time Tuesday, May 7, 2019	Item 1.	Election of Directors	FOR Each Nominee	7
	Item 2.	Advisory Vote to Approve the Compensation Paid to the Company’s Named Executive Officers	FOR	29
Place:	Item 3.	Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2019	FOR	57
MDU Service Center 909 Airport Road Bismarck, ND 58504
	Item 4.	Approval of an Amendment to Montana-Dakota Utilities Co.’s Restated Certificate of Incorporation	FOR	60
	Item 5.	Approval of Amendments to Update and Modernize the Company’s Amended and Restated Certificate of Incorporation	FOR	61

Corporate Governance Highlights
MDU Resources Group, Inc. is committed to strong corporate governance practices. The following highlights our corporate governance practices and policies. See the sections entitled “Corporate Governance” and “Executive Compensation” for more information on the following:

✓	Annual Election of All Directors	✓	Standing Committees Consist Entirely of Independent Directors
✓	Majority Voting for Directors	✓	Active Investor Outreach Program
✓	Succession Planning and Implementation Process	✓	Stock Ownership Requirements for Directors and Executive Officers
✓	Separate Board Chair and CEO	✓	Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers
✓	Executive Sessions of Independent Directors at Every Regularly Scheduled Board Meeting	✓	No Related Party Transactions by Our Directors or Executive Officers
✓	Annual Board and Committee Self-Evaluations	✓	Compensation Recovery/Clawback Policy
✓	Risk Oversight by Full Board and Committees	✓	Annual Advisory Approval on Executive Compensation
✓	All Directors are Independent Other Than Our CEO	✓	Mandatory Retirement for Directors at Age 76
✓	“Proxy Access” Allowing Stockholders to Nominate Directors in Accordance With the Terms of Our Bylaws	✓	Directors May Not Serve on More Than Three Public Boards Including the Company’s Board

MDU Resources Group, Inc. Proxy Statement 1

Proxy Statement

Business Performance Highlights
Our overall performance in 2018 was consistent with our long-term strategy as we focused on growing our regulated energy delivery and construction materials and services business segments. In addition to our 2018 financial performance highlighted on the next page:

■
Our electric distribution segment completed the purchase of the Thunder Spirit Wind Farm expansion in southwest North Dakota. The purchase boosts the production capacity of the wind farm from 107.5 megawatts to 155 megawatts of renewable energy. This increases the segment’s renewable generation capacity from 22% to 27% of its total generation capacity. Construction continued in 2018 on the 345-kilovolt transmission line project from Ellendale, North Dakota, to Big Stone City, South Dakota, and was completed in February 2019.

■	Our construction materials and contracting segment completed the following four acquisitions during 2018:
	☐	Sweetman Const. Co. located in Sioux Falls, South Dakota;
	☐	Teevin & Fischer Quarry, LLC located in northern Oregon;
	☐	Tri-City Paving, Inc. located in Little Falls, Minnesota; and
	☐	Molalla Redi-Mix and Rock Products, Inc. located south of Portland, Oregon.
■
The pipeline and midstream segment in 2018 had record transportation volumes for the second consecutive year. The segment expanded Line Section 27 of its natural gas transportation system in northwestern North Dakota. The project involved construction of approximately 13 miles of pipeline and associated facilities. The expansion provides Line Section 27 with capacity to transport over 600,000 dekatherms per day. The segment also completed construction of its 38-mile Valley Expansion Project transmission line in eastern North Dakota and western Minnesota. The segment is proceeding with construction planning on its Demicks Lake Project in McKenzie County, North Dakota, and Line Section 22 Project near Billings, Montana. Both of these projects are expected to be completed in 2019.

■
On January 1, 2019, we completed a holding company reorganization to provide additional financing flexibility and further separation between the company’s utility and other business segments. As a result of the reorganization, all of the company’s utility operations will be conducted through wholly-owned subsidiaries.

Including our accomplishments in 2018, we are optimistic about the company’s future financial performance. The chart below shows our progress over the last five years.

* MDU Resources Group, Inc. reported 2017 earnings from continuing operations of $1.45 per share which included a non-recurring benefit of 20 cents per share attributable to the federal Tax Cuts and Jobs Act that was signed into law on December 22, 2017.

2 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

2018 Financial Performance Highlights
■
Strong year-over-year performance from continuing operations at both our regulated energy segments and our construction materials and services segments resulted in earnings per share from continuing operations of $1.38 per share compared to $1.45 per share in 2017, which included a benefit of 20 cents per share attributable to the federal Tax Cuts and Jobs Act. Including discontinued operations, 2018 earnings were $272.3 million, or $1.39 per share, compared to $280.4 million, or $1.43 cents per share, in 2017.

■	Return of stockholder value through dividends:
	☐	Increased dividend for 28th straight year; and
	☐	Paid uninterrupted dividend for 81 straight years.
■	Maintained BBB+ stable credit rating from Standard & Poor’s and Fitch rating agencies. [1]

28 Years	Dividends Paid	81 Years
of Consecutive	$739 Million	of Uninterrupted
Dividend Increases	Over the Last 5 Years	Dividend Payments

Compensation Highlights
The company’s executive compensation is focused on paying for performance. Our compensation program is structured to strongly align compensation with the company’s financial performance as a substantial portion of our executive compensation is based upon performance incentive awards.

■	Over 75% of our chief executive officer’s target compensation and over 58% of our other named executive officers’ target compensation is performance based.
■	100% of our chief executive officer’s annual and long-term incentive compensation is tied to performance against pre-established, specific, measurable financial goals.
■	We require our executive officers to own a significant amount of company stock based upon a multiple of their base salary.
2018 Named Executive Officer Target Pay Mix

*Includes time-vesting restricted stock units for certain named executive officers.

[1]	A securities rating is not a recommendation to buy, sell, or hold securities, and it may be revised or withdrawn at any time by the rating agency.

MDU Resources Group, Inc. Proxy Statement 3

Proxy Statement

Key Features of Our Executive Compensation Program

What We Do

☑	Pay for Performance - Annual and long-term award incentives tied to performance measures set by the compensation committee comprise the largest portion of executive compensation.
☑
Independent Compensation Committee - All members of the compensation committee meet the independence standards under the New York Stock Exchange listing standards and the Securities and Exchange Commission rules.

☑	Independent Compensation Consultant - The compensation committee retains an independent compensation consultant to evaluate executive compensation plans and practices.
☑
Competitive Compensation - Executive compensation reflects executive performance, experience, relative value compared to other positions within the company, relationship to competitive market value compensation, business segment economic environment, and the actual performance of the overall company and the business segments.

☑	Annual Cash Incentive - Payment of annual cash incentive awards are based on business segment and overall company performance against pre-established financial measures.
☑
Long-Term Equity Incentive - The long-term performance-based equity incentive in the form of performance shares represents approximately 56% of our CEO’s and approximately 37% of our other named executive officers’ 2018 target compensation, which may only be earned based on achievement of established performance measures at the end of a three-year period.

☑	Annual Compensation Risk Analysis - We regularly analyze the risks related to our compensation programs and conduct an annual broad risk assessment.
☑
Stock Ownership and Retention Requirements - Executive officers are required to own, within five years of appointment or promotion, company common stock equal to a multiple of their base salary. The executive officers also must retain at least 50% of the net after-tax shares of stock vested through the long-term incentive plan for at least two years or until termination of employment.

☑
Clawback Policy - If the company’s audited financial statements are restated, the compensation committee may, or shall if required, demand repayment of some or all incentives paid to our executive officers within the last three years.

What We Do Not Do

☒	Stock Options - The company does not use stock options as a form of incentive compensation.
☒	Employment Agreements - Executives do not have employment agreements entitling them to specific payments upon termination or a change of control of the company.
☒	Perquisites - Executives do not receive perquisites that materially differ from those available to employees in general.
☒	Hedge Stock - Executives and directors are not allowed to hedge company securities.
☒	Pledge Stock - Executives and directors are not allowed to pledge company securities in margin accounts or as collateral for loans.
☒	No Dividends or Dividend Equivalents on Unvested Shares - We do not provide for payment of dividends or dividend equivalents on unvested share awards.

4 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

Corporate Responsibility, Environmental, and Sustainability
MDU Resources Group, Inc. is Building a Strong America® by providing essential products and services to our customers with a long-term view toward sustainable operations. To ensure we can continue to provide these products and services in the communities where we do business, we recognize that we must preserve the trust our communities place in us to be a good corporate citizen. We remain committed to pursuing responsible corporate governance and environmental practices and to maintaining the health and safety of the public and our employees. Learn about our sustainability efforts in our Sustainability Report, which is available at www.mdu.com/sustainability. To better serve our investors and other stakeholders, in 2019 we will begin reporting environmental, social, governance, and sustainability (ESG/sustainability) metrics relevant and important to our operations in frameworks that will provide our stakeholders more uniform and transparent data and information, allowing for comparison with our peers and other companies operating in our industries. For our electric and natural gas distribution segments, as well as our pipeline and midstream segment, we intend to report ESG/sustainability metrics using the reporting templates developed by the Edison Electric Institute and the American Gas Association. For our other business segments, we intend to report ESG/sustainability information under the framework developed by the Sustainability Accounting Standards Board (SASB) for our applicable industries. The use of the metrics developed by these organizations provides for ESG/sustainability reporting tailored to our industries.
These are some highlights of our recent efforts regarding sustainability:

■
As our renewable generation resource capacity has increased, the carbon dioxide (CO2) emission intensity of our electric generation resource fleet has been reduced by approximately 24% since 2003. We expect it to continue to decline in future years.

■	Renewable resources comprised approximately 27% of our electric generation resource nameplate capacity at December 31, 2018.

■	Approximately 21% of the electricity delivered to our customers from company-owned generation in 2018 was from renewable resources.
■
We invested approximately $133 million in environmental emission control equipment and other environmental improvements at our coal-fired electric generation plants since 2013. The investments have resulted in substantial reductions in mercury, sulfur dioxide, nitrogen oxide, and filterable particulate emissions from our coal-fired electric generation resources.

■
Montana-Dakota Utilities Co. produces renewable natural gas (RNG) from the Billings Regional Landfill in Montana. The project came online at the end of 2010 and has produced approximately 1.1 million dekatherm of RNG through year-end 2018. The RNG is supplied to the vehicle fuel market generating renewable identification numbers (RINS) and low carbon fuel standard (LCFS) credits in California and Oregon. In calendar year 2018, the Billings Landfill Plant produced approximately 1.86 million RINs and 3,250 LCFS credits.

■
Our utility companies received high scores in customer satisfaction. Cascade Natural Gas Corporation ranked first, Intermountain Gas Company second, and Montana-Dakota Utilities Co. third among West Region mid-sized natural gas utilities in the 2018 J.D. Power Gas Utility Residential Customer Satisfaction Survey.

■
We were recognized on the Thomson Reuters 2017 Top 25 Global Multiline Utilities list. The list recognizes companies that have demonstrated a commitment to energy leadership in these areas: financial, management and investor confidence, risk and resilience, legal compliance, innovation, people and social sustainability, environmental impact, and reputation.

MDU Resources Group, Inc. Proxy Statement 5

Proxy Statement

■
Knife River Corporation produces and places warm-mix asphalt in applications where warm-mix asphalt is allowed. Warm-mix asphalt is produced at cooler temperatures than traditional hot-mix asphalt methods, which reduces the amount of fuel needed in the production process and thereby reduces emissions and fumes.

■
Knife River Corporation continued its practice of recycling and reusing building materials. This conserves natural resources, uses less energy, alleviates waste disposal problems in local landfills, and ultimately costs less for the consumer.

■
Our subsidiary, Bombard Renewable Energy, was ranked No. 13 on Solar Power World’s 2018 Top 500 Solar Contractors List. The list ranks companies according to their influence in the U.S. solar industry based on how many kilowatts of solar generation they installed in 2017.

■
The MDU Resources Foundation awarded grants of $1.68 million to educational and nonprofit institutions in 2018. Since its incorporation in 1983, the foundation has contributed more than $34 million to worthwhile causes in categories of education, civic and community activities, culture and arts, environmental stewardship, and health and human services.

■
We encourage and support community volunteerism by our employees. The MDU Resources Foundation contributes a $500 grant to an eligible nonprofit organization after an employee volunteers a minimum of 25 hours to the organization during non-company hours during a calendar year. In 2018, the foundation granted $40,500 under this program, matching over 4,850 employee volunteer hours.

21%	Grants Awarded	24%
of 2018 Electricity Generated	$1.68 Million	Reduction in CO2 Intensity
From Renewable Resources	in 2018	Since 2003

6 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

BOARD OF DIRECTORS
ITEM 1. ELECTION OF DIRECTORS
The board currently consists of eleven directors, all of whom, except Harry J. Pearce and William E. McCracken, are standing for election to the board at the 2019 Annual Meeting of Stockholders to hold office until the 2020 annual meeting and until their successors are duly elected and qualified. Mr. Pearce and Mr. McCracken will be retiring following the annual meeting in accordance with our retirement age limits. In February 2019, the board of directors determined to reduce the number of directors to ten effective with the 2019 annual meeting and has nominated Chenxi Wang as a new director nominee to stand for election to the board at the annual meeting.
The board has affirmatively determined that all the director nominees, other than David L. Goodin, our president and chief executive officer, are independent in accordance with New York Stock Exchange (NYSE) rules, our governance guidelines, and our bylaws.
Our bylaws provide for a majority voting standard for the election of directors. See “Additional Information - Majority Voting” below for further detail.
Each of the director nominees has consented to be named in this proxy statement and to serve as a director, if elected. We do not know of any reason why any nominee would be unable or unwilling to serve as a director, if elected. If, however, a nominee becomes unable to serve or will not serve, proxies may be voted for the election of such other person nominated by the board as a substitute or the board may further reduce the number of directors.
Information about each director nominee’s share ownership is presented below under “Security Ownership.”
The shares represented by the proxies received will be voted for the election of each of the ten nominees named below, unless you indicate in the proxy that your vote should be cast against any or all the director nominees or that you abstain from voting. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified or until the earliest of his or her resignation, retirement, or death.
The ten nominees for election to the board at the 2019 annual meeting, all proposed by the board, are listed below with brief biographies.

The board of directors recommends that the stockholders vote FOR the election of each nominee.

MDU Resources Group, Inc. Proxy Statement 7

Proxy Statement

Director Nominees

	Thomas Everist Age 69	Independent Director Since 1995 Compensation Committee	Other Current Public Boards: --Raven Industries, Inc.
Mr. Everist has more than 44 years of business experience in the construction materials and aggregate mining industry. He has business leadership and management experience serving as president and chair of his companies for over 31 years. Mr. Everist also has experience serving as a director and chair of another public company, which enhances his contributions to our board.

Career Highlights
•
President and chair of The Everist Company, Sioux Falls, South Dakota, an investment and land development company, since April 2002. Prior to January 2017, The Everist Company was engaged in aggregate, concrete, and asphalt production.

•
Managing member of South Maryland Creek Ranch, LLC, a land development company; president of SMCR, Inc., an investment company, since June 2006; and managing member of MCR Builders, LLC, which provides residential building services to South Maryland Creek Ranch, LLC, since November 2014.

•
Director and chair of the board of Everist Health, Inc., Ann Arbor, Michigan, which provides solutions for personalized medicines, since 2002, and chief executive officer from August 2012 to December 2012.

•	President and chair of L.G. Everist, Inc., Sioux Falls, South Dakota, an aggregate production company, from 1987 to April 2002.
Other Leadership Experience
•
Director of publicly traded Raven Industries, Inc., Sioux Falls, South Dakota, a general manufacturer of electronics, flow controls, and engineered films, since 1996, and chair from April 2009 to May 2017.

•	Director of Showplace Wood Products, Inc., Sioux Falls, South Dakota, a custom cabinets manufacturer, since January 2000.
•	Director of Bell, Inc., Sioux Falls, South Dakota, a manufacturer of folding cartons and packages, since April 2011.
•	Director of Angiologix Inc., Mountain View, California, a medical diagnostic device company, from July 2010 through October 2011 when it was acquired by Everist Genomics, Inc.
•	Member of the South Dakota Investment Council, the state agency responsible for prudently investing state funds, from July 2001 to June 2006.
Education
•	Bachelor’s degree in mechanical engineering and a master’s degree in construction management from Stanford University.

8 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

	Karen B. Fagg Age 65	Independent Director Since 2005 Compensation Committee Nominating and Governance Committee
Ms. Fagg brings experience to our board in construction and engineering, energy, and the responsible development of natural resources, which are all important aspects of our business. In addition to her industry experience, Ms. Fagg has over 20 years of business leadership and management experience, including over eight years as president, chief executive officer, and chair of her own company, as well as knowledge and experience acquired through her service on a number of Montana state and community boards.

Career Highlights
•	Vice president of DOWL LLC, dba DOWL HKM, an engineering and design firm, from April 2008 until her retirement in December 2011.
•
President of HKM Engineering, Inc., Billings, Montana, an engineering and physical science services firm, from April 1995 to June 2000, and chair, chief executive officer, and majority owner from June 2000 through March 2008. HKM Engineering, Inc. merged with DOWL LLC on April 1, 2008.

•
Employed with MSE, Inc., Butte, Montana, an energy research and development company, from 1976 through 1988, and vice president of operations and corporate development director from 1993 to April 1995.

•
Director of the Montana Department of Natural Resources and Conservation, Helena, Montana, the state agency charged with promoting stewardship of Montana’s water, soil, energy, and rangeland resources; regulating oil and gas exploration and production; and administering several grant and loan programs, for a four-year term from 1989 through 1992.

Other Leadership Experience
•
Director of the Billings Catholic Schools Board from December 2011 through December 2018, including a term as chair; and director of St. Vincent’s Healthcare Board from October 2003 to October 2009 and from January 2016 to present, including a term as chair.

•
Former member of several state and community boards, including the First Interstate BancSystem Foundation, from June 2013 to 2016; the Montana Justice Foundation, whose mission is to achieve equal access to justice for all Montanans through effective funding and leadership, from 2013 into 2015; Board of Trustees of Carroll College from 2005 through 2010; Montana Board of Investments, the state agency responsible for prudently investing state funds, from 2002 through 2006; Montana State University’s Advanced Technology Park from 2001 to 2005; and Deaconess Billings Clinic Health System from 1994 to 2002.

Education
•	Bachelor’s degree in mathematics from Carroll College in Helena, Montana.

	David L. Goodin Age 57	Director Since 2013 President and Chief Executive Officer
As chief executive officer of MDU Resources Group, Inc., Mr. Goodin is the only officer of the company that serves on our board. With over 35 years of significant, hands-on experience at our company, Mr. Goodin’s long history and deep knowledge and understanding of MDU Resources Group, Inc., its operating companies, and its lines of business bring continuity to the board. In addition, Mr. Goodin provides the board with valuable insight into management’s views and perspectives, as well as the day-to-day operations of the company.

Career Highlights
•	President and chief executive officer and a director of the company since January 4, 2013.
•	Prior to January 4, 2013, served as chief executive officer and president of Intermountain Gas Company, Cascade Natural Gas Corporation, Montana-Dakota Utilities Co., and Great Plains Natural Gas Co.
•
Began his career in 1983 at Montana-Dakota Utilities Co. as a division electrical engineer and served in positions of increasing responsibility until 2007 when he was named president of Cascade Natural Gas Corporation; positions included division electric superintendent, electric systems manager, vice president-operations, and executive vice president-operations and acquisitions.

Other Leadership Experience
•	Member of the U.S. Bancorp Western North Dakota Advisory Board since January 2013.
•	Director of Sanford Bismarck, an integrated health system dedicated to the work of health and healing, and Sanford Living Center, since January 2011.
•
Former board member of several industry associations, including the American Gas Association, the Edison Electric Institute, the North Central Electric Association, the Midwest ENERGY Association, and the North Dakota Lignite Energy Council.

Education and Professional
•	Bachelor of science degree in electrical and electronics engineering from North Dakota State University and a master’s degree in business administration from the University of North Dakota.
•	The Advanced Management Program at Harvard School of Business.
•	Registered professional engineer in North Dakota.

MDU Resources Group, Inc. Proxy Statement 9

Proxy Statement

	Mark A. Hellerstein Age 66	Independent Director Since 2013 Audit Committee
Mr. Hellerstein has extensive business experience in the energy industry as a result of his 17 years of senior management experience and service as board chair of St. Mary Land & Exploration Company (now SM Energy Company). As a certified public accountant, on inactive status, with extensive financial experience as a result of his employment as chief financial officer with several companies, including public companies, Mr. Hellerstein contributes significant finance and accounting knowledge to our board and audit committee.

Career Highlights
•
Chief executive officer of St. Mary Land & Exploration Company (now SM Energy Company), an energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids, from 1995 until February 2007; president from 1992 until June 2006; and executive vice president and chief financial officer from 1991 until 1992. He was first elected to the board of St. Mary in 1992 and served as chair from 2002 until May 2009.

•
Several positions prior to joining St. Mary in 1991, including chief financial officer of CoCa Mines Inc., which mined and extracted minerals from lands previously held by the public through the Bureau of Land Management; American Golf Corporation, which manages and owns golf courses in the United States; and Worldwide Energy Corporation, an oil and gas acquisition, exploration, development, and production company with operations in the United States and Canada.

Other Leadership Experience
•	Director of Transocean Inc., a leading provider of offshore drilling services for oil and gas wells, from December 2006 to November 2007.
•
Director of the Denver Children’s Advocacy Center, whose mission is to provide a continuum of care for traumatized children and their families, from August 2006 until December 2011, including chair for the last three years.

Education and Professional
•	Bachelor’s degree in accounting from the University of Colorado.
•	Certified public accountant, on inactive status.

	Dennis W. Johnson Age 69	Independent Director Since 2001 Vice Chair of the Board Audit Committee Nominating and Governance Committee
Mr. Johnson brings to our board over 44 years of experience in business management, manufacturing, and finance, holding positions as chair, president, and chief executive officer of TMI Corporation for 37 years, as well as through his prior service as a director of the Federal Reserve Bank of Minneapolis. As a result of his service on a number of state and local organizations in North Dakota, Mr. Johnson has significant knowledge of local, state, and regional issues involving North Dakota, a state where we have significant operations and assets.

Career Highlights
•	Vice chair of the board of the company effective February 15, 2018.
•
Chair, president, and chief executive officer of TMI Corporation, and chair and chief executive officer of TMI Transport Corporation, manufacturers of casework and architectural woodwork in Dickinson, North Dakota; employed since 1974 and serving as president or chief executive officer since 1982.

Other Leadership Experience
•	Member of the Bank of North Dakota Advisory Board of Directors since August 2017.
•	President of the Dickinson City Commission from July 2000 through October 2015.
•	Director of the Federal Reserve Bank of Minneapolis from 1993 through 1998.
•
Served on numerous industry, state, and community boards, including the North Dakota Workforce Development Council (chair); the Decorative Laminate Products Association; the North Dakota Technology Corporation; and the business advisory council of the Steffes Corporation, a metal manufacturing and engineering firm.

•
Served on North Dakota Governor Sinner’s Education Action Commission; the North Dakota Job Service Advisory Council; the North Dakota State University President’s Advisory Council; North Dakota Governor Schafer’s Transition Team; and chaired North Dakota Governor Hoeven’s Transition Team.

Education
•	Bachelor of science in electrical and electronics engineering and master of science in industrial engineering from North Dakota State University.

10 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

	Patricia L. Moss Age 65	Independent Director Since 2003 Compensation Committee Nominating and Governance Committee	Other Current Public Boards: --First Interstate BancSystem, Inc. --Aquila Group of Funds
Ms. Moss has business experience and knowledge of the Pacific Northwest economy and state, local, and regional issues where a significant portion of our operations are located. Ms. Moss provides our board with experience in finance and banking, as well as experience in business development through her work at Cascade Bancorp and Bank of the Cascades, and on the Oregon Investment Fund Advisory Council, the Oregon Business Council, and the Oregon Growth Board. Ms. Moss also has experience as a certified senior professional in human resources.

Career Highlights
•
President and chief executive officer of Cascade Bancorp, a financial holding company, Bend, Oregon, from 1998 to January 3, 2012; chief executive officer of Cascade Bancorp’s principal subsidiary, Bank of the Cascades, from 1998 to January 3, 2012, serving also as president from 1998 to 2003; and chief operating officer, chief financial officer and secretary of Cascade Bancorp from 1987 to 1998.

Other Leadership Experience
•	Member of the Oregon Investment Council, which oversees the investment and allocation of all state of Oregon trust funds, since December 2018.
•	Director of First Interstate BancSystem, Inc., since May 30, 2017.
•
Director of Cascade Bancorp and Bank of the Cascades from 1993, and vice chair from January 3, 2012 until May 30, 2017 when Cascade Bancorp merged into First Interstate BancSystem, Inc., and became First Interstate Bank.

•
Chair of the Bank of the Cascades Foundation Inc. from 2014 to July 31, 2018; co-chair of the Oregon Growth Board, a state board created to improve access to capital and create private-public partnerships, from May 2012 through December 2018; and a member of the Board of Trustees for the Aquila Group of Funds, whose core business is mutual fund management and provision of investment strategies to fund shareholders, from January 2002 to May 2005 (one fund) and from June 2015 to present (currently three funds).

•
Former director of the Oregon Investment Fund Advisory Council, a state-sponsored program to encourage the growth of small businesses in Oregon; the Oregon Business Council, with a mission to mobilize business leaders to contribute to Oregon’s quality of life and economic prosperity; the North Pacific Group, Inc., a wholesale distributor of building materials, industrial, and hardwood products; Clear Choice Health Plans Inc., a multi-state insurance company; and City of Bend’s Juniper Ridge management advisory board.

Education
•	Bachelor of science in business administration from Linfield College in Oregon and master’s studies at Portland State University.
•	Commercial banking school certification at the ABA Commercial Banking School at the University of Oklahoma.

	Edward A. Ryan Age 65	Independent Director Since 2018 Audit Committee Nominating and Governance Committee
Mr. Ryan, through his position as executive vice president and general counsel at Marriott International, Inc., brings extensive experience to our board in acquisitions, contracts, compliance, legal matters, SEC reporting, and labor relations. Mr. Ryan’s experience significantly contributes to the board’s oversight of compliance and corporate governance.

Career Highlights
•	Advisor to the chief executive officer and president of Marriott International from December 2017 to December 31, 2018.
•
Executive vice president and general counsel of Marriott International from December 2006 to December 2017; senior vice president and associate general counsel from 1999 to November 2006; assumed responsibility for all corporate transactions and corporate governance in 2005; and joined Marriott International as assistant general counsel in May 1996.

•	Private law practice from 1979 to 1996.
Other Leadership Experience
•
Director of Goodwill of Greater Washington, D.C., a non-profit organization whose mission is to transform lives and communities through education and employment, since January 2015, as well as vice chair since January 2019 and chair of the finance committee since January 2018.

Education
•	Juris doctor degree from the University of Pennsylvania Law School.
•	Bachelor’s degree in economics and international relations from the University of Pennsylvania.

MDU Resources Group, Inc. Proxy Statement 11

Proxy Statement

	David M. Sparby Age 64	Independent Director Since 2018 Audit Committee
Mr. Sparby has over 32 years of broad public utility experience through his positions as senior vice president and group president, revenue, of Xcel Energy Inc., president and chief executive officer of its subsidiary, Northern States Power-Minnesota (NSP‑Minnesota), and chief financial officer of Xcel Energy. Mr. Sparby’s public utility and renewable energy expertise contributes to the board’s knowledge of the public utility and natural gas pipeline industries.

Career Highlights
•
Senior vice president and group president, revenue, of Xcel Energy and president and chief executive officer of its subsidiary, NSP-Minnesota, from May 2013 until his retirement in December 2014; senior vice president and group president, from September 2011 to May 2013; chief financial officer from March 2009 to September 2011; and president and chief executive officer of NSP-Minnesota from 2008 to March 2009. He joined Xcel Energy, or its predecessor Northern States Power Company, as an attorney in 1982 and held positions of increasing responsibility.

•
Attorney with the State of Minnesota, Office of Attorney General, from 1980 to 1982, during which period his responsibilities included representation of the Department of Public Service and the Minnesota Public Utilities Commission.

Other Leadership Experience
•	Board of Trustees of Mitchell Hamline School of Law since July 2011, including executive committee and committee chair positions.
•	Board of Trustees of the College of St. Scholastica since July 2012, including vice chair and executive committee positions.
Education
•	Juris doctor degree from William Mitchell College of Law.
•	Bachelor’s degree in history from College of St. Scholastica and a master’s degree in business administration from University of St. Thomas.

	Chenxi Wang Age 49	Independent Director Nominee
Ms. Wang has extensive technology and cybersecurity expertise through her experience, including founder and managing general partner of Rain Capital Fund, L.P., chief strategy officer at Twistlock, vice president, cloud security & strategy at Ciphercloud, and vice president, strategy and market intelligence at Intel Security. She is a sought-after public speaker on issues of technology and cybersecurity.

Career Highlights
•
Founder and managing general partner of Rain Capital Fund, L.P., a cybersecurity-focused venture fund aiming to fund early-stage, transformative technology innovations in the security market with a goal of supporting women and minority entrepreneurs, since December 2017.

•	Chief strategy officer at Twistlock, an automated and scalable cloud native cybersecurity platform, from August 2015 to February 2017.
•	Vice president, cloud security & strategy of CipherCloud, a cloud security software company, from January 2015 to August 2015.
•
Vice president of strategy of Intel Security, a company focused on developing proactive, proven security solutions and services that protect systems, networks, and mobile devices, from April 2013 to January 2015.

•	Principal analyst and vice president of research at Forrester Research, a market research company that provides advice on existing and potential impact of technology, from January 2007 to April 2013.
•	Assistant research professor and associate professor of computer engineering at Carnegie Mellon University from September 2001 through August 2007.
Other Leadership Experience
•
Board of directors of OWASP Global Foundation, a nonprofit global community that drives visibility and evolution in the safety and security of the world’s software, since January 2018 and vice chair from January 2018 to December 2018.

•	Board of advisors of Keyp GmbH, a Munich-based software company with a mission to provide enterprises convenient access to the digital identity ecosystem, since December 2017.
•	Program co-chair (security and privacy track) for the Grace Hopper Conference 2016 and 2017, the world’s largest gathering of women in computing.
Education
•	Doctor of Philosophy (Ph.D.) in computer science from University of Virginia.
•	Bachelor’s degree in computer science from Lock Haven University of Pennsylvania.

12 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

	John K. Wilson Age 64	Independent Director Since 2003 Audit Committee
Mr. Wilson has an extensive background in finance and accounting, as well as experience with mergers and acquisitions, through his education and work experience at a major accounting firm and his later public utility experience in his positions as controller and vice president of Great Plains Natural Gas Co., president of Great Plains Energy Corp., and president, chief financial officer, and treasurer for Durham Resources, LLC, and all Durham Resources entities. Mr. Wilson contributes business management and public utility knowledge to our board.

Career Highlights
•
President of Durham Resources, LLC, a privately held financial management company, in Omaha, Nebraska, from 1994 to December 31, 2008; president of Great Plains Energy Corp., a public utility holding company and an affiliate of Durham Resources, LLC, from 1994 to July 1, 2000; and vice president of Great Plains Natural Gas Co., an affiliate company of Durham Resources, LLC, until July 1, 2000.

•	Executive director of the Robert B. Daugherty Foundation in Omaha, Nebraska, since January 2010.
•
Held positions of audit manager at Peat, Marwick, Mitchell (now known as KPMG), controller for Great Plains Natural Gas Co., and chief financial officer and treasurer for all Durham Resources entities.

Other Leadership Experience
•
Director of HDR, Inc., an international architecture and engineering firm, since December 2008; and director of Tetrad Corporation, a privately held investment company, since April 2010, both located in Omaha, Nebraska.

•
Former director of Bridges Investment Fund, Inc., a mutual fund, from April 2003 to April 2008; director of the Greater Omaha Chamber of Commerce from January 2001 through December 2008; member of the advisory board of U.S. Bank NA Omaha from January 2000 to July 2010; and the advisory board of Duncan Aviation, an aircraft service provider, headquartered in Lincoln, Nebraska, from January 2010 to February 2016.

Education and Professional
•	Bachelor’s degree in business administration, cum laude, from the University of Nebraska – Omaha.
•	Certified public accountant, on inactive status.
Additional Information - Majority Voting
A majority of votes cast is required to elect a director in an uncontested election. A majority of votes cast means the number of votes cast “for” a director’s election must exceed the number of votes cast “against” the director’s election. “Abstentions” and “broker non-votes” do not count as votes cast “for” or “against” the director’s election. In a contested election, which is an election in which the number of nominees for director exceeds the number of directors to be elected and which we do not anticipate, directors will be elected by a plurality of the votes cast.
Unless you specify otherwise when you submit your proxy, the proxies will vote your shares of common stock “for” all directors nominated by the board of directors. If a nominee becomes unavailable for any reason or if a vacancy should occur before the election, which we do not anticipate, the proxies will vote your shares in their discretion for another person nominated by the board.
Our policy on majority voting for directors contained in our corporate governance guidelines requires any proposed nominee for re-election as a director to tender to the board, prior to nomination, his or her irrevocable resignation from the board that will be effective, in an uncontested election of directors only, upon:

•	receipt of a greater number of votes “against” than votes “for” election at our annual meeting of stockholders; and

•	acceptance of such resignation by the board of directors.
Following certification of the stockholder vote, the nominating and governance committee will promptly recommend to the board whether or not to accept the tendered resignation. The board will act on the nominating and governance committee’s recommendation no later than 90 days following the date of the annual meeting.
Brokers may not vote your shares on the election of directors if you have not given your broker specific instructions on how to vote. Please be sure to give specific voting instructions to your broker so your vote can be counted.

MDU Resources Group, Inc. Proxy Statement 13

Proxy Statement

Board Evaluations and Process for Selecting Directors

In the annual board evaluation process, the nominating and governance committee evaluates our directors considering the current needs of the board and the company. In addition, during the year, the committee discusses board succession and reviews potential candidates. The committee may also retain a third party to assist in identifying potential nominees; none were retained in 2018.

Our annual board evaluation process involves assessments at the board and board committee levels. These annual evaluations are conducted by the chair of the nominating and governance committee and periodically by an independent third party.

Our governance guidelines provide that directors are not eligible to be nominated or appointed to the board if they are 76 years or older at the time of the election or appointment. Term limits on directors’ service have not been instituted.
Director Qualifications, Skills, and Experience
Director nominees are chosen to serve on the board based on their qualifications, skills, and experience, as discussed in their biographies, and how those characteristics supplement the resources and talent on the board and serve the current needs of the board and the company.

In making its nominations, the nominating and governance committee also assesses each director nominee by a number of key characteristics, including character, success in a chosen field of endeavor, background in publicly traded companies, independence, and willingness to commit the time needed to satisfy the requirements of board and committee membership. Although the committee has no formal policy regarding diversity, the committee also considers diversity in gender, ethnic background, geographic area of residence, skills, and professional experience in recommending director nominees.

14 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

The following shows core specialized competencies and other characteristics of the director nominees.

MDU Resources Group, Inc. Proxy Statement 15

Proxy Statement

Board Composition and Refreshment
The nominating and governance committee is focused on ensuring that the board reflects a diversity of experience, skills, and backgrounds. Each of the current directors, other than Harry J. Pearce and William E. McCracken, has been nominated for election to the board of directors upon recommendation by the nominating and governance committee and each has decided to stand for election. Messrs. Pearce and McCracken were not eligible for re-election under the company’s age limit policy that provides no individual is eligible for election to the board of directors after his or her 76th birthday.
With the retirement of former board member A. Bart Holaday at the annual meeting in May 2018 and Harry J. Pearce and William E. McCracken reaching our board retirement age limit and retiring from the board at our 2019 annual meeting, the committee identified qualified diverse director candidates with commensurate experience and background as replacement board members.
In evaluating the board retirements and current needs of the board and the company, the nominating and governance committee focused on identifying board candidates that would add gender diversity to the board as well as background and core competencies in the fields of regulated energy delivery, technology and cybersecurity, and public company governance. Potential director nominees were brought to the attention of the nominating and governance committee by board members, management, organizations, and database searches.
In 2018, the nominating and governance committee identified a need for additional expertise in the operation of electric and natural gas utilities and natural gas transmission pipelines. At December 31, 2018, approximately 66% of our capital was invested in these business segments which generated approximately 28% of our 2018 revenues. After serving in several positions during his 32-year career with Xcel Energy, including chief financial officer, and most recently as senior vice president, revenue group, and chief executive officer of its subsidiary, Northern States Power-Minnesota, David M. Sparby brings a vast amount of experience related to the electric and natural gas distribution and pipeline industries. Mr. Sparby was appointed to the board of directors on August 16, 2018.
With the anticipated retirement of Harry J. Pearce, the nominating and governance committee identified a director nominee with extensive risk management and public company governance experience. Prior to his retirement in 2017, Edward A. Ryan served as executive vice president and general counsel for Marriott International, Inc. where his responsibilities included chair of the company’s legal and ethical steering and enterprise crisis management committees. Mr. Ryan was appointed to the board of directors on November 15, 2018.
With the anticipated retirement of William E. McCracken, the nominating and governance committee identified a director nominee that would bring diversity as well as technology and cybersecurity expertise to the board. Chenxi Wang has held positions with various organizations related to technology and security software and is a frequent speaker on issues of technology and cybersecurity. She is currently the founder and general partner of Rain Capital Fund, L.P., an early stage venture capital firm focused on cybersecurity innovation and artificial intelligence for its clients and the promotion of women entrepreneurs. Ms. Wang also provides gender, ethnic, age, and geographic diversity to the board.
By tenure, if the nominees are elected, the board will comprise of three directors who have served from 0-4 years, two directors who have served from 5-10 years, and five directors who have served over 11 years. This mix provides a balance of experience and institutional knowledge with fresh perspectives.

16 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
Director Independence
The board of directors has adopted guidelines on director independence that are included in our corporate governance guidelines. Our guidelines require that a substantial majority of the board consists of independent directors. In general, the guidelines require that an independent director must have no material relationship with the company directly or indirectly, except as a director. The board determines independence on the basis of the standards specified by the New York Stock Exchange (NYSE), the additional standards referenced in our corporate governance guidelines, and other facts and circumstances the board considers relevant. Based on its review, the board has determined that all directors and director nominees, except for our chief executive officer Mr. Goodin, have no material relationship with us and are independent.
In determining director independence, the board of directors reviewed and considered information about any transactions, relationships, and arrangements between the non-employee directors and director nominees and their immediate family members and affiliated entities on the one hand, and the company and its affiliates on the other, and in particular the following transactions, relationships, and arrangements:

•
Charitable contributions by the MDU Resources Foundation (Foundation) to nonprofit organizations where a director, a director nominee, or their spouse, serves or has served as a director, chair, or vice chair of the board of trustees, trustee or member of the organization or related entity: Charitable contributions by the Foundation to four nonprofit organizations that collectively amounted to $27,500 in 2018. None of the contributions made to any of the nonprofit entities exceeded the greater of $1 million or 2% of the relevant entity’s consolidated gross revenues.

•
Business relationships with entities with which a director or director nominee is affiliated: Mr. Wilson is a member of the board of directors of HDR, Inc., an architectural, engineering, environmental, and consulting firm. The company paid HDR, Inc. or its affiliates approximately $1 million in 2018 directly or through a third party for services which were provided in the ordinary course of business and on substantially the same terms prevailing for comparable services from other consulting firms. Mr. Wilson had no role in securing or promoting the HDR, Inc. services.

The board has also determined that all members of the audit, compensation, and nominating and governance committees of the board are independent in accordance with our guidelines and applicable NYSE and Securities Exchange Act of 1934 rules.
Stockholder Engagement
The company has an active stockholder outreach program. We believe in providing transparent and timely information to our investors. Each year we routinely engage directly or indirectly with our stockholders, including our top institutional stockholders. During 2018, the company held meetings, conference calls, and webcasts with a diverse mix of stockholders. Throughout the year, we held meetings or telephone conferences with eleven of the institutional investors included in our year-end top 30 stockholders. In our meetings or conferences, we discussed a variety of topics including longer-term company strategy and our capital expenditure forecast; shorter-term operational and financial updates; environmental, social, and corporate governance; and previously announced strategic initiatives. The company also held telephone conferences with a proxy advisory firm to discuss corporate governance, executive compensation practices, and other topics.
Board Leadership Structure
The board separated the positions of chair of the board and chief executive officer in 2006, and our bylaws and corporate governance guidelines currently require that our chair be independent. The board believes this structure provides balance and is currently in the best interest of the company and its stockholders. Separating these positions allows the chief executive officer to focus on the full-time job of running our business, while allowing the chair of the board to lead the board in its fundamental role of providing advice to and independent oversight of management. The chair meets regularly between board meetings with the chief executive officer and consults with the chief executive officer regarding the board meeting agendas, the quality and flow of information provided to the board, and the effectiveness of the board meeting process. The board believes this split structure recognizes the time, effort, and energy the chief executive officer is required to devote to the position in the current business environment, as well as the commitment required to serve as the chair, particularly as the board’s oversight responsibilities continue to grow and demand more time and attention. The fundamental role of the board of directors is to provide oversight of the management of the company in good faith and in the best interests of the company and its stockholders. Having an independent chair is a means to ensure the chief executive officer is accountable for managing the company in close alignment with the interests of stockholders, including with respect to risk management as discussed below. An independent chair is in a position to encourage frank and lively discussions, including during regularly scheduled executive sessions consisting of only

MDU Resources Group, Inc. Proxy Statement 17

Proxy Statement

independent directors, and to assure that the company has adequately assessed all appropriate business risks before adopting its final business plans and strategies. The board believes that having separate positions and having an independent outside director serve as chair is the appropriate leadership structure for the company at this time and demonstrates our commitment to good corporate governance. With the retirement of Mr. Pearce at the annual meeting, the board will elect a new independent chair at its May board meeting.
Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, operational risks, environmental and regulatory risks, the impact of competition, climate and weather conditions, limitations on our ability to pay dividends, pension plan obligations, cyberattacks or acts of terrorism, and third party liabilities. Management is responsible for identifying material risks, implementing appropriate risk management strategies, and providing information regarding material risks and risk management to the board. The board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate for identifying, assessing, and managing risk.
The board believes establishing the right “tone at the top” and full and open communication between management and the board of directors are essential for effective risk management and oversight. Our chair meets regularly with our chief executive officer to discuss strategy and risks facing the company. Senior management attends the quarterly board meetings and is available to address any questions or concerns raised by the board on risk management-related and any other matters. Each quarter, the board of directors receives presentations from senior management on strategic matters involving our operations. Senior management annually presents an assessment to the board of critical enterprise risks that threaten the company’s strategy and business model, including risks inherent in the key assumptions underlying the company’s business strategy for value creation. Periodically, the board receives presentations from external experts on matters of strategic importance to the board. In 2018, the board heard presentations from external experts regarding climate change and its risks and opportunities, oil and natural gas exploration in the Bakken geological formation in North Dakota, and projected natural gas processing and transportation needs in North Dakota. At least annually, the board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the company.
The company has also developed a robust compliance program to promote a culture of compliance, consistent with the right tone at the top, to mitigate risk. The program includes training and adherence to our code of conduct and legal compliance guide. We further mitigate risk through our internal audit and legal departments.
While the board is ultimately responsible for risk oversight at our company, our three standing board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk.

•
The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in a general manner and specifically in the areas of financial reporting, internal controls, cybersecurity, and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses with the board policies with respect to risk assessment and risk management and their adequacy and effectiveness. The audit committee receives regular reports on the company’s compliance program, including reports received through our anonymous reporting hot line. It also receives reports and regularly meets with the company’s external and internal auditors. During each of its quarterly meetings in 2018, the audit committee received presentations from management on cybersecurity and the company’s mitigation of cybersecurity risks. The entire board was present for these presentations. Risk assessment and mitigation reports are regularly provided by management to the audit committee or the full board. This opens the opportunity for discussions about areas where the company may have material risk exposure, steps taken to manage such exposure, and the company’s risk tolerance in relation to company strategy. The audit committee reports regularly to the board of directors on the company’s management of risks in the audit committee’s areas of responsibility.

•	The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

•
The nominating and governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Board Meetings and Committees
During 2018, the board of directors held four regular meetings and two special meetings. Each director attended at least 75% of the combined total meetings of the board and the committees on which the director served during 2018 (held during the period he or she has been a director). Directors are encouraged to attend our annual meeting of stockholders. All directors attended our 2018 Annual Meeting of Stockholders.

18 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

The non-employee directors meet in executive session at each regularly scheduled quarterly board of directors meeting. The chair of the board presides at the executive session of the non-employee directors held in connection with each regularly scheduled quarterly board of directors meeting.
The board has standing audit, compensation, and nominating and governance committees. The table below provides current committee membership.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Thomas Everist		C
Karen B. Fagg		●	C
Mark A. Hellerstein	●
Dennis W. Johnson	C		●
William E. McCracken		●	●
Patricia L. Moss		●	●
Edward A. Ryan	●		●
David M. Sparby	●
John K. Wilson	●
C - Chair
● - Member
Below is a description of each standing committee of the board. The board has affirmatively determined that each of these standing committees consists entirely of independent directors pursuant to rules established by the NYSE, rules promulgated under the Securities and Exchange Commission (SEC), and the director independence standards established by the board. The board has also determined that each member of the audit committee and the compensation committee is independent under the criteria established by the NYSE and the SEC for audit committee and compensation committee members, as applicable.

Nominating and Governance Committee	Met Six Times in 2018
The nominating and governance committee met six times during 2018. The committee members are Karen B. Fagg, chair, Dennis W. Johnson, William E. McCracken, Patricia L. Moss, and Edward A. Ryan.
The nominating and governance committee provides recommendations to the board with respect to:

•	board organization, membership, and function;

•	committee structure and membership;

•	succession planning for our executive management and directors; and

•	our corporate governance guidelines.
The nominating and governance committee assists the board in overseeing the management of risks in the committee’s areas of responsibility.
The committee identifies individuals qualified to become directors and recommends to the board the nominees for director for the next annual meeting of stockholders. The committee also identifies and recommends to the board individuals qualified to become our principal officers and the nominees for membership on each board committee. The committee oversees the evaluation of the board and management.
In identifying nominees for director, the committee consults with board members, management, consultants, and other individuals likely to possess an understanding of our business and knowledge concerning suitable director candidates.
Our corporate governance guidelines include our policy on consideration of director candidates recommended to us. We will consider candidates that our stockholders recommend in the same manner we consider other nominees. Stockholders who wish to recommend a director candidate may submit recommendations, along with the information set forth in the guidelines, to the nominating and governance committee chair in care of the secretary at MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506-5650.

MDU Resources Group, Inc. Proxy Statement 19

Proxy Statement

Stockholders who wish to nominate persons for election to our board at an annual meeting of stockholders must follow the applicable procedures set forth in Section 2.08 or 2.10 of our bylaws. Our bylaws are available on our website. See “Stockholder Proposals, Director Nominations, and Other Items of Business for 2020 Annual Meeting” in the section entitled “Information about the Annual Meeting” for further details.
In evaluating director candidates, the committee, in accordance with our corporate governance guidelines, considers an individual’s:

•	background, character, and experience, including experience relative to our company’s lines of business;

•	skills and experience which complement the skills and experience of current board members;

•	success in the individual’s chosen field of endeavor;

•
skill in the areas of accounting and financial management, banking, business management, human resources, marketing, operations, public affairs, law, technology, risk management, governance, and operations abroad;

•	background in publicly traded companies including service on other public company boards of directors;

•	geographic area of residence;

•	diversity of business and professional experience, skills, gender, and ethnic background, as appropriate in light of the current composition and needs of the board;

•	independence, including any affiliation or relationship with other groups, organizations, or entities; and

•
compliance with applicable law and applicable corporate governance, code of conduct and ethics, conflict of interest, corporate opportunities, confidentiality, stock ownership and trading policies, and other policies and guidelines of the company.

In addition, our bylaws contain requirements that a person must meet to qualify for service as a director.
The nominating and governance committee assesses the effectiveness of this policy annually in connection with the nomination of directors for election at the annual meeting of stockholders. The composition of the current board and the board nominees reflects diversity in business and professional experience, skills, ethnicity, gender, and geography.

Audit Committee	Met Eight Times in 2018

The audit committee is a separately-designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.
The audit committee met eight times during 2018. The audit committee members are Dennis W. Johnson, chair, Mark A. Hellerstein, Edward A. Ryan, David M. Sparby, and John K. Wilson. The board of directors has determined that Messrs. Johnson, Hellerstein, Sparby, and Wilson are “audit committee financial experts” as defined by SEC rules and all audit committee members are financially literate within the meaning of the listing standards of the NYSE. All members also meet the independence standard for audit committee members under our director independence guidelines, the NYSE listing standards, and SEC rules.
The audit committee assists the board of directors in fulfilling its oversight responsibilities to the stockholders and serves as a communication link among the board, management, the independent registered public accounting firm, and the internal auditors. The audit committee:

•	assists the board’s oversight of

◦	the integrity of our financial statements and system of internal controls;

◦	the company’s compliance with legal and regulatory requirements and the code of conduct;

◦	the independent registered public accounting firm’s qualifications and independence;

◦	the performance of our internal audit function and independent registered public accounting firm;

◦	management of risk in the audit committee’s areas of responsibility; and

•	arranges for the preparation of and approves the report that SEC rules require we include in our annual proxy statement. See the section entitled “Audit Committee Report” for further information.

20 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

Compensation Committee	Met Four Times in 2018

During 2018, the compensation committee met four times. The compensation committee consists entirely of independent directors within the meaning of the company’s corporate governance guidelines and the NYSE listing standards and who meet the definitions of non-employee directors for purposes of Rule 16-b under the Exchange Act. Members of the compensation committee are Thomas Everist, chair, Karen B. Fagg, William E. McCracken, and Patricia L. Moss.

The compensation committee assists the board of directors in fulfilling its responsibilities relating to the company’s compensation policy and programs. It has the direct responsibility for determining compensation for our Section 16 officers and for overseeing the company’s management of risk in its areas of responsibility. In addition, the compensation committee reviews and recommends any changes to director compensation policies to the board of directors. The authority and responsibility of the compensation committee is outlined in the compensation committee’s charter.
The compensation committee uses the analysis and recommendations from outside consultants, the chief executive officer, and the human resources department in making its compensation decisions. The chief executive officer, the vice president-human resources, and the general counsel regularly attend compensation committee meetings. The committee meets in executive session as needed. The processes and procedures for consideration and determination of compensation of the Section 16 officers, as well as the role of our executive officers, are discussed in the “Compensation Discussion and Analysis.”
The compensation committee has sole authority to retain compensation consultants, legal counsel, or other advisers to assist in consideration of the compensation of the chief executive officer, the other Section 16 officers, and the board of directors, and the committee is directly responsible for the appointment, compensation, and oversight of the work of such advisers. The compensation committee’s practice has been to retain a compensation consultant every other year to conduct a competitive analysis on executive compensation. The competitive analysis is conducted internally by the human resources department in the other years. In 2018, the compensation committee retained a compensation consultant, Meridian Compensation Partners, LLC, to conduct a competitive analysis on executive compensation for 2019. Prior to retaining an adviser, the compensation committee considers all factors relevant to ensure the adviser’s independence from management. Annually the compensation committee conducts a potential conflicts of interest assessment raised by the work of any compensation consultant and how such conflicts, if any, should be addressed. The compensation committee requested and received information from Meridian Compensation Partners, LLC to assist in its potential conflicts of interest assessment. Based on its review and analysis, the compensation committee determined in 2018 that Meridian Compensation Partners, LLC was independent from management.
The board of directors determines compensation for our non-employee directors based upon recommendations from the compensation committee. The compensation committee’s practice has been to retain a compensation consultant every other year to conduct a competitive analysis on director compensation. In 2018, the analysis of non-employee director compensation was performed by the human resources department. Meridian Compensation Partners, LLC will conduct the analysis in 2019.
Compensation Policies and Practices as They Relate to Risk Management
The human resources department has conducted an assessment of the risks arising from our compensation policies and practices for all employees and concluded that none of these risks is reasonably likely to have a material adverse effect on the company. Based on the human resources department’s assessment and taking into account information received from the risk identification process, senior management and our management policy committee concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the company. After review and discussion with senior management, the compensation committee concurred with this assessment.
As part of its assessment of the risks arising from our compensation policies and practices, the human resources department identified the principal areas of risk faced by the company that may be affected by our compensation policies and practices, including any risks resulting from our operating businesses’ compensation policies and practices. In assessing the risks arising from our compensation policies and practices, the human resources department identified the following practices designed to prevent excessive risk taking:

•	Business management and governance practices:

◦	risk management is a specific performance competency included in the annual performance assessment of Section 16 officers;

◦	board oversight on capital expenditure and operating plans promotes careful consideration of financial assumptions;

MDU Resources Group, Inc. Proxy Statement 21

Proxy Statement

◦	limitation on business acquisitions without board approval;

◦	employee integrity training programs and anonymous reporting systems;

◦	quarterly risk assessment reports at audit committee meetings; and

◦
prohibitions on holding company stock in an account that is subject to a margin call, pledging company stock as collateral for a loan, and hedging of company stock by Section 16 officers and directors.

•	Executive compensation practices:

◦
active compensation committee review of executive compensation, including portions of executive compensation based upon the company’s total stockholder return in relation to that of the company’s peer group;

◦	the initial determination of a position’s salary grade to be at or near the 50th percentile of base salaries paid to similar positions at peer group companies and/or relevant industry companies;

◦	consideration of peer group and/or relevant industry practices to establish appropriate compensation target amounts;

◦	a balanced compensation mix of fixed salary and annual and long-term incentives tied primarily to the company’s financial and stock performance;

◦	use of interpolation for annual and long-term incentive awards to avoid payout cliffs;

◦	negative discretion to adjust any annual incentive award payment downward;

◦	use of caps on annual incentive awards (maximum of 200% for regulated segments and 240% for construction materials and services segments) and long-term incentive stock grant awards (200% of target);

◦	ability to clawback incentive payments in the event of a financial restatement;

◦	use of performance shares and restricted stock units, rather than stock options or stock appreciation rights, as an equity component of incentive compensation;

◦
use of performance shares for long-term incentive awards with relative total stockholder return, earnings before interest, taxes, depreciation, and amortization (EBITDA) growth, and earnings growth performance components;

◦	use of three-year performance periods for long-term incentive awards to discourage short-term risk-taking;

◦	substantive annual incentive goals measured primarily by earnings, EBITDA, and earnings per share criteria, which encourage balanced performance and are important to stockholders;

◦	use of financial performance metrics that are readily monitored and reviewed;

◦	regular review of the appropriateness of the companies in the peer group;

◦	stock ownership requirements for the board and for executives receiving long-term incentive awards;

◦	mandatory holding periods for 50% of any net after-tax shares earned under long-term incentive awards; and

◦	use of independent consultants to assist in establishing pay targets and compensation structure at least biennially.
Stockholder Communications with the Board
Stockholders and other interested parties who wish to contact the board of directors or any individual director, including our non-employee chair or non-employee directors as a group, should address a communication in care of the secretary at MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506-5650. The secretary will forward all communications.

22 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

Additional Governance Features
Board and Committee Evaluations
Our corporate governance guidelines provide that the board of directors, in coordination with the nominating and governance committee, will annually review and evaluate the performance and functioning of the board and its committees. The self-evaluations are intended to facilitate a candid assessment and discussion by the board and each committee of its effectiveness as a group in fulfilling its responsibilities, its performance as measured against the corporate governance guidelines, and areas for improvement. The board and committee members are provided with a questionnaire to facilitate discussion. The results of the evaluations are reviewed and discussed in executive sessions of the committees and the board of directors.
Director Resignation Upon Change of Job Responsibility
Our corporate governance guidelines require a director to tender his or her resignation after a material change in job responsibility. In 2018, no directors or director nominees submitted resignations under this requirement.
Majority Voting in Uncontested Director Elections
Our corporate governance guidelines require that in uncontested elections (those where the number of nominees does not exceed the number of directors to be elected), director nominees must receive the affirmative vote of a majority of the votes cast to be elected to our board of directors. Contested director elections (those where the number of director nominees exceeds the number of directors to be elected) are governed by a plurality of the vote of shares present in person or represented by proxy at the meeting.
The board has adopted a director resignation policy for incumbent directors in uncontested elections. Any proposed nominee for re-election as a director shall, before he or she is nominated to serve on the board, tender to the board his or her irrevocable resignation that will be effective, in an uncontested election of directors only, upon (i) such nominee’s receipt of a greater number of votes “against” election than votes “for” election at our annual meeting of stockholders; and (ii) acceptance of such resignation by the board of directors.
Director Overboarding Policy
Our bylaws and corporate governance guidelines state that a director may not serve on more than three public company boards, including the company’s board. Currently, all of our directors are in compliance of this policy.
Board Refreshment
The company regularly evaluates the need for board refreshment. The nominating and governance committee and the board are focused on identifying individuals whose skills and experiences will enable them to make meaningful contributions to shaping the company’s business strategy. As part of its consideration of director succession, the nominating and governance committee from time to time reviews, including when considering potential candidates, the appropriate skills and characteristics required of board members. The board believes it is important to consider diversity of skills, expertise, race, ethnicity, gender, age, education, geography, cultural background, and professional experiences in evaluating board candidates for expected contributions to an effective board. Independent directors may not serve on the board beyond the next annual meeting of stockholders after attaining the age of 76. We believe the mandatory retirement age allows us to benefit from experienced directors, with industry expertise, company institutional knowledge and historical perspective, stability, and comfort with challenging company management, while maintaining our ability to refresh the board through the addition of new members. In connection with our mandatory retirement for directors, Harry J. Pearce and William E. McCracken will retire as directors at the completion of their current term following the 2019 annual meeting.
Prohibitions on Hedging/Pledging Company Stock
The director compensation policy prohibits directors from hedging their ownership of common stock, pledging company stock as collateral for a loan, or holding company stock in an account that is subject to a margin call.
Code of Conduct
We have a code of conduct and ethics, which we refer to as the Leading With Integrity Guide. It applies to all directors, officers, and employees.
We intend to satisfy our disclosure obligations regarding amendments to, or waivers of, any provision of the code of conduct that applies to our principal executive officer, principal financial officer, and principal accounting officer and that relates to any element of the code of ethics definition in Regulation S-K, Item 406(b), and waivers of the code of conduct for our directors or executive officers, as required by NYSE listing standards, by posting such information on our website.

MDU Resources Group, Inc. Proxy Statement 23

Proxy Statement

Proxy Access
In February 2018, the board of directors amended our bylaws to implement proxy access with the following parameters:

Ownership Threshold:	3% of outstanding shares of our common stock
Nominating Group Size:	Up to 20 stockholders may combine to reach the 3% ownership threshold
Holding Period:	Continuously for three years
Number of Nominees:	The greater of two nominees or 20% of our board
We believe these proxy access parameters reflect a well designed and balanced approach to proxy access that mitigates the risk of abuse and protects the interests of all of our stockholders. Stockholders who wish to nominate directors for inclusion in our Proxy Statement in accordance with proxy access must follow the procedures in Section 2.10 of our bylaws. See “Stockholder Proposals, Director Nominations, and Other Items of Business for 2020 Annual Meeting.”
Corporate Governance Materials
Stockholders can see our bylaws, corporate governance guidelines, board committee charters, and Leading With Integrity Guide on our website.

Corporate Governance Materials		Website
•	Bylaws	http://www.mdu.com/governance
•	Corporate Governance Guidelines	http://www.mdu.com/governance
•	Board Committee Charters for the Audit, Compensation, and Nominating and Governance Committees	http://www.mdu.com/governance
•	Leading With Integrity Guide	http://www.mdu.com/commitmenttointegrity
Related Person Transaction Disclosure
The board of directors’ policy for the review of related person transactions is contained in our corporate governance guidelines. The policy requires the audit committee to review any transaction, arrangement or relationship, or series thereof:

•	in which the company was or will be a participant;

•	the amount involved exceeds $120,000; and

•	a related person had or will have a direct or indirect material interest.
The purpose of this review is to determine whether this transaction is in the best interests of the company.
Related persons are directors, director nominees, executive officers, holders of 5% or more of our voting stock, and their immediate family members. Related persons are required promptly to report to our general counsel all proposed or existing related person transactions in which they are involved.
If our general counsel determines that the transaction is required to be disclosed under the SEC rules, the general counsel furnishes the information to the chair of the audit committee. After its review, the committee makes a determination or a recommendation to the board and officers of the company with respect to the related person transaction. Upon receipt of the committee’s recommendation, the board of directors or officers, as the case may be, take such action as they deem appropriate in light of their responsibilities under applicable laws and regulations.
We had no related person transactions in 2018.

24 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Director Compensation for 2018
MDU Resources’ non-employee directors are compensated for their service according to the MDU Resources Group Inc. Director Compensation Policy. Only one company employee, David L. Goodin, the company’s president and chief executive officer, serves as a director. Mr. Goodin receives no additional compensation for his service on the board. Director compensation is reviewed annually by the compensation committee with analysis provided by an independent consultant in odd numbered years and analysis prepared by the company’s human resources department in even numbered years. The company’s human resources department provided the director compensation analysis for 2018. The analysis included research on market trends in director compensation as well as a review of director compensation practices of our peer group companies. Based on the analysis, the compensation committee recommended and the board concurred that no changes would be made to board member compensation for 2018. The following table outlines the compensation paid to our non-employee directors for 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	All Other Compensation ($)[2]	Total ($)
Thomas Everist	80,000	110,000	83	190,083
Karen B. Fagg	80,000	110,000	583	190,583
Mark A. Hellerstein	70,000	110,000	83	180,083
A. Bart Holaday	29,167	45,833	35	75,035
Dennis W. Johnson	85,000	110,000	83	195,083
William E. McCracken	70,000	110,000	83	180,083
Patricia L. Moss	70,000	110,000	83	180,083
Harry J. Pearce	160,000	145,000	83	305,083
Edward A. Ryan	11,667	18,333	7	30,007
David M. Sparby	29,167	45,833	28	75,028
John K. Wilson	70,000	110,000	83	180,083

[1]
Directors receive an annual payment of $110,000 in company common stock, except the non-executive chair who receives $145,000 in company common stock, under the MDU Resources Group, Inc. Non-Employee Director Long-Term Incentive Compensation Plan. Directors serving less than a full year receive a prorated stock payment based on the number of months served. All stock payments are measured in accordance with Financial Accounting Standards Board (FASB) generally accepted accounting principles for stock-based compensation in FASB Accounting Standards Codification Topic 718. The grant date fair value is based on the purchase price of our common stock on the grant date of November 20, 2018, which was $26.55 per share. The amount paid in cash for fractional shares is included in the amount reported in the stock awards column to this table. As of December 31, 2018, there are no outstanding stock awards or options associated with the Non-Employee Director Long-Term Incentive Compensation Plan.

[2]
Includes group life insurance premiums and charitable donations made on behalf of the director as applicable. Amounts for life insurance premiums reflect prorated amounts for directors serving less than a full year based on the number of months served.

MDU Resources Group, Inc. Proxy Statement 25

Proxy Statement

The following table shows the annual cash and stock retainers payable to our non-employee directors.

Base Cash Retainer	$70,000
Additional Cash Retainers:
Non-Executive Chair	90,000
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Governance Committee Chair	10,000
Annual Stock Grant[1] - Directors (other than Non-Executive Chair)	110,000
Annual Stock Grant[2] - Non-Executive Chair	145,000

[1]	The annual stock grant is a grant of shares of company common stock equal in value to $110,000.
[2]	The annual stock grant is a grant of shares of company common stock equal in value to $145,000.
There are no meeting fees paid to directors.
Other Compensation
In addition to liability insurance, we maintain group life insurance in the amount of $100,000 on each non-employee director for the benefit of their beneficiaries during the time they serve on the board. The annual cost per director is $82.80. Directors who contribute to the company’s Good Government Fund may designate up to two charities to receive a matching donation from the MDU Resources Foundation based on their contributions to the fund. Directors are reimbursed for all reasonable travel expenses, including spousal expenses in connection with attendance at meetings of the board and its committees. Perquisites, if any, were below the disclosure threshold in 2018.
Deferral of Compensation
Directors may defer all or any portion of the annual cash retainer and any other cash compensation paid for service as a director pursuant to the Deferred Compensation Plan for Directors. Deferred amounts are held as phantom stock with dividend accruals and are paid out in cash over a five-year period after the director leaves the board.
Post-Retirement
Our post-retirement income plan for directors was terminated in May 2001 for current and future directors. The net present value of each director’s benefit was calculated and converted into phantom stock. Payment is deferred pursuant to the Deferred Compensation Plan for Directors and will be made in cash over a five-year period after the director’s retirement from the board.
Stock Ownership Policy
Our director stock ownership policy contained in our corporate governance guidelines requires each director to own our common stock equal in value to five times the director’s annual cash base retainer. Shares acquired through purchases on the open market and received through our Non-Employee Director Long-Term Incentive Plan are considered in ownership calculations as is ownership of our common stock by a spouse. A director is allowed five years commencing January 1 of the year following the year of the director’s initial election to the board to meet the requirements. The level of common stock ownership is monitored with an annual report made to the compensation committee of the board. All directors are in compliance with the stock ownership policy or are within the first five years of their election to the board. For further details on our director’s stock ownership, see the section entitled “Security Ownership.”

26 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

SECURITY OWNERSHIP
Security Ownership Table
The table below sets forth the number of shares of our common stock that each director and each nominee for director, each current named executive officer, and all directors and executive officers as a group owned beneficially as of February 28, 2019. Unless otherwise indicated, each person has sole investment and voting power (or share such power with his or her spouse) of the shares noted.

Name[1]	Shares of Common Stock Beneficially Owned		Percent of Class

David C. Barney	44,313	[2,3]	*
Thomas Everist	861,692		*
Karen B. Fagg	73,314		*
David L. Goodin	264,925	[2]	*
Mark A. Hellerstein	24,000		*
Dennis W. Johnson	92,352	[4]	*
Nicole A. Kivisto	59,635	[2,5]	*
William E. McCracken	24,000		*
Patricia L. Moss	76,328		*
Harry J. Pearce	246,740		*
Edward A. Ryan	10,690		*
David M. Sparby	1,726		*
Jeffrey S. Thiede	43,540	[2]	*
Jason L. Vollmer	11,374	[2]	*
Chenxi Wang	—		*
John K. Wilson	129,601		*
All directors and executive officers as a group (20 in number)	2,069,126	[2,6]	1.05%

*			Less than one percent of the class. Percent of class is calculated based on 196,338,488 outstanding shares as of February 28, 2019.
[1]			The table includes the ownership of all current directors, director nominees, current named executive officers, and other executive officers of the company without naming them.
[2]			Includes full shares allocated to the officer’s account in our 401(k) retirement plan.
[3]			The total includes 687 shares owned by Mr. Barney’s spouse.
[4]			Mr. Johnson disclaims all beneficial ownership of the 163 shares owned by his spouse.
[5]			The total includes 531 shares owned by Ms. Kivisto’s spouse.
[6]			Includes shares owned by a director’s or executive’s spouse regardless of whether the director or executive claims beneficial ownership.
Hedging Policy
The company’s Director Compensation Policy and its Executive Compensation Policy prohibit our directors and executives from hedging their ownership of company stock. The Director Compensation Policy applies to all directors who are not full-time employees of the company. The Executive Compensation Policy applies to the executives of the company designated as an officer for purposes of Section 16 of the Securities Exchange Act of 1934 as well as all other executives of the company and its subsidiaries who participate in its Long-Term Performance-Based Incentive Plan and its Executive Incentive Compensation Plan. Under the policies, directors and executives are prohibited from engaging in transactions that allow them to own stock technically but without the full benefits and risks of such ownership, including, but not limited to, zero-cost collars, equity swaps, straddles, prepaid variable forward contracts, security futures contracts, exchange funds, forward sale contracts, and other financial transactions that allow the director or executive to benefit from the devaluation of the company’s stock.

MDU Resources Group, Inc. Proxy Statement 27

Proxy Statement

The company policies also prohibit directors, executives, and related persons from holding company stock in a margin account, with certain exceptions, or pledging company securities as collateral for a loan. Company common stock may be held in a margin brokerage account only if the stock is explicitly excluded from any margin, pledge, or security provisions of the customer agreement. Company common stock may be held in a cash account, which is a brokerage account that does not allow any extension of credit on securities. “Related person” means an executive officer’s or director’s spouse, minor child, and any person (other than a tenant or domestic employee) sharing the household of a director or executive officer, as well as any entities over which a director or executive officer exercises control.
Greater Than 5% Beneficial Owners
Based solely on filings with the SEC, the table below shows information regarding the beneficial ownership of more than five percent of the outstanding shares of our common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Common Stock	The Vanguard Group	21,436,898	[1]	10.93%
	100 Vanguard Blvd.
	Malvern, PA 19355

Common Stock	BlackRock, Inc.	18,376,417	[2]	9.40%
	55 East 52nd Street
	New York, NY 10055

Common Stock	State Street Corporation	12,377,612	[3]	6.30%
	State Street Financial Center
	One Lincoln Street
	Boston, MA 02111

[1]
Based solely on the Schedule 13G, Amendment No. 7, filed on February 11, 2019, The Vanguard Group reported sole dispositive power with respect to 21,336,371 shares, shared dispositive power with respect to 100,527 shares, sole voting power with respect to 94,745 shares, and shared voting power with respect to 22,519 shares. These shares include 74,426 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts, and 42,838 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of Australian investment offerings.

[2]
Based solely on the Schedule 13G, Amendment No. 9, filed on February 6, 2019, BlackRock, Inc. reported sole voting power with respect to 17,339,702 shares and sole dispositive power with respect to 18,376,417 shares as the parent holding company or control person of BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Asset Management North Asia Limited, and BlackRock Fund Managers Ltd.

[3]
Based solely on the Schedule 13G, filed on February 14, 2019, State Street Corporation reported shared voting and dispositive power with respect to 12,377,612 shares as the parent holding company or control person of SSGA Funds Management, Inc., State Street Global Advisors Limited (UK), State Street Global Advisors LTD (Canada), State Street Global Advisors, Australia Limited, State Street Global Advisors Asia LTD, State Street Global Advisors Singapore LTD, State Street Global Advisors GmbH, State Street Global Advisors Ireland Limited, and State Street Global Advisors Trust Company.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16 of the Securities Exchange Act of 1934, as amended, requires officers, directors, and holders of more than 10% of our common stock to file reports of their trading in our equity securities with the SEC. Based solely on a review of Forms 3, 4, and 5, and any amendments to these forms furnished to us during and with respect to 2018, or written representations that no Forms 5 were required, we believe that all such reports were timely filed.

MDU Resources Group, Inc. Proxy Statement 28

Proxy Statement

EXECUTIVE COMPENSATION
ITEM 2. ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(a), we are asking our stockholders to approve, in an advisory vote, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. As discussed in the Compensation Discussion and Analysis, the compensation committee and board of directors believe that the current executive compensation program directly links compensation of the named executive officers to our financial performance and aligns the interests of the named executive officers with those of our stockholders. The compensation committee and board of directors also believe that the executive compensation program provides the named executive officers with a balanced compensation package that includes an appropriate base salary along with competitive annual and long-term incentive compensation targets. These incentive programs are designed to reward the named executive officers on both an annual and long-term basis if they attain specified goals.
Our overall compensation program and philosophy for 2018 was built on a foundation of these guiding principles:

•	we pay for performance, with over 60% of our 2018 total target direct compensation for the named executive officers in the form of performance-based incentive compensation;

•	we review competitive compensation data for the named executive officers, to the extent available, and incorporate internal equity in the final determination of target compensation levels;

•
we align executive compensation and performance by using annual performance incentives based on criteria that are important to stockholder value, including earnings, earnings per share, and earnings before interest, taxes, depreciation, and amortization (EBITDA); and

•
we align executive compensation and performance by using long-term performance incentives based on total stockholder return relative to our peer group and financial measures important to company growth.

We are asking our stockholders to indicate their approval of our named executive officer compensation as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables, and narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers for 2018. Accordingly, the following resolution is submitted for stockholder vote at the 2019 annual meeting:
“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion of this Proxy Statement, is hereby approved.”
As this is an advisory vote, the results will not be binding on the company, the board of directors, or the compensation committee and will not require us to take any action. The final decision on the compensation of the named executive officers remains with the compensation committee and the board of directors, although the board and compensation committee will consider the outcome of this vote when making future compensation decisions. We intend to hold this advisory vote every year until at least the next stockholder advisory vote on the frequency of this vote.

The board of directors recommends a vote “for” the approval, on a non-binding advisory basis, of the compensation of the company’s named executive officers, as disclosed in this Proxy Statement.
Approval of the compensation of the named executive officers requires the affirmative vote of a majority of the common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will count as votes against this proposal. Broker non-vote shares are not entitled to vote on this proposal and, therefore, are not counted in the vote.

MDU Resources Group, Inc. Proxy Statement 29

Proxy Statement

INFORMATION CONCERNING EXECUTIVE OFFICERS
Information concerning the executive officers, including their ages as of December 31, 2018, present corporate positions, and business experience during the past five years, is as follows:

Name	Age	Present Corporate Position and Business Experience
David L. Goodin	57
Mr. Goodin was elected president and chief executive officer of the company and a director effective January 4, 2013. For more information about Mr. Goodin, see the section entitled “Item 1. Election of Directors.”

David C. Barney	63	Mr. Barney was elected president and chief executive officer of Knife River Corporation effective April 30, 2013, and president effective January 1, 2012.
Trevor J. Hastings	45
Mr. Hastings was elected president and chief executive officer of WBI Holdings, Inc. effective October 16, 2017. Prior to that, he was vice president-business development and operations support of Knife River Corporation effective January 11, 2012.

Anne M. Jones	55
Ms. Jones was elected vice president-human resources effective January 1, 2016. Prior to that, she was vice president-human resources, customer service, and safety at Montana-Dakota Utilities Co., Great Plains Natural Gas Co., Cascade Natural Gas Corporation, and Intermountain Gas Company effective July 1, 2013, and director of human resources for Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. effective June 2008.

Nicole A. Kivisto	45
Ms. Kivisto was elected president and chief executive officer of Montana-Dakota Utilities Co., Cascade Natural Gas Corporation, and Intermountain Gas Company effective January 9, 2015. Prior to that, she was vice president of operations for Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. effective January 3, 2014, and vice president, controller and chief accounting officer for the company effective February 17, 2010.

Daniel S. Kuntz	65
Mr. Kuntz was elected vice president, general counsel and secretary effective January 1, 2017. Prior to that, he was general counsel and secretary effective January 9, 2016, associate general counsel effective April 1, 2007, and assistant secretary effective August 17, 2007.

Margaret (Peggy) A. Link	52
Ms. Link was elected vice president and chief information officer effective December 1, 2017. Prior to that, she was chief information officer effective January 1, 2016, assistant vice president-technology and cybersecurity officer effective January 1, 2015, and director shared IT services effective June 2, 2009.

Jeffrey S. Thiede	56	Mr. Thiede was elected president and chief executive officer of MDU Construction Services Group, Inc. effective April 30, 2013, and president effective January 1, 2012.
Jason L. Vollmer	41
Mr. Vollmer was elected vice president, chief financial officer and treasurer effective September 30, 2017. Prior to that, he was vice president, chief accounting officer and treasurer effective March 19, 2016, treasurer and director of cash and risk management effective November 29, 2014, manager of treasury services and risk management effective June 30, 2014, and manager of treasury services, cash and risk management effective April 11, 2011.

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COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis describes how our named executive officers were compensated for 2018 and how their 2018 compensation aligns with our pay for performance philosophy. It also describes the oversight of the compensation committee and the rationale and processes used to determine the 2018 compensation of our named executive officers including the objectives and specific elements of our compensation program.
The Compensation Discussion and Analysis may contain statements regarding corporate performance targets and goals. The targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Our Named Executive Officers for 2018 were:

David L. Goodin	President and Chief Executive Officer (CEO)
Jason L. Vollmer	Vice President, Chief Financial Officer (CFO) and Treasurer
David C. Barney	President and Chief Executive Officer - Construction Materials and Contracting Segment
Jeffrey S. Thiede	President and Chief Executive Officer - Construction Services Segment
Nicole A. Kivisto	President and Chief Executive Officer - Electric and Natural Gas Distribution Segments
Executive Summary
Pay for Performance
To ensure management’s interests are aligned with those of our stockholders and the performance of the company, the majority of the CEO’s and the other named executive officers’ target compensation is dependent on the achievement of company performance targets. The charts below show the target pay mix for the CEO and average target pay mix of the other named executive officers, including base salary and the annual and long-term incentives.

*Includes time-vesting restricted stock units for certain named executive officers.
Annual Base Salary
We provide our executive officers with base salary at a sufficient level to attract, recruit, and retain executives with the knowledge, skills, and abilities necessary to successfully execute their job responsibilities. Consistent with our compensation philosophy of linking pay to performance, our executives receive a relatively smaller percentage of their overall target compensation in the form of base salary. In establishing base salaries, the compensation committee considers each executive’s individual performance, the scope and complexities of their responsibilities, internal equity, and whether the base salary is competitive as measured against the base salaries of similarly situated executives in our peer group and market compensation data.

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Annual Cash Incentive Awards
Annual cash incentive awards for our executive officers are linked to performance by rewarding achievement of financial goals and ensuring our executive officers are focused and accountable for our growth and profitability. The design of the annual cash incentive award opportunities for 2018 was the same as the design used in 2017. Each executive is assigned a target annual incentive award based on a percentage of the executive’s base salary. The actual annual cash incentive realized is determined by multiplying the target award by the payout percentage associated with achievement of the executive’s performance measures.
The compensation committee selected specific business segment financial performance measures for the business segment executives which represented 80% of their annual award opportunity. The other 20% of the business segment executives’ annual award opportunity was based on the achievement of overall company earnings per share (EPS). These measures incentivize our business segment executives to focus on the success and performance of their business segment while keeping the overall success of the company in mind.
The annual cash incentive award for corporate executives (including our CEO and CFO) is based on the achievement of the performance measures for each business segment executive and weighted by each business segment’s invested capital relative to the company’s total invested capital. The corporate executives’ target awards are multiplied by the sum of the weighted achievement percentage for each business segment executive to derive the corporate executives’ realized annual awards. This incentivizes the corporate executives to assist the business segments in their success while still emphasizing overall company performance. See the “Annual Incentives” section within this Compensation Discussion and Analysis for further details on our company’s annual cash incentive program.
The following chart shows the percentage payout of the annual incentive target realized by our CEO with a comparison to earnings per share from continuing operations for the last five years. The chart demonstrates the alignment between our financial performance and realized annual cash incentive compensation.

* MDU Resources Group, Inc. reported 2017 earnings from continuing operations of $1.45 per share which included a non-recurring benefit of 20 cents per share attributable to the federal Tax Cuts and Jobs Act that was signed into law on December 22, 2017.

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Long-Term Equity-Based Incentive Awards
Our compensation committee and the board approve grants of long-term incentives to our executives in the form of performance shares which vest into company stock plus dividend equivalents at the end of a three-year performance cycle upon achievement of established performance measures. The following chart depicts the actual vesting percentage for the last five performance cycles and demonstrates the alignment between total stockholder return (TSR) and realized long-term incentive compensation by our executives.
In their February 2018 meeting, the compensation committee and the board approved off-cycle awards to Messrs. Barney and Thiede of time-vesting restricted stock units which will vest on December 31, 2020, if the executives remain employed through the vesting date. The compensation committee believed the restricted stock unit awards incentivize Messrs. Barney and Thiede to continue their employment for the next three years and grow their respective business segments during that time.
See the “Long-Term Incentives” section within this Compensation Discussion and Analysis for further details on the company’s long-term incentive program.
With the majority of our executive officer’s compensation dependent on the achievement of performance measures set by the compensation committee, we believe there is substantial alignment between executive pay and the company’s performance.
Stockholder Advisory Vote (“Say on Pay”)
At our 2018 Annual Meeting of Stockholders, 95.9% of the votes cast on the “Say on Pay” proposal approved the compensation of our named executive officers. The compensation committee viewed the 2018 vote as an expression of the stockholders general satisfaction with the company’s executive compensation programs. The compensation committee reviewed and considered the 2018 vote on “Say on Pay” in setting compensation for 2019 by continuing to link performance-based annual and long-term incentives to company financial performance and stockholder value.

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Proxy Statement

Compensation Practices
Our practices and policies ensure alignment between the interests of our stockholders and our executives as well as effective compensation governance.

What We Do

☑	Pay for Performance - Annual and long-term award incentives tied to performance measures set by the compensation committee comprise the largest portion of executive compensation.
☑
Independent Compensation Committee - All members of the compensation committee meet the independence standards under the New York Stock Exchange listing standards and the Securities and Exchange Commission rules.

☑	Independent Compensation Consultant - The compensation committee retains an independent compensation consultant to evaluate executive compensation plans and practices.
☑
Competitive Compensation - Executive compensation reflects executive performance, experience, relative value compared to other positions within the company, relationship to competitive market value compensation, business segment economic environment, and the actual performance of the overall company and the business segments.

☑	Annual Cash Incentive - Payment of annual cash incentive awards are based on business segment and overall company performance against pre-established financial measures.
☑
Long-Term Equity Incentive - The long-term performance-based equity incentive in the form of performance shares represents approximately 56% of our CEO’s and approximately 37% of our other named executive officers’ 2018 target compensation, which may only be earned based on achievement of established performance measures at the end of a three-year period.

☑	Annual Compensation Risk Analysis - We regularly analyze the risks related to our compensation programs and conduct an annual broad risk assessment.
☑
Stock Ownership and Retention Requirements - Executive officers are required to own, within five years of appointment or promotion, company common stock equal to a multiple of their base salary. The executive officers also must retain at least 50% of the net after-tax shares of stock vested through the long-term incentive plan for at least two years or until termination of employment.

☑
Clawback Policy - If the company’s audited financial statements are restated, the compensation committee may, or shall if required, demand repayment of some or all incentives paid to our executive officers within the last three years.

What We Do Not Do

☒	Stock Options - The company does not use stock options as a form of incentive compensation.
☒	Employment Agreements - Executives do not have employment agreements entitling them to specific payments upon termination or a change of control of the company.
☒	Perquisites - Executives do not receive perquisites that materially differ from those available to employees in general.
☒	Hedge Stock - Executives and directors are not allowed to hedge company securities.
☒	Pledge Stock - Executives and directors are not allowed to pledge company securities in margin accounts or as collateral for loans.
☒	No Dividends or Dividend Equivalents on Unvested Shares - We do not provide for payment of dividends or dividend equivalents on unvested share awards.
2018 Compensation Framework
Objectives of our Compensation Program
We have a written executive compensation policy for our executive officers, including all the named executive officers. Our policy’s stated objectives are to:

•	recruit, motivate, reward, and retain high performing executive talent required to create superior long-term total stockholder return in comparison to our peer group;

•	reward executives for short-term performance, as well as for growth in enterprise value over the long-term;

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•	provide a competitive compensation package relative to industry-specific and general industry comparisons and internal equity;

•	ensure effective utilization and development of talent by working in concert with other management processes - for example, performance appraisal, succession planning, and management development; and

•	ensure that compensation programs do not encourage or reward excessive or imprudent risk taking.
Compensation Decision Process for 2018
For 2018, the compensation committee made recommendations to the board of directors regarding compensation of all executive officers, and the board of directors then approved the recommendations. The CEO’s role in the process includes the assessment of executive officer performance and recommending base salaries for the executive officers other than himself. The CEO attended all compensation committee meetings but was not present during discussions of his compensation. The compensation committee established and approved base salaries and performance measures for the annual and long-term incentive compensation for 2018. They also certified the achievement of performance measures in 2017 associated with annual and long-term incentive compensation.
At least every two years, the compensation committee hires an independent consulting firm to assess and recommend competitive pay levels, including base salaries and incentive compensation, associated with executive officer positions. Typically the consulting firm conducts its analysis in even numbered years. In odd numbered years, the assessment is performed by the company’s human resources department using a variety of industry specific sources. In August 2017, the company’s human resources department prepared the analysis of and provided recommendations for the 2018 compensation structure.
Components of Compensation
The components of our executive officer’s compensation are selected to drive financial and operational results as well as align the executive officer’s interests with those of our stockholders. The components of our executive compensation include:

Component	Payments	Purpose	How Determined	How it Links to Performance
Base Salary	Assured	Provides sufficient, regularly paid income to recruit and retain executives with the knowledge, skills, and abilities necessary to successfully execute their job responsibilities.	Based on recommendation from the CEO for executives other than himself and analysis of peer company and industry compensation information.	Base salary is a means to attract and retain talented executives capable of driving success and performance.
Annual Cash Incentive	Performance Based At Risk	Provides an opportunity to earn annual incentive compensation to ensure focus on annual financial results and to be competitive from a total renumeration standpoint.	Annual cash incentives are calculated as a percentage of base salary with payout based on the achievement of performance measures established in advance by the compensation committee.	Annual incentive performance measures are tied to the achievement of financial goals aimed to drive the success of the company and the individual business segments.
Performance Shares	Performance Based At Risk	Provides an opportunity to earn long-term compensation to ensure focus on stockholder return and to be competitive from a total renumeration standpoint.
Performance share award opportunities are calculated as a percentage of base salary with vesting based on the company’s achievement of financial measures established by the compensation committee as well as total stockholder return in comparison to the company’s peer group over a three-year performance cycle.
Fosters ownership in company stock and aligns the executive’s interests with those of stockholders in increasing stockholder value.
Restricted Stock Units	Time Vested	Provides an opportunity to earn long-term compensation to promote retention of executive talent, focus on long-term business segment growth, and to be competitive from a total renumeration standpoint.	Restricted stock unit awards are determined by the compensation committee and vest at the end of a three-year period if the executive remains employed by the company.
Fosters ownership in company stock and incentivizes executives to remain employed with the company while aligning the executive’s interests with those of the stockholder in increasing stockholder value.

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Proxy Statement

Allocation of Total Target Compensation for 2018
Total target compensation consists of base salary plus target annual and long-term incentive compensation. Performance-based incentive compensation, which consists of annual cash incentive and three-year performance share award opportunities, comprises the largest portion of our named executive officers’ total target compensation because:

•	our named executive officers are in positions to drive, and therefore bear high levels of responsibility for, our corporate performance;

•	incentive compensation is dependent upon our performance;

•	incentive compensation helps ensure focus on performance measures that are aligned with our overall strategy; and

•	the interests of the named executive officers are aligned with those of stockholders by making a significant portion of their target compensation contingent upon results beneficial to stockholders.
To foster and reward long-term growth, the compensation committee generally allocates a higher percentage of total target compensation to the target long-term incentive than to the target annual incentive for our higher level executives because they are in a better position to influence long-term performance. The long-term incentive awards, if earned by achieving established measures, are paid in company common stock. These awards, combined with our stock retention requirements and our stock ownership policy, promote ownership of our stock by the executive officers. The compensation committee believes the executive officers, as stockholders, will be motivated to deliver results that build value for all stockholders over the long term.
Peer Group
The compensation committee evaluates the company’s compensation plan and its performance relative to a group of peer companies in determining compensation and the vesting of long-term incentive compensation. The companies included in our peer group are evaluated every year and are selected as representatives of the industries in which we operate. The 2018 peer group includes twelve companies in regulated energy delivery businesses, and eight companies in the construction materials or construction services businesses. In determining the 2018 peer group, we removed five companies, namely Avista Corporation, National Fuel Gas Company, IES Holdings, Inc., Quanta Services, Inc., and Sterling Construction Company, Inc., due to size, industry focus, or pending merger. Companies added to the 2018 peer group were Otter Tail Corporation, Portland General Electric Company, Southwest Gas Holdings, Inc., Spire, Inc., MasTec, Inc., and Summit Materials, Inc. due to their industry focus, relative size, and geographic location. The following chart depicts the companies in our 2018 peer group.

2018 Peer Companies
Regulated Energy Delivery	Construction Materials and Services
ALLETE, Inc.	EMCOR Group, Inc.
Alliant Energy Corporation	Granite Construction Incorporated
Atmos Energy Corporation	Martin Marietta Materials, Inc.
Black Hills Corporation	MasTec, Inc.
IDACORP, Inc.	MYR Group, Inc.
Northwest Natural Gas Company	Summit Materials, Inc.
NorthWestern Corporation	U.S. Concrete, Inc.
Otter Tail Corporation	Vulcan Materials Company
Portland General Electric Company
Southwest Gas Holdings, Inc.
Spire Inc.
Vectren Corporation
2018 Compensation for Our Named Executive Officers
2018 Base Salary and Incentive Targets
At its November 2017 meeting, the compensation committee approved 2018 base salaries for the named executive officers. Mr. Goodin was not present during the portion of the meeting where the compensation committee discussed and approved the president and CEO base salary for 2018. At its February 2018 meeting, the compensation committee approved the target annual and long-term incentive opportunities for our named executive officers. In determining base salaries, target cash annual incentives, target long-term incentives, and total direct compensation for our named executive officers, the compensation committee received and considered company and individual

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performance, market and peer data, responsibilities, experience, tenure in position, internal equity, and input and recommendations from the CEO and human resources department. The following information relates to each named executive officer’s base salary, target cash annual incentive, target long-term incentive, and total direct compensation:

David L. Goodin	2018 ($)	Compensation Component as a % of Base Salary
Base Salary	824,460
Target Annual Incentive Opportunity	824,460	100%
Target Long-Term Performance Share Incentive Opportunity	2,061,150	250%
Target Total Potential Direct Compensation	3,710,070
The compensation committee considered information provided in the 2016 and 2017 compensation studies showing Mr. Goodin's base salary, total cash compensation, and long-term incentives were below market levels and increased Mr. Goodin’s base salary by 4% and long-term incentive target from 225% to 250% for 2018. No changes were made to Mr. Goodin’s annual incentive target as a percentage of base salary.

Jason L. Vollmer	2018 ($)	Compensation Component as a % of Base Salary
Base Salary	350,000
Target Annual Incentive Opportunity	227,500	65%
Target Long-Term Performance Share Incentive Opportunity	420,000	120%
Target Total Potential Direct Compensation	997,500
For 2018, Mr. Vollmer's base salary remained at $350,000, which was set when he was promoted to CFO effective September 30, 2017. His annual and long-term incentive targets were set at 65% and 120% of his base salary, respectively.

David C. Barney	2018 ($)	Compensation Component as a % of Base Salary
Base Salary	455,000
Target Annual Incentive Opportunity	341,250	75%
Target Long-Term Performance Share Incentive Opportunity	546,000	120%
Target Restricted Stock Units Opportunity	300,000	66%
Target Total Potential Direct Compensation	1,642,250
Mr. Barney received a 6.5% increase in base salary for 2018. For 2018, the compensation committee maintained Mr. Barney’s target annual incentive opportunity at 75% of his base salary but increased his long-term incentive opportunity from 90% to 120%. Mr. Barney also received a grant of 11,419 restricted stock units which vest on December 31, 2020, if he remains employed by the company.

Jeffrey S. Thiede	2018 ($)	Compensation Component as a % of Base Salary
Base Salary	455,000
Target Annual Incentive Opportunity	341,250	75%
Target Long-Term Performance Share Incentive Opportunity	546,000	120%
Target Restricted Stock Units Opportunity	300,000	66%
Target Total Potential Direct Compensation	1,642,250
Mr. Thiede received a 3.9% increase in his base salary for 2018. For 2018, the compensation committee maintained Mr. Thiede’s target annual incentive opportunity at 75% of base salary but increased his long-term incentive opportunity from 90% to 120%. Mr. Thiede also received a grant of 11,419 restricted stock units which vest on December 31, 2020, if he remains employed by the company.

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Proxy Statement

Nicole A. Kivisto	2018 ($)	Compensation Component as a % of Base Salary
Base Salary	430,000
Target Annual Incentive Opportunity	279,500	65%
Target Long-Term Performance Share Incentive Opportunity	516,000	120%
Target Total Potential Direct Compensation	1,225,500
Ms. Kivisto received a base salary increase of 13.8% for 2018. The compensation committee maintained her target annual incentive opportunity at 65% of base salary but increased her long-term incentive opportunity from 90% to 120% of base salary for 2018.

Annual Incentives
Annual incentive awards are determined for business segment executives by the achievement of specific performance measures selected by the compensation committee including financial performance measures specific to each business segment and a performance measure tied to overall company earnings per share. For corporate executives, annual incentive awards are determined as the sum of a weighted percentage award payout of each business segment based upon achievement of its performance measures. Percentage award payouts for the business segments are weighted by the business segment’s invested capital relative to the company’s total invested capital. Through this, our business segment executives are incentivized to primarily focus on the success and performance of their business segment while keeping the overall financial success of the company in mind, whereas our corporate executives are incentivized to assist in the success and performance of all lines of business.
The compensation committee considered and selected objective financial performance measures to ensure that compensation to the executives reflects the success of their respective business segments and the company as well as value provided to our stockholders. Each business segment president’s annual incentive performance measures include a corporate earnings per share performance measure representing 20% of the target award opportunity and a business segment financial performance measure representing 80% of the target award opportunity. The following annual incentive performance measures for 2018 were adopted by the compensation committee for the business segment presidents (exclusive of the MDU Resources Group, Inc. corporate executive officers) at its February 2018 meeting:

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Measure	Applies to	Purpose	Measurement	Target	Weight	How Target was Selected
MDU Resources Diluted Adjusted Earnings per Share (EPS)	All Business Segment Presidents	EPS is a generally accepted accounting principle (GAAP) measurement and is a key driver of stockholder return. This goal applies to the presidents of all business segments to engage them as members of the company’s management policy committee in the overall success of the company.	GAAP EPS (diluted) before discontinued operations plus earnings/losses from any operations discontinued after December 31, 2017, and adjusted to remove: - the effect on earnings at the company level of intersegment earnings eliminations; - the effect on earnings from losses on asset sales/dispositions approved by the board; - the effect on earnings from withdrawal liabilities relating to multiemployer pension plans; and - the effect on earnings from transaction costs for completed acquisitions or mergers.	$1.35	20%
Target reflects EPS performance within the range of guidance for 2018 while also being higher than 2017 target. The target reflects an aggregation of the 2018 business unit financial goals and is higher than 2017 actual results minus the effect of the federal Tax Cuts and Jobs Act on 2017 results.

Business Segment Earnings	Electric and Natural Gas Distribution Segments President	Provides a measure of financial performance and an incentive to drive business results.	GAAP business segment earnings before discontinued operations plus earnings/losses from any operations discontinued after December 31, 2017, and adjusted to remove: - the effect on earnings from losses on asset sales/dispositions approved by the board; and - the effect on earnings from transaction costs for completed acquisitions or mergers.	$89.1 million	80%	Target reflects the 2018 financial goal for the business segment and exceeds the segments’ 2017 target and actual results.
	Pipeline and Midstream Segment President			$22.2 million	80%	Target reflects the 2018 financial goal of the business segment and exceeds the segment’s 2017 target and actual results.
Business Segment Earnings Before Interest, Tax, Depreciation, and Amortization (EBITDA)	Construction Materials and Contracting Segment President	Provides a measure of financial performance common to the industries in which these segments operate.	EBITDA from continuing operations adjusted to remove: - the effect on earnings from losses on asset sales/dispositions approved by the board; - the effect on earnings from withdrawal liabilities relating to multiemployer plans; and - the effect on earnings from transaction costs for completed acquisitions or mergers.	$197.5 million	80%
Target reflects the 2018 financial goal of the business segment, sufficient to exceed the segment’s risk adjusted capital costs, incentivize growth of the business segment, and exceed 2017 actual results adjusted to remove the effect of the federal Tax Cuts and Jobs Act.

	Construction Services Segment President			$100.1 million	80%
Target reflects the 2018 financial goal of the business segment, sufficient to exceed the segment’s risk adjusted capital costs, incentivize growth of the business segment, and exceed 2017 actual results.

Actual performance results are compared to target performance measures to arrive at a percent of target achieved. The percent of target achieved is translated into a payout percentage of the target award opportunity. Achievement of 100% of the performance target corresponds to a payout equal to the target annual award opportunity. Receipt of a payout requires threshold achievement of a performance measure which varies by business segment. Achievement below the threshold level of the performance measure results in no payout of the target award opportunity attributable to the measure. For the company EPS performance measure, threshold payout requires achievement of 85% of the target performance measure which results in a payout of 25% of the award opportunity attributable to the company EPS performance measure. For the electric and natural gas distribution segments, the pipeline and midstream segment, the construction materials and contracting segment, and the construction services business segment’s performance measures, threshold payout requires achievement of 90%, 85%, 75%, and 65% of the target performance measures, respectively, resulting in business segment target award payouts of 50%, 25%, 25%, and 25%, respectively. Maximum payouts also vary by business segment. For the company EPS performance measure, as well as the electric and natural gas distribution segments and the pipeline and midstream segment, maximum payout of the

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business segment award opportunity is 200%, and for the construction materials and contracting segment and the construction services segment, payout of 250% of the business segment award opportunity is received if the percent of target performance achieved is 115% or greater. Results achieved between payout levels are calculated using linear interpolation.
2018 Annual Incentive Results
The 2018 performance measure results, percent of target achieved based on those results, and the associated payout percentages are presented below:

Business Segment	Performance Measure	Result	Percent of Performance Measure Achieved	Percent of Award Opportunity Payout	Weight	Weighted Award Opportunity Payout %
All Business Segments	Earnings per Share	$1.35	100.0%	100.0%	20%	20.0%
Electric and Natural Gas Distribution	Earnings	$84.7 million	95.1%	75.7%	80%	60.6%
Pipeline and Midstream	Earnings	$24.0 million	108.1%	154.1%	80%	123.3%
Construction Materials and Contracting	EBITDA	$200.6 million	101.6%	115.9%	80%	92.7%
Construction Services	EBITDA	$103.6 million	103.5%	135.1%	80%	108.1%
For our corporate named executive officers, namely Messrs. Goodin and Vollmer, the compensation committee continued to base the payout of the annual cash incentives on the achievement of performance measures at the business segments weighted by each business segment’s average invested capital relative to the company’s total invested capital. The compensation committee believes this approach provides alignment between our corporate executives and business segment performance. Messrs. Goodin’s and Vollmer’s 2018 annual cash incentives were earned at 98.0% of the target award opportunity based on the following proportional weighted sum of the annual business segment payouts:

Business Segment	Column A Business Segment Award Opportunity Payout	Column B Percentage of Average Invested Capital	Column A x Column B

Electric and Natural Gas Distribution	80.6%	58.5%	47.2%
Pipeline and Midstream	143.3%	8.7%	12.5%
Construction Materials and Contracting	112.7%	23.9%	26.9%
Construction Services	128.1%	8.9%	11.4%
Total Payout Percentage			98.0%
Based on the achievement of the performance targets, the named executive officers received the following 2018 annual incentive compensation:

Name	Target Annual Incentive ($)	Annual Incentive Earned
		Payout as a % of Target (%)	Amount ($)
David L. Goodin	824,460	98.0	807,971
Jason L. Vollmer	227,500	98.0	222,950
David C. Barney	341,250	112.7	384,589
Jeffrey S. Thiede	341,250	128.1	437,141
Nicole A. Kivisto	279,500	80.6	225,277
Long-Term Incentives
Long-term incentive compensation comprises approximately 56% of the CEO’s 2018 total target direct compensation and 48% of the average of the other named executive officer’s target total direct compensation. Stock earned under long-term incentive compensation is subject to our stock retention requirements. If the executive’s employment is terminated during the performance period for cause at any time, or for any reason other than cause before the executive has reached age 55 and completed ten years of service, all performance shares and related dividend equivalents are forfeited. Restricted stock units are forfeited or canceled if the executive ceases to be an employee of the company or an affiliate except for employment termination due to death, disability, or change of control.

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Grant of 2018-2020 Long-Term Performance Share Awards
For 2018, the compensation committee approved performance share awards which may vest at the end of a three-year period between 0% and 200% based on the achievement of three performance measures:

•	Total stockholder return relative to that of the peer group companies represents 50% of the award and was selected to align the award with the company's performance relative to our peers;

•
Compound annual growth rate in earnings from continuing operations before interest, taxes, depreciation, depletion, and amortization (EBITDA) represents 25% of the award which encourages strategic growth and focuses on controllable costs; and

•	Compound annual growth rate in earnings from continuing operations represents 25% of the award which encourages quality earnings and continued growth of the company.
For the awards made in 2018, the compensation committee added the EBITDA and earnings growth measures to incentivize participants to focus on company growth in addition to total stockholder return during the performance period. Earnings used to calculate EBITDA growth and earnings growth will be adjusted for (i) the effect on earnings from losses on asset sales/dispositions approved by the board; (ii) the effect on earnings from withdrawal liabilities relating to multiemployer pension plans; and (iii) the effect on earnings from transaction costs for completed acquisitions or mergers.
On February 15, 2018, for the 2018-2020 performance period, the compensation committee determined the target number of performance shares for each named executive officer by multiplying the named executive officer’s 2018 base salary by a target long-term incentive percentage and then dividing by the average of the closing prices of our stock from January 1 through January 22, 2018, which was $26.27 per share. Based on this price, the board of directors, upon recommendation of the compensation committee, awarded the following target performance share opportunities to the named executive officers:

Name	Base Salary to Determine Target ($)	Target Long-Term Performance Share Incentive % of Base Salary (%)	Long-Term Performance Share Incentive Target ($)	Performance Share Opportunities (#)
David L. Goodin	824,460	250	2,061,150	78,460
Jason L. Vollmer	350,000	120	420,000	15,987
David C. Barney	455,000	120	546,000	20,784
Jeffrey S. Thiede	455,000	120	546,000	20,784
Nicole A. Kivisto	430,000	120	516,000	19,642
Restricted Stock Units Subject to Service Based Vesting
For 2018, the compensation committee also awarded 11,419 restricted stock units to each of Messrs. Barney and Thiede, which will vest on December 31, 2020, provided they remain employed until that date. The restricted stock unit awards represent $300,000 divided by the average closing stock price from January 1 through January 22, 2018 of $26.27 per share. The compensation committee believes the off-cycle restricted stock awards further incentivize both Messrs. Barney and Thiede to continue their employment with the company for the next three years while the company emphasizes the growth of their respective business segments. Dividend equivalents are credited to each restricted stock unit during the vesting period to the same extent that dividends are paid on shares of our common stock, but such dividend equivalents are paid only to the extent the underlying restricted stock unit vests based on the satisfaction of the service requirement. Dividend equivalents are paid at the time of settlement in cash.
Vesting of 2016-2018 Performance Share Awards
For the 2016-2018 performance period, the long-term incentive program consisted solely of performance shares. The performance criteria used for the 2016-2018 performance period was total stockholder return as a percentile of the total stockholder return for our peer companies. Our total stockholder return ranking over the performance period was at the 60th percentile which resulted in vesting at 140% of the target performance shares and dividend equivalents. The named executive officers received the following long-term compensation for the 2016-2018 performance period:

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Proxy Statement

Name	Target Performance Shares (#)	Performance Shares Vested (#)	Dividend Equivalents ($)
David L. Goodin	98,764	138,269	321,475
Jason L. Vollmer	4,767	6,673	15,515
David C. Barney	18,920	26,488	61,585
Jeffrey S. Thiede	19,767	27,673	64,340
Nicole A. Kivisto	16,744	23,441	54,500

Stock Retention Requirement
The named executive officers must retain 50% of the net after-tax shares vested pursuant to the long-term incentive awards for at least two years from the date the vested shares are issued or the executive’s termination of employment. The compensation committee may also require the executive officer to retain share awards net of taxes if the executive has not met the stock ownership requirements under the company’s stock ownership policy for executives.
Other Benefits
The company provides post employment benefit plans and programs in which our named executive officers may be participants. We believe it is important to provide post-employment benefits which approximate retirement benefits paid by other employers to executives in similar positions. The compensation committee periodically reviews the benefits provided to maintain a market-based benefits package. Our named executive officers participated in the following plans during 2018 which are described below:

Plans	David L. Goodin	Jason L. Vollmer	David C. Barney	Jeffrey S. Thiede	Nicole A. Kivisto
401(k) Retirement Plan	Yes	Yes	Yes	Yes	Yes
Pension Plans	Yes	Yes	No	No	Yes
Supplemental Income Security Plan	Yes	No	Yes	No	Yes
Nonqualified Defined Contribution Plan	No	Yes	Yes	Yes	No
401(k) Retirement Plan
The named executive officers as well as all employees working a minimum of 1,000 hours per year are eligible to participate in the 401(k) plan and defer annual income up to the IRS limit. The company provides a match up to 3% depending on the employee’s elected deferral rate. Contributions and the company match are invested in various funds based on the employee’s election including company common stock.
In 2010, the company began offering increased company contributions to our 401(k) plan in lieu of pension plan contributions. For non-bargaining unit employees hired after 2006 or employees who were not previously participants in the pension plan, the added retirement contribution is 5% of plan eligible compensation. For non-bargaining unit employees hired prior to 2006 who were participants in the pension plan, the added retirement contributions are based on the employee’s age as of December 31, 2009. The retirement contribution is 11.5% for Mr. Goodin, 9.0% for Ms. Kivisto, 7.0% for Mr. Vollmer, and 5.0% for Messrs. Barney and Thiede. These amounts may be reduced in accordance with the provisions of the 401(k) plan to ensure compliance with IRS limits.
Pension Plans
Effective in 2006, the defined benefit pension plans were closed to new non-bargaining unit employees and as of December 31, 2009, the defined benefit plans were frozen. For further details regarding the company’s pension plans, please refer to the section entitled “Pension Benefits for 2018.”
Supplemental Income Security Plan
We offered certain key managers and executives benefits under a nonqualified retirement plan, referred to as the Supplemental Income Security Plan (SISP). The SISP provides participants with additional retirement income and death benefits. Effective February 11, 2016, the SISP was amended to exclude new participants to the plan and freeze current benefit levels for existing participants. For further details regarding the company’s SISP, please refer to the section entitled “Pension Benefits for 2018.” Named executive officers participating in the SISP are Messrs. Goodin, Barney, and Ms. Kivisto.

42 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

The following table reflects our named executive officers’ SISP benefits as of December 31, 2018:

Name	SISP Benefits
	Annual Death Benefit ($)	Annual Retirement Benefit ($)
David L. Goodin	552,960	276,480
Jason L. Vollmer	n/a	n/a
David C. Barney	262,464	131,232
Jeffrey S. Thiede	n/a	n/a
Nicole A. Kivisto	96,000	48,000
Nonqualified Defined Contribution Plan
The company adopted the Nonqualified Defined Contribution Plan (NQDCP) effective January 1, 2012, to provide retirement and deferred compensation for a select group of management and other highly compensated employees. The compensation committee, upon recommendation from the CEO, determines which employees will participate in the NQDCP and the amount of contributions for any year. After satisfying a vesting requirement for each contribution, distributions will be made in accordance with the terms of the plan. For further details regarding the company’s NQDCP, please refer to the section entitled “Nonqualified Deferred Compensation for 2018.”
For 2018, the compensation committee selected and approved contributions of $35,000 to Mr. Vollmer, $150,000 to Mr. Barney, and $100,000 to Mr. Thiede. The contributions awarded to Messrs. Vollmer, Barney, and Thiede represent 10.00%, 32.97%, and 21.98% of their base salaries, respectively.
Employment and Severance Agreements
We currently do not have employment or severance agreements with our executives entitling them to specific payments upon termination of employment or a change of control of the company. The compensation committee generally considers providing severance benefits on a case-by-case basis. Any post-employment or change of control benefits available to our executives are addressed within our incentive and retirement plans. Please refer to the section entitled “Potential Payments upon Termination or Change of Control.”
Compensation Governance
Impact of Tax and Accounting Treatment
The compensation committee may consider the impact of tax and/or accounting treatment in determining compensation.
Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation to $1 million paid to certain officers as a business expense in any tax year. The federal Tax Cuts and Jobs Act (Tax Reform), signed into law in December 2017, expanded the number of individuals covered by the Section 162(m) deductibility limit and repealed the exception for performance-based compensation, effective for taxable years beginning after December 31, 2017. Incentive compensation approved by the compensation committee prior to Tax Reform for our CEO and those executive officers whose overall compensation was likely to exceed $1 million was generally structured to meet the requirements for the performance-based exception for deductibility for purposes of Section 162(m). As a result of Tax Reform, compensation paid to our covered executive officers in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
The compensation committee also considers the accounting and cash flow implications of various forms of executive compensation. We expense salaries and annual incentive compensation as earned. For our equity awards, we record the accounting expense in accordance with Financial Accounting Standards Board 718, which is generally expensed over the vesting period.

MDU Resources Group, Inc. Proxy Statement 43

Proxy Statement

Stock Ownership Requirements
Executives participating in our Long-Term Performance-Based Incentive Plan are required within five years of appointment or promotion into an executive level to own our common stock equal to a multiple of their base salary as outlined in the stock ownership policy. Stock owned through our 401(k) plan or by a spouse is considered in ownership calculations. The level of stock ownership compared to the ownership requirement is determined based on the closing sale price of our stock on the last trading day of the year and base salary at December 31 of the same year. The table shows the named executive officers’ holdings as a multiple of their base salary.

Name	Ownership Policy Multiple of Base Salary within 5 Years	Actual Holdings as a Multiple of Base Salary[1]	Ownership requirement must be met by:
David L. Goodin	4X	7.7	1/1/2018
Jason L. Vollmer	3X	0.8	1/1/2023
David C. Barney	3X	2.3	1/1/2019
Jeffrey S. Thiede	3X	2.3	1/1/2019
Nicole A. Kivisto	3X	3.3	1/1/2020
[1] Includes stock awards earned net of taxes for the 2016-2018 performance period.

The compensation committee determined that Messrs. Barney and Thiede, who have not met the stock ownership requirement within the required time frame, are required to retain all stock vesting through the Long-Term Performance-Based Incentive Plan, net of taxes, until the stock ownership requirement is met.
Deferral of Annual Incentive Compensation
We provide executives the opportunity to defer receipt of earned annual incentives. If an executive chooses to defer all or part of an annual incentive, we credit the deferral with interest at a rate determined by the compensation committee. For 2018, the compensation committee chose an interest rate of 4.28% based on an average of the Moody’s U.S. Long-Term Corporate Bond Yield Average for “A” and “Baa” rated companies. The compensation committee’s reasons for using this interest rate recognized incentive deferrals are a low-cost source of capital for the company and are unsecured obligations and, therefore, carry a higher risk to the executives.
Clawback
In February 2016, we amended our Long-Term Performance-Based Incentive Plan and Executive Incentive Compensation Plan sections regarding the repayment of incentive compensation due to accounting restatements, commonly referred to as a clawback policy. The compensation committee may, or shall if required, take action to recover incentive-based compensation from specific executives in the event the company is required to restate its financial statements due to material noncompliance with any financial reporting requirements under the securities laws.
Policy Regarding Hedging Stock Ownership
Our executive compensation policy prohibits executive officers, which includes our named executive officers, from hedging their ownership of company common stock. Executives may not enter into transactions that allow the executive to benefit from devaluation of our stock or otherwise own stock technically but without the full benefits and risks of such ownership. See the section entitled “Security Ownership” for our policy on margin accounts and pledging of our stock.
COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K,
Item 402(b), with management. Based on the review and discussions referred to in the preceding sentence, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our Proxy Statement on Schedule 14A.
Thomas Everist, Chair
Karen B. Fagg
William E. McCracken
Patricia L. Moss

44 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table for 2018

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (e)[1]	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)[2]	All Other Compensation ($) (i)[3]	Total ($) (j)
David L. Goodin	2018	824,460	2,433,437	807,971	16,503	41,696	4,124,067
President and CEO	2017	792,750	1,504,546	1,377,007	342,727	40,971	4,058,001
	2016	755,000	1,441,954	1,055,490	218,301	40,246	3,510,991

Jason L. Vollmer[4]	2018	350,000	495,840	222,950	—	63,235	1,132,025
Vice President, CFO and	2017	256,625	95,101	230,988	3,681	48,156	634,551
Treasurer

David C. Barney	2018	455,000	958,410	384,589	—	233,915	2,031,914
President and CEO of	2017	427,140	324,247	483,736	93,786	173,331	1,502,240
Knife River Corporation	2016	406,800	276,232	593,114	77,565	22,905	1,376,616

Jeffrey S. Thiede	2018	455,000	958,410	437,141	—	123,585	1,974,136
President and CEO of	2017	437,750	332,318	743,629	—	123,163	1,636,860
MDU Construction	2016	425,000	288,598	489,600	—	122,708	1,325,906
Services Group, Inc.

Nicole A. Kivisto[5]	2018	430,000	609,197	225,277	210	34,494	1,299,178
President and CEO of	2017	378,000	286,955	433,906	96,931	33,049	1,228,841
Montana-Dakota Utilities Co.

[1]
Amounts in this column represent the aggregate grant date fair value of performance share award opportunities at target calculated in accordance with Financial Accounting Standards Board (FASB) generally accepted accounting principles for stock-based compensation in FASB Accounting Standards Codification Topic 718. This column was prepared assuming none of the awards were or will be forfeited. The amounts were calculated as described in Note 12 of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. For 2018, the total aggregate grant date fair value of performance share award opportunities assuming the highest level of payout would be as follows:

Name	Aggregate grant date fair value at highest payout ($)
David L. Goodin	4,866,874
Jason L. Vollmer	991,681
David C. Barney	1,603,026
Jeffrey S. Thiede	1,603,026
Nicole A. Kivisto	1,218,393

MDU Resources Group, Inc. Proxy Statement 45

Proxy Statement

[2]
Amounts shown for 2018 represent the change in the actuarial present value for the named executive officers’ accumulated benefits under the pension plan, SISP, and Excess SISP, collectively referred to as the “accumulated pension change,” plus above-market earnings on deferred annual incentives as of December 31, 2018.

Name	Accumulated Pension Change ($)	Above Market Interest ($)
David L. Goodin	(230,602)	16,503
Jason L. Vollmer	(3,594)	—
David C. Barney	(28,196)	—
Jeffrey S. Thiede	—	—
Nicole A. Kivisto	(98,726)	210

3     All Other Compensation is comprised of:

Name	401(k) ($)[a]	Nonqualified Defined Contribution Plan ($)	Life Insurance Premium ($)	Matching Charitable Contributions ($)	Moving Stipend ($)[b]	Total ($)
David L. Goodin	39,875	—	621	1,200	—	41,696
Jason L. Vollmer	27,500	35,000	435	300	—	63,235
David C. Barney	22,000	150,000	565	1,200	60,150	233,915
Jeffrey S. Thiede	22,000	100,000	565	1,020	—	123,585
Nicole A. Kivisto	33,000	—	534	960	—	34,494
[a]	Represents company contributions to the 401(k) plan, which includes matching contributions and retirement contributions made after the pension plans were frozen at December 31, 2009.
[b]	Represents stipend for moving household goods as approved in Mr. Barney’s 2012 relocation proposal.

[4]	Mr. Vollmer was promoted to vice president, chief financial officer and treasurer effective September 30, 2017. He appeared as a named executive officer for the first time in 2017.

[5]
Ms. Kivisto was promoted to president and chief executive officer of the electric and natural gas distribution segments effective January 9, 2015. She appeared as a named executive officer for the first time in 2017.

46 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

Grants of Plan-Based Awards in 2018

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of shares of stock or units # (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
David L. Goodin	2/15/2018	[1]	303,707	824,460	1,648,920
	2/15/2018	[2]				15,692	78,460	156,920		2,433,437
Jason L. Vollmer	2/15/2018	[1]	83,804	227,500	455,000
	2/15/2018	[2]				3,197	15,987	31,974		495,840
David C. Barney	2/15/2018	[1]	85,313	341,250	819,000
	2/15/2018	[2]				4,156	20,784	41,568		644,616
	2/15/2018	[3]							11,419	313,794
Jeffrey S. Thiede	2/15/2018	[1]	85,313	341,250	819,000
	2/15/2018	[2]				4,156	20,784	41,568		644,616
	2/15/2018	[3]							11,419	313,794
Nicole A. Kivisto	2/15/2018	[1]	125,775	279,500	559,000
	2/15/2018	[2]				3,928	19,642	39,284		609,197

[1]	Annual incentive for 2018 granted pursuant to the MDU Resources Group, Inc. Executive Incentive Compensation Plan.

[2]	Performance shares for the 2018-2020 performance period granted pursuant to the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan.

[3]	Time-vesting restricted stock units granted pursuant to the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan.

Narrative Discussion Relating to the Summary Compensation Table
and Grants of Plan-Based Awards Table
Annual Incentive
The compensation committee recommended the 2018 annual incentive award opportunities for our named executive officers and the board approved these opportunities at its meeting on February 15, 2018. The award opportunities at threshold, target, and maximum are reflected in columns (c), (d), and (e), respectively, of the Grants of Plan-Based Awards Table. The actual amount paid with respect to 2018 performance is reflected in column (g) of the Summary Compensation Table.
As described in the “Annual Incentives” section of the “Compensation Discussion and Analysis,” payment of annual award opportunities is dependent upon achievement of performance measures; actual payout may range from 0% to 200% of the target except for the construction materials and contracting and construction services segments which may range from 0% to 240%.
All our named executive officers were awarded their annual incentive opportunities pursuant to the MDU Resources Group, Inc. Executive Incentive Compensation Plan. Under the Executive Incentive Compensation Plan, executives who retire during the year at or after age 65 remain eligible to receive an award, but executives who terminate employment for other reasons are not eligible for an award. The compensation committee generally does not modify the performance measures; however, if major unforeseen changes in economic and environmental conditions or other significant factors beyond the control of management substantially affected management’s ability to achieve the specified performance measures, the compensation committee, in consultation with the CEO, may modify the performance measures. The compensation committee has full discretion to determine the extent to which goals have been achieved, the payment level, and whether to adjust payment of awards downward based upon individual performance. For further discussion of the specific 2018 incentive plan performance measures and results, see the “Annual Incentives” section in the “Compensation Discussion and Analysis.”
Long-Term Incentive
The compensation committee recommended long-term incentive award opportunities for the named executive officers in the form of performance shares, and the board approved the award opportunities at its meeting on February 15, 2018. The long-term incentive opportunities are presented as the number of performance shares at threshold, target, and maximum in columns (f), (g), and (h) of the

MDU Resources Group, Inc. Proxy Statement 47

Proxy Statement

Grants of Plan-Based Awards Table. The value of the long-term performance-based incentive opportunities is based on the aggregate grant date fair value and is reflected in column (e) of the Summary Compensation Table and column (l) of the Grant of Plan-Based Awards Table.
Depending on the achievement of the performance measures associated with our 2018-2020 performance period, executives will receive from 0% to 200% of the target awards in February 2021. We also will pay dividend equivalents in cash on the number of shares actually vested for the performance period. The dividend equivalents will be paid in 2021 at the same time as the performance share awards are issued.
The compensation committee also awarded Messrs. Barney and Thiede each 11,419 restricted stock units on February 15, 2018, which will vest on December 31, 2020 if the officers remain employees of the company through the vesting date as reflected in column (i) of the Grants of Plan-Based Awards Table. The compensation committee believes the restricted stock unit awards will incentivize Messrs. Barney and Thiede to continue their employment with the company for the next three years and grow their respective business segments during that time. For further discussion of the specific long-term incentive plan, see the “Long-Term Incentives” section in the “Compensation Discussion and Analysis.”
Nonqualified Defined Contribution Plan
The CEO recommends participants and contribution amounts to the Nonqualified Defined Contribution Plan which are approved by the compensation committee of the board of directors. The purpose of the plan is to recognize outstanding performance coupled with enhanced retention as the Nonqualified Defined Contribution Plan requires a vesting period. The amount shown in column (i) - All Other Compensation of the Summary Compensation Table includes contributions of $35,000 to Mr. Vollmer, $150,000 to Mr. Barney, and $100,000 to Mr. Thiede. For further information, see the section entitled “Nonqualified Deferred Compensation for 2018.”
Salary and Bonus in Proportion to Total Compensation
The following table shows the proportion of salary and bonus to total compensation:

Name	Salary ($)	Bonus ($)	Total Compensation ($)	Salary and Bonus as a % of Total Compensation
David L. Goodin	824,460	—	4,124,067	20.0%
Jason L. Vollmer	350,000	—	1,132,025	30.9%
David C. Barney	455,000	—	2,031,914	22.4%
Jeffrey S. Thiede	455,000	—	1,974,136	23.0%
Nicole A. Kivisto	430,000	—	1,299,178	33.1%

48 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

Outstanding Equity Awards at Fiscal Year-End 2018

	Stock Awards
Name (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)[1]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)[2]
David L. Goodin	337,878	8,055,012
Jason L. Vollmer	29,433	701,683
David C. Barney	83,381	1,987,803
Jeffrey S. Thiede	85,407	2,036,103
Nicole A. Kivisto	64,934	1,548,027

[1]	Below is a breakdown by year of the outstanding performance share plan awards:

	2016 Award	2017 Award	2018 Award	Total
Performance Period End	12/31/2018	12/31/2019	12/31/2020
David L. Goodin	197,528	61,890	78,460	337,878
Jason L. Vollmer	9,534	3,912	15,987	29,433
David C. Barney	37,840	13,338	32,203	83,381
Jeffrey S. Thiede	39,534	13,670	32,203	85,407
Nicole A. Kivisto	33,488	11,804	19,642	64,934
Shares for the 2016 award are shown at the maximum level (200%) based on results for the 2016-2018 performance cycle above target.
Shares for the 2017 award are shown at the target level (100%) based on results for the first two years of the 2017-2019 performance cycle between threshold and target.
Shares for the 2018 award are shown at the target level (100%) based on results for the first year of the 2018-2020 performance cycle between threshold and target. The number of shares under the 2018 award also includes 11,419 time-vesting restricted stock units granted to Messrs. Barney and Thiede.

[2]	Value based on the number of performance shares and restricted stock units reflected in column (i) multiplied by $23.84, the year-end per share closing stock price for 2018.

While for purposes of the Outstanding Equity Awards at Fiscal Year-End 2018 Table, the number of shares and value shown for the 2016-2018 performance cycle is at 200% of target, the actual results for the performance period certified by the compensation committee and settled on February 14, 2019, was 140% of target. For further information, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”

MDU Resources Group, Inc. Proxy Statement 49

Proxy Statement

Option Exercises and Stock Vested During 2018

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)[1]	Value Realized on Vesting ($) (e)[2]
David L. Goodin	103,916	3,090,981
Jason L. Vollmer	2,751	81,829
David C. Barney	16,912	503,047
Jeffrey S. Thiede	18,198	541,300
Nicole A. Kivisto	17,616	523,988
[1]	Reflects performance shares for the 2015-2017 performance period ended December 31, 2017, which were settled February 15, 2018.
[2]	Reflects the value of vested performance shares based on the closing stock price of $27.48 per share on February 15, 2018, and the dividend equivalents paid on the vested shares.
Pension Benefits for 2018

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)[1]	Present Value of Accumulated Benefit ($) (d)
David L. Goodin	Pension	26	1,146,362
	Basic SISP [2]	10	2,343,866
	Excess SISP [3]	26	38,870
Jason L. Vollmer	Pension	4	20,857
	Basic SISP [3]	n/a	—
	Excess SISP [3]	n/a	—
David C. Barney	Pension [3]	n/a	—
	Basic SISP [2]	10	1,449,287
	Excess SISP [3]	n/a	—
Jeffrey S. Thiede	Pension [3]	n/a	—
	Basic SISP [3]	n/a	—
	Excess SISP [3]	n/a	—
Nicole A. Kivisto	Pension	14	220,945
	Basic SISP [2]	8	424,883
	Excess SISP [3]	n/a	—

[1]
Years of credited service related to the pension plan reflects the years of participation in the plan as of December 31, 2009, when the pension plan was frozen. Years of credited service related to the Basic SISP reflects the years toward full vesting of the benefit which is 10 years. Years of credited service related to Excess SISP reflects the same number of credited years of services as the pension plan.

[2]
The present value of accumulated benefits for the Basic SISP assumes the named executive officer would be fully vested in the benefit on the benefit commencement date; therefore, no reduction was made to reflect actual vesting levels.

[3]
Messrs. Barney and Thiede are not eligible to participate in the pension plans. Messrs. Vollmer and Thiede do not participate in the SISP. Mr. Goodin is the only named executive officer eligible to participate in the Excess SISP.

The amounts shown for the pension plan, Basic SISP, and Excess SISP represent the actuarial present values of the executives’ accumulated benefits accrued as of December 31, 2018, calculated using:

•	a 3.85% discount rate for the Basic SISP and Excess SISP;

•	a 4.01% discount rate for the pension plan;

•	the Society of Actuaries RP-2014 Mortality Table with scale MP-2018 for post-retirement mortality; and

•	no recognition of future salary increases or pre-retirement mortality.

50 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

The actuary assumed a retirement age of 60 for the pension, Basic SISP, and Excess SISP benefits and assumed retirement benefits commence at age 60 for the pension and Excess SISP and age 65 for Basic SISP benefits.
Pension Plan
The MDU Resources Group, Inc. Pension Plan for Non-Bargaining Unit Employees (pension plan) applies to employees hired before 2006 and was amended to cease benefit accruals as of December 31, 2009. The benefits under the pension plan are based on a participant’s average annual salary over the 60 consecutive month period where the participant received the highest annual salary between 1999 and 2009. Benefits are paid as straight life annuities for single participants and as actuarially reduced annuities with a survivor benefit for married participants unless they choose otherwise.
Supplemental Income Security Plan
The Supplemental Income Security Plan (SISP), a defined benefit nonqualified retirement plan, is offered to select key managers and executives. SISP benefits are determined by reference to levels defined within the plan. Our compensation committee, after receiving recommendations from our CEO, determined each participant’s level within the plan. On February 11, 2016, the SISP was amended to exclude new participants to the plan and freeze current benefit levels for existing participants.
Basic SISP Benefits
Basic SISP is a supplemental retirement benefit intended to augment the retirement income provided under the pension plans. The Basic SISP benefits are subject to the following ten-year vesting schedule:

•	0% vesting for less than three years of participation;

•	20% vesting for three years of participation;

•	40% vesting for four years of participation; and

•	an additional 10% vesting for each additional year of participation up to 100% vesting for ten years of participation.
Participants can elect to receive the Basic SISP as:

•	monthly retirement benefits only;

•	monthly death benefits paid to a beneficiary only; or

•	a combination of retirement and death benefits, where each benefit is reduced proportionately.
Regardless of the election, if the participant dies before the SISP retirement benefit commences, only the SISP death benefit is provided.
Excess SISP Benefits
Excess SISP is an additional retirement benefit relating to Internal Revenue Code limitations on retirement benefits provided under the pension plans. Excess SISP benefits are equal to the difference between the monthly retirement benefits that would have been payable to the participant under the pension plans absent the limitations under the Internal Revenue Code and the actual benefits payable to the participant under the pension plans. Participants are only eligible for the Excess SISP benefits if the participant is fully vested under the pension plan, their employment terminates prior to age 65, and benefits under the pension plan are reduced due to limitations under the Internal Revenue Code on plan compensation.
In 2009, the SISP was amended to limit eligibility for the Excess SISP benefit. Mr. Goodin is the only named executive officer eligible for the Excess SISP benefit and must remain employed with the company until age 60 in order to receive the benefit. Benefits generally commence six months after the participant’s employment terminates and continue to age 65 or until the death of the participant, if prior to age 65.
Both Basic and Excess SISP benefits are forfeited if the participant’s employment is terminated for cause.
Nonqualified Deferred Compensation for 2018
Deferred Annual Incentive Compensation
Executives participating in the annual incentive compensation plans may elect to defer up to 100% of their annual incentive awards. Deferred amounts accrue interest at a rate determined annually by the compensation committee. The interest rate in effect for 2018 was 4.28% based on an average of the Moody’s U.S. Long-Term Corporate Bond Yield Average for “A” and “Baa” rated companies. The deferred amount will be paid in accordance with the participant’s election, following termination of employment or beginning in the fifth year following the year the award was earned. The amounts are paid in accordance with the participant’s election in either a lump sum or in

MDU Resources Group, Inc. Proxy Statement 51

Proxy Statement

monthly installments not to exceed 120 months. In the event of a change of control, all amounts deferred would immediately become payable. For purposes of deferred annual incentive compensation, a change of control is defined as:

•	an acquisition during a 12-month period of 30% or more of the total voting power of our stock;

•	an acquisition of our stock that, together with stock already held by the acquirer, constitutes more than 50% of the total fair market value or total voting power of our stock;

•
replacement of a majority of the members of our board of directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors; or

•	acquisition of our assets having a gross fair market value at least equal to 40% of the gross fair market value of all of our assets.
Nonqualified Defined Contribution Plan
The company adopted the Nonqualified Defined Contribution Plan, effective January 1, 2012, to provide deferred compensation for a select group of employees. The compensation committee approves the amount of employer contributions under the Nonqualified Defined Contribution Plan and the obligations under the plan constitute an unsecured promise of the company to make such payments. The company credits contributions to plan accounts which capture the hypothetical investment experience based on the participant’s elections. Contributions made prior to 2017 vest four years after each contribution in accordance with the terms of the plan. Contributions made in 2017 vest rateably over a three-year period with 1/3 vesting after the first year, an additional 1/3 after the second year, and the final 1/3 after the third year. Amounts shown as aggregate earnings in the table below for Messrs. Vollmer, Barney, and Thiede reflect the change in investment value at market rates for the hypothetical investments selected by the participants. Participants may elect to receive their vested contributions and investment earnings either in a lump sum upon separation from service with the company or in annual installments over a period of years upon the later of (i) separation from service and (ii) age 65. Plan benefits become fully vested if the participant dies while actively employed. Benefits are forfeited if the participant’s employment is terminated for cause.
The table below includes individual contributions from deferrals of annual incentive compensation and company contributions under the Nonqualified Defined Contribution Plan:

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

David L. Goodin	688,504	—	58,102	—	1,498,658	[1]
Jason L. Vollmer	—	35,000	(6,425)	—	56,250	[2]
David C. Barney	—	150,000	(19,556)	—	303,785	[3]
Jeffrey S. Thiede	—	100,000	(52,812)	—	627,169	[4]
Nicole A. Kivisto	—	—	740	—	17,685
[1]			Mr. Goodin deferred 50% of his 2017 annual incentive compensation which was $1,377,007 as reported in the Summary Compensation Table for 2017.
[2]
Mr. Vollmer received $35,000 under the Nonqualified Defined Contribution Plan for 2018. Mr. Vollmer’s balance also includes a contribution of $22,550 for 2017. Each of these amounts are reported in column (i) of the Summary Compensation Table for its respective year, where applicable.

[3]
Mr. Barney received $150,000 under the Nonqualified Defined Contribution Plan for 2018. Mr. Barney’s balance also includes a contribution of $150,000 for 2017. Each of these amounts are reported in column (i) of the Summary Compensation Table for its respective year.

[4]
Mr. Thiede received $100,000 under the Nonqualified Defined Contribution Plan for 2018. Mr. Thiede’s balance also includes contributions of $100,000 for 2017, $100,000 for 2016, $150,000 for 2015, $75,000 for 2014, and $33,000 for 2013. Each of these amounts is reported in column (i) of the Summary Compensation Table in the Proxy Statement for its respective year, where applicable.

Potential Payments upon Termination or Change of Control
The Potential Payments upon Termination or Change of Control Table shows the payments and benefits our named executive officers would receive in connection with a variety of employment termination scenarios or upon a change of control. The scenarios include:

•	Voluntary Termination

•	Not for Cause Termination

•	Death

•	Disability

•	Change of Control with Termination

•	Change of Control without Termination.

52 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

For the named executive officers, the information assumes the terminations or the change of control occurred on December 31, 2018.
The table excludes compensation and benefits our named executive officers would earn during their employment with us whether or not a termination or change of control event had occurred. The tables also do not include benefits under plans or arrangements generally available to all salaried employees and that do not discriminate in favor of the named executive officers, such as benefits under our qualified defined benefit pension plan (for employees hired before 2006), accrued vacation pay, continuation of health care benefits, and life insurance benefits. The tables also do not include Nonqualified Defined Contribution Plan or deferred annual compensation amounts which are shown and explained in the Nonqualified Deferred Compensation for 2018 Table.
Compensation
None of our named executive officers have employment or severance agreements entitling them to their base salary, some multiple of base salary or severance upon termination or change of control. Our compensation committee generally considers providing severance benefits on a case-by-case basis. Because severance payments are discretionary, no amounts are presented in the tables.

All our named executive officers were granted their 2018 annual incentive award under the Executive Incentive Compensation Plan (EICP) which has no change of control provision in regards to annual incentive compensation other than for deferred compensation. The EICP requires participants to remain employed with the company through the service year to be eligible for a payout unless otherwise determined by the compensation committee for named executive officers, or employment termination after age 65. As all our scenarios assume a termination or change in control event on December 31st, the named executives officers would be considered employed for the entire performance period; therefore, no amounts are shown for annual incentives in the tables for our named executive officers, as they would be eligible to receive their annual incentive award based on the level that performance measures were achieved for the performance period regardless of termination or change of control occurring on December 31, 2018.

All named executive officers received their performance share awards under the Long-Term Performance-Based Incentive Plan (LTIP). Upon a change of control (with or without termination), performance share awards would be deemed fully earned and vest at their target levels for the named executive officers. For this purpose, the term “change of control” is defined in the LTIP as:

•	the acquisition by an individual, entity, or group of 20% or more of our outstanding common stock;

•	a majority of our board of directors whose election or nomination was not approved by a majority of the incumbent board members;

•
consummation of a merger or similar transaction or sale of all or substantially all of our assets, unless our stockholders immediately prior to the transaction beneficially own more than 60% of the outstanding common stock and voting power of the resulting corporation in substantially the same proportions as before the merger, no person owns 20% or more of the resulting corporation’s outstanding common stock or voting power except for any such ownership that existed before the merger and at least a majority of the board of the resulting corporation is comprised of our directors; or

•	stockholder approval of our liquidation or dissolution.
For termination scenarios other than a change of control, our award agreements provide that performance share awards are forfeited if the participant’s employment terminates before the participant has reached age 55 and completed 10 years of service. If a participant’s employment is terminated other than for cause after reaching age 55 and completing 10 years of service, performance shares are prorated as follows:

•	termination of employment during the first year of the performance period = shares are forfeited;

•	termination of employment during the second year of the performance period = performance shares earned are prorated based on the number of months employed during the performance period; and

•	termination of employment during the third year of the performance period = full amount of any performance shares earned are received.
Under the termination scenarios, Messrs. Goodin, Barney, and Thiede would receive performance shares as they have each reached age 55 and have 10 or more years of service. The number of performance shares received would be based on the following:

•	2016-2018 performance shares would vest based on the achievement of the performance measure for the period ended December 31, 2018, which was 140%;

•
2017-2019 performance shares would be prorated at 24 out of 36 months (2/3) of the performance period and vest based on the achievement of the performance measure for the period ended December 31, 2019. For purposes of the Potential Payments upon Termination or Change of Control Table, the vesting is shown at 100%; and

•	2018-2020 performance shares would be forfeited.

MDU Resources Group, Inc. Proxy Statement 53

Proxy Statement

For purposes of calculating the performance share value shown in the Potential Payments upon Termination or Change of Control Table, the number of vesting shares was multiplied by the average of the high and low stock price for the last market day of the year, which was December 31, 2018. Dividend equivalents based on the number of vesting shares are also included in the amounts presented.
Neither Ms. Kivisto nor Mr. Vollmer have reached age 55; therefore, they are not eligible for vesting of performance shares in the event of their termination.
Messrs. Barney and Thiede were granted 11,419 restricted stock units in February 2018. The restricted stock units will vest on December 31, 2020 provided that Messrs. Barney and Thiede remain continuously employed by the company through December 31, 2020, except for termination due to death or disability or a change in control as defined in the LTIP. In the case of a voluntary or not for cause termination on December 31, 2018, Messrs Barney and Thiede would forfeit the restricted stock units. In the case of death or disability, the restricted stock units would vest based on the number of full months of employment completed during the grant period to the date of death or disability divided by the total number of months in the grant period. In the case of death or disability occurring on December 31, 2018, one-third of Messrs. Barney and Thiede’s restricted stock units plus dividend equivalents would vest. In the case of a change of control (with or without termination) occurring on December 31, 2018, the restricted stock units plus dividend equivalents would fully vest.
Benefits and Perquisites
Supplemental Income Security Plan
As described in the “Pension Benefits for 2018” section, the Basis SISP provides a benefit of payments commencing at age 65 and payable for 15 years. Of the named executive officers, only Messrs. Goodin, Barney, and Ms. Kivisto participate in the Basic SISP benefits. While Messrs. Goodin and Barney are 100% vested in their SISP benefit, Ms. Kivisto entered the plan in 2011 and is only 80% vested in her SISP benefit at December 31, 2018. Ms. Kivisto received a benefit level upgrade in 2014, which cliff vests on January 1, 2021. This means that if her employment terminates for any reason other than death before January 1, 2021, her benefit upgrade is forfeited.

Under all scenarios except death and change of control without termination, the payment represents the present value of the vested Basic SISP benefit as of December 31, 2018 using the monthly retirement benefit shown in the table below and a discount rate of 3.85%. In the event of death, Messrs. Goodin, Barney, and Ms. Kivisto’s beneficiaries would receive monthly death benefit payments for 15 years. The Potential Payments upon Termination or Change of Control Table shows the present value calculations of the monthly death benefit using the 3.85% discount rate.

	Monthly SISP Retirement Payment ($)		Monthly SISP Death Payment ($)
David L. Goodin	23,040		46,080
David C. Barney	10,936		21,872
Nicole A. Kivisto	5,000	*	10,000	*
*
Ms. Kivisto’s calculations are based on 80% of the value shown above for voluntary, not for cause and change of control with termination scenarios. The disability scenario allows for two additional years of vesting and is calculated using 100% of the value shown above. Ms. Kivisto’s death benefit scenario is calculated using her 2014 benefit upgrade level with a monthly death benefit of $13,144.

Because the plan requires a participant to be no longer actively employed by the company in order to be eligible for payments, we do not show benefits for the change of control without termination scenario.
Disability
We provide disability benefits to some of our salaried employees equal to 60% of their base salary, subject to a salary limit of $200,000 for officers and $100,000 for other salaried employees when calculating benefits. For all eligible employees, disability payments continue until age 65 if disability occurs at or before age 60 and for five years if disability occurs between the ages of 60 and 65. Disability benefits are reduced for amounts paid as retirement benefits. The disability payments in the Potential Payments upon Termination or Change of Control Table reflect the present value of the disability benefits attributable to the additional $100,000 of base salary recognized for executives under our disability program, subject to the 60% limitation, after reduction for amounts that would be paid as retirement benefits. For Messrs. Goodin and Vollmer and Ms. Kivisto, who participate in the pension plan, the amount represents the present value of the disability benefit after reduction for retirement benefits using a discount rate of 4.01%. Because Mr. Goodin’s retirement benefit is greater than the disability benefit, the amount shown is zero. For Messrs. Barney and Thiede, who do not participate in the pension plan, the amount represents the present value of the disability benefit without reduction for retirement benefits using the discount rate of 3.85%, which is considered a reasonable rate for purposes of the calculation.

54 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

Potential Payments upon Termination or Change of Control Table

Executive Benefits and Payments upon Termination or Change of Control	Voluntary Termination ($)	Not for Cause Termination ($)	Death ($)	Disability ($)	Change of Control (With Termination) ($)	Change of Control (Without Termination) ($)
David L. Goodin
Compensation:
Performance Shares	4,615,957	4,615,957	4,615,957	4,615,957	6,067,414	6,067,414
Benefits and Perquisites:
Basic SISP	2,343,541	2,343,541	—	2,343,541	2,343,541	—
SISP Death Benefits	—	—	6,313,609	—	—	—
Disability Benefits	—	—	—	—	—	—
Total	6,959,498	6,959,498	10,929,566	6,959,498	8,410,955	6,067,414
Jason L. Vollmer
Compensation:
Performance Shares	—	—	—	—	611,066	611,066
Benefits and Perquisites:
Disability Benefits	—	—	—	893,360	—	—
Total	—	—	—	893,360	611,066	611,066
David C. Barney
Compensation:
Performance Shares	909,098	909,098	909,098	909,098	1,333,967	1,333,967
Restricted Stock Units	—	—	92,695	92,695	278,110	278,110
Benefits and Perquisites:
Basic SISP	1,432,676	1,432,676	—	1,432,676	1,432,676	—
SISP Death Benefits	—	—	2,996,772	—	—	—
Disability Benefits	—	—	—	273,370	—	—
Total	2,341,774	2,341,774	3,998,565	2,707,839	3,044,753	1,612,077
Jeffrey S. Thiede
Compensation:
Performance Shares	945,326	945,326	945,326	945,326	1,361,390	1,361,390
Restricted Stock Units	—	—	92,695	92,695	278,110	278,110
Benefits and Perquisites:
Disability Benefits	—	—	—	413,878	—	—
Total	945,326	945,326	1,038,021	1,451,899	1,639,500	1,639,500
Nicole A. Kivisto
Compensation:
Performance Shares	—	—	—	—	1,209,958	1,209,958
Benefits and Perquisites:
Basic SISP	258,172	258,172	—	322,715	258,172	—
SISP Death Benefits	—	—	1,800,913	—	—	—
Disability Benefits	—	—	—	708,366	—	—
Total	258,172	258,172	1,800,913	1,031,081	1,468,130	1,209,958

MDU Resources Group, Inc. Proxy Statement 55

Proxy Statement

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing information regarding the relationship of the annual total compensation of David L. Goodin, our president and chief executive officer, to the annual total compensation of our median employee.
Our employee workforce fluctuates during the year largely depending on the seasonality, number, and size of construction project activity conducted by our businesses. Approximately 49.6% of our employee workforce is employed under union bargained labor contracts which define compensation and benefits for participants which may include payments made by the company associated with employee participation in union benefit and pension plans.
We identified the median employee by examining the 2018 taxable wage information for all individuals on the company’s payroll records as of December 31, 2018, excluding Mr. Goodin and the employees of Sweetman Construction Company which was acquired by our Construction Materials and Contracting segment during the fourth quarter. Because of the timing of this acquisition and its integration, payroll records were not available to include in the pay ratio analysis. Sweetman Construction Company reported 232 employees which represents less than 2% of the company’s employee population. All of the company’s employees are located in the United States. We made no adjustments to annualize compensation for individuals employed for only part of the year. We selected taxable wages as reported to the Internal Revenue Service on Form W-2 for 2018 to identify the median employee as it includes substantially all of the compensation for our median employee and provided a reasonably efficient and economic manner for the identification of the median employee. Our median employee works for our corporate office with annual compensation consisting of wages, annual incentive and company matching, retirement replacement and profit sharing 401(k) contributions. Our median employee does not participate in the company’s pension plan since our median employee joined the company in 2017, after the plan was frozen. Our median employee receives an additional 5% company match to his 401(k) plan in lieu of pension contributions.
Once identified, we categorized the median employee’s compensation to correspond to the compensation components as reported in the Summary Compensation Table. For 2018, the total annual compensation of Mr. Goodin as reported in the Summary Compensation Table included in this Proxy Statement was $4,124,067, and the total annual compensation of our median employee was $77,268. Based on this information, the 2018 ratio of annual total compensation of Mr. Goodin to the median employee was 53 to 1.

56 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

AUDIT MATTERS
ITEM 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019
The audit committee at its February 2019 meeting appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2019. The board of directors concurred with the audit committee’s decision. Deloitte & Touche LLP has served as our independent registered public accounting firm since fiscal year 2002.
Although your ratification vote will not affect the appointment or retention of Deloitte & Touche LLP for 2019, the audit committee will consider your vote in determining its appointment of our independent registered public accounting firm for the next fiscal year. The audit committee, in appointing our independent registered public accounting firm, reserves the right, in its sole discretion, to change an appointment at any time during a fiscal year if it determines that such a change would be in our best interests.
A representative of Deloitte & Touche LLP will be present at the annual meeting and will be available to respond to appropriate questions. We do not anticipate that the representative will make a prepared statement at the annual meeting; however, he or she will be free to do so if he or she chooses.

The board of directors recommends a vote “for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2019.
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019 requires the affirmative vote of a majority of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will count as votes against this proposal.
Annual Evaluation and Selection of Deloitte & Touche LLP
The audit committee annually evaluates the performance of its independent registered public accounting firm, including the senior audit engagement team, and determines whether to re-engage the current independent accounting firm or consider other firms. Factors considered by the audit committee in deciding whether to retain the current independent accounting firm include:

•
Deloitte & Touche LLP’s capabilities considering the complexity of our business and the resulting demands placed on Deloitte & Touche LLP in terms of technical expertise and knowledge of our industry and business;

•	the quality and candor of Deloitte & Touche LLP’s communications with the audit committee and management;

•	Deloitte & Touche LLP’s independence;

•
the quality and efficiency of the services provided by Deloitte & Touche LLP, including input from management on Deloitte & Touche LLP’s performance and how effectively Deloitte & Touche LLP demonstrated its independent judgment, objectivity, and professional skepticism;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board reports on Deloitte & Touche LLP and its peer firms; and

•
the appropriateness of Deloitte & Touche LLP’s fees, tenure as our independent auditor, including the benefits of a longer tenure, and the controls and processes in place that help ensure Deloitte & Touche LLP’s continued independence.

Based on this evaluation, the audit committee and the board believe that retaining Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019, is in the best interests of our company and its stockholders.
In accordance with rules applicable to mandatory partner rotation, Deloitte & Touche LLP’s lead engagement partner for our audit was changed in 2017. The audit committee oversees the process for, and ultimately approves, the selection of the lead engagement partner.

MDU Resources Group, Inc. Proxy Statement 57

Proxy Statement

Audit Fees and Non-Audit Fees
The following table summarizes the aggregate fees that our independent registered public accounting firm, Deloitte & Touche LLP, billed or is expected to bill us for professional services rendered for 2018 and 2017:

	2018	2017
Audit Fees [1]	$2,657,405	$2,327,450
Audit-Related Fees [2]	—	46,790
Tax Fees [3]	—	17,483
All Other Fees [4]	3,150	—
Total Fees [5]	$2,660,555	$2,391,723
Ratio of Tax and All Other Fees to Audit and Audit-Related Fees	0.1%	0.7%

[1]
Audit fees for 2018 and 2017 consisted of fees for services rendered for the annual audit of our consolidated financial statements and internal control over financial reporting, statutory and regulatory audits, reviews of quarterly financial statements, and other filings with the SEC.

[2]	Audit-related fees for 2017 are associated with Intermountain Gas Company Investment Tax Credit procedures and supplemental schedule review for Knife River Corporation's Northwest Region.

[3]	Tax fees for 2017 consisted of fees for tax training for regulated operations.

[4]	All other fees relate to training.

[5]	Total fees reported above include out-of-pocket expenses related to the services provided of $330,000 for 2018 and $282,483 for 2017.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm
The audit committee pre-approved all services Deloitte & Touche LLP performed in 2018 in accordance with the pre-approval policy and procedures the audit committee adopted in 2003. This policy is designed to achieve the continued independence of Deloitte & Touche LLP and to assist in our compliance with Sections 201 and 202 of the Sarbanes-Oxley Act of 2002 and related rules of the SEC.
The policy defines the permitted services in each of the audit, audit-related, tax, and all other services categories, as well as prohibited services. The pre-approval policy requires management to submit annually for approval to the audit committee a service plan describing the scope of work and anticipated cost associated with each category of service. At each regular audit committee meeting, management reports on services performed by Deloitte & Touche LLP and the fees paid or accrued through the end of the quarter preceding the meeting. Management may submit requests for additional permitted services before the next scheduled audit committee meeting to the designated member of the audit committee, Dennis W. Johnson, for approval. The designated member updates the audit committee at the next regularly scheduled meeting regarding any services approved during the interim period. At each regular audit committee meeting, management may submit to the audit committee for approval a supplement to the service plan containing any request for additional permitted services.
In addition, prior to approving any request for audit-related, tax, or all other services of more than $50,000, Deloitte & Touche LLP will provide a statement setting forth the reasons why rendering of the proposed services does not compromise Deloitte & Touche LLP’s independence. This description and statement by Deloitte & Touche LLP may be incorporated into the service plan or included as an exhibit thereto or may be delivered in a separate written statement.

58 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

AUDIT COMMITTEE REPORT
In connection with our financial statements for the year ended December 31, 2018, the audit committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm (the Auditors) the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees; and (3) received the written disclosures and the letter from the Auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors’ communications with the audit committee concerning independence, and has discussed with the Auditors their independence.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Dennis W. Johnson, Chair
Mark A. Hellerstein
Edward A. Ryan
David M. Sparby
John K. Wilson

MDU Resources Group, Inc. Proxy Statement 59

Proxy Statement

OTHER MATTERS
ITEM 4. APPROVAL OF AN AMENDMENT TO MONTANA-DAKOTA UTILITIES CO.’S RESTATED CERTIFICATE OF INCORPORATION
General
On January 1, 2019, we completed a holding company reorganization pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”) to provide additional financing flexibility and further separation between our utility companies and other businesses (the “Reorganization”). As a result of the Reorganization, Montana-Dakota Utilities Co., formerly known as MDU Resources Group, Inc. (“Montana-Dakota”), became a wholly-owned subsidiary of a new public holding company (the “Company”).
As required by Section 251(g) of the DGCL, Montana-Dakota’s Restated Certificate of Incorporation, as amended in connection with the Reorganization (the “Montana-Dakota Charter”), provides that any act or transaction involving Montana-Dakota, other than the election or removal of directors, that requires for its adoption under the DGCL or the Montana-Dakota Charter the approval of the stockholders of Montana-Dakota will also require the approval of the Company’s stockholders by the same vote as is required by the DGCL and the Montana-Dakota Charter (the “Pass-Through Provision”). Absent a provision like the Pass-Through Provision, there is no general requirement under Delaware law that stockholders of a parent entity vote on transactions involving the parent entity’s wholly-owned subsidiaries.
Accordingly, the Pass-Through Provision permits stockholders of the Company, the public holding company, to have direct voting rights as to matters affecting the Company’s wholly-owned subsidiary, Montana-Dakota, that would otherwise only require the approval of Montana-Dakota’s sole stockholder. This is highly unusual for a public holding company and restricts the Company’s flexibility to realize the desired effects of the Reorganization.
For example, the Pass-Through Provision would require Montana-Dakota to obtain approval from the Company’s stockholders, in addition to obtaining the approval of Montana-Dakota’s sole stockholder, prior to making amendments to the Montana-Dakota Charter. As was required by Section 251(g) of the DGCL, the Montana-Dakota Charter is substantially identical to the Company’s amended and restated certificate of incorporation, as currently in effect, with the exception of the Pass-Through Provision and certain amendments that are permissible and/or required under Section 251(g) of the DGCL. However, now that the Company is the public holding company, certain amendments to the Montana-Dakota Charter are desired in order to eliminate duplicative and unnecessary provisions in the Montana-Dakota Charter, including many provisions that are not typical or relevant for a wholly-owned subsidiary.
The deletion of the Pass-Through Provision will put the Company in the same position as substantially all other public holding companies that operate through multiple subsidiaries. It is uncommon in business organizations that operate in a holding company structure for the stockholders of the holding company to have direct voting rights as to matters that affect only subsidiaries of the holding company. Obtaining consent from a public corporation’s stockholders for such internal matters would add significant expense and delay and prevent the Company from achieving the flexibility and efficiency it sought to achieve by implementing the holding company structure. By removing this requirement, the Company will gain the flexibility and efficiency currently realized by nearly all other companies who operate under the same, or similar, holding company and subsidiary structure. Specifically, the removal of the Pass-Through Provision will allow Montana-Dakota to implement further amendments to the Montana-Dakota Charter to eliminate duplicative and inapplicable charter provisions that are no longer reflective of our current holding company structure. The removal of the Pass-Through Provision would also allow Montana-Dakota’s sole stockholder, without a special vote of the Company’s stockholders for each amendment, to adopt amendments to the Montana-Dakota Charter such as those more typically found in the charters of wholly-owned subsidiaries whose shares are not listed for trading on any stock exchange.
The board believes that the deletion of the Pass-Through Provision will provide the Company with the flexibility to manage its organization under the holding company structure more efficiently and effectively. Our board therefore seeks approval from the Company’s stockholders to amend the Montana-Dakota Charter in order to remove the Pass-Through Provision.
The Pass-Through Provision that would be eliminated by the proposed amendment reads as follows:
Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the General Corporation Law of Delaware or this Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the General Corporation Law of Delaware, require, in addition, the approval of the stockholders of MDU Resources Group, Inc. (or any successor thereto by merger), by the same vote as is required by the General Corporation Law of Delaware and/or this Restated Certificate of Incorporation.

60 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

Impact on Stockholder Rights
Removing the Pass-Through Provision from the Montana-Dakota Charter would have no effect on the right of stockholders of the Company to vote on matters relating to the Company, such as elections of directors, a merger or consolidation of the Company, a sale of all or substantially all of the Company’s assets, amendments to the Company’s amended and restated certificate of incorporation, or any other acts or transactions requiring the approval of the Company stockholders under applicable law. If the proposed amendment is approved by the Company’s stockholders and effected, then the pass-through voting requirement at Montana-Dakota would be eliminated, and the Company would no longer be required to obtain the additional approval of the Company’s stockholders for acts or transactions by or involving Montana-Dakota in the manner currently required by the Pass-Through Provision.
Required Vote
Approval requires the affirmative vote of a majority of outstanding shares of our common stock. Abstentions and broker non-votes will count as votes against this proposal.

The board of directors recommends a vote “for” the approval of the adoption of amendment of the Montana-Dakota charter to remove the pass-through provision.

ITEM 5. APPROVAL OF AMENDMENTS TO UPDATE AND MODERNIZE THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, INCLUDING REMOVING THE REQUIREMENT OF ACTION BY A TWO-THIRDS VOTE OF CONTINUING DIRECTORS FOR CERTAIN BOARD ACTIONS
The company’s predecessor was incorporated in 1924, and its certificate of incorporation has been amended numerous times during the company’s long corporate existence. The board believes the current amended and restated certificate of incorporation (the “current certificate”) contains many outdated provisions and references that are no longer necessary or consistent with the company’s present situation or modern certificates of incorporation generally, including language requiring action by two-thirds of the company’s “continuing directors” for certain board actions.
The board of directors has determined that it is in the best interests of the company and its stockholders to amend and restate the current certificate to update and modernize certain of its provisions, including as follows (with further discussion below):

•
Removing Requirement of Action by a Two-Thirds Vote of Continuing Directors for Certain Board Actions. Revise language requiring action by two-thirds of the company’s continuing directors for certain board actions and instead require action by a simple majority of the board for those actions.

•
Updating Capital Stock Provisions, Including “Blank Check” Preferred Stock. Update the company’s capital stock provisions, including those relating to the preferred and preference stock, to a more standard structure and formulation for “blank check” preferred stock; and remove references to certain classes and previous series of preferred and preference stock which are no longer relevant to the company.

•
Modernizing Corporate Purpose and Director Powers and Duties Language. Modernize provisions relating to the corporate purpose of the company and the powers and duties of the company’s board of directors to be more customary and consistent with Delaware law.

•
Housekeeping Revisions. Make other immaterial, non-substantive and ministerial changes, including reorganizing and renumbering certain provisions; correcting various references to statutes, names and dates; and deleting, consolidating and updating provisions to be consistent with Delaware law.

The board of directors has approved, and recommends the company’s stockholders approve, these proposed amendments to and restatement of the current certificate (as amended and restated, the “revised certificate”). A copy of the revised certificate reflecting these proposed amendments is attached as Appendix A to this Proxy Statement. Additions to and reorganization of text of our current certificate are indicated by underlining, and deletions of text from our current certificate are indicated by strike-outs.

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The descriptions of these proposed amendments are summaries and are qualified in their entirety by reference to the revised certificate. If approved by our stockholders, the proposed amendments will become effective upon the filing of a revised certificate incorporating these amendments with the Secretary of State of the State of Delaware, which filing would be made promptly after the annual meeting; provided that the board may abandon such proposed filing without further action by the stockholders if the board deems it to be in the best interests of stockholders.
Removing Requirement of Action by a Two-Thirds Vote of Continuing Directors for Certain Board Actions
In 2010, the board and the company’s stockholders voted to repeal certain supermajority voting provisions in the company’s certificate of incorporation relating to business combinations and make other related amendments to the certificate of incorporation. At that time, the then board had reviewed the advantages and disadvantages of such supermajority requirements and had determined their removal was in line with furthering the company’s goal of ensuring the company’s corporate governance policies, among other things, enhanced accountability to stockholders.
Pursuant to similar considerations, the current board has determined that removing the language requiring action by two-thirds of the company’s “continuing directors” for certain board actions and related language (the “continuing director supermajority provisions”), to be advisable. The board believes that removing the continuing director supermajority provisions for the board actions further described below and instead having the full board take action by majority vote provides for more equitable board decision-making and makes each director more accountable to the company and its stockholders. These changes are also consistent with current practice and preferences of many other companies, investors, and corporate governance advisors.
The board believes it desirable to amend the continuing director supermajority provisions of the current certificate as follows:
Setting the Board Size. Article THIRTEENTH, section (a) of the current certificate provides that the number of directors constituting the board shall be not less than six nor more than fifteen persons, with the exact number of directors fixed by board resolution adopted by two-thirds of the continuing directors. Article VI, section 2 of the revised certificate provides that the number of directors constituting the board shall be not less than six nor more than fifteen, with the exact number of directors fixed by board resolution adopted by a majority of the board. The board believes the revised language provides a more equitable method of setting the size of the board and makes each member more accountable to the company and its stockholders.
Filling Board Vacancies and Newly Created Directorships. Article THIRTEENTH, section (b) of the current certificate provides that vacancies of the board and newly created directorships resulting from an increase in the authorized number of directors shall be filled by a two-thirds vote of the continuing directors. Article VI, section 5 of the revised certificate provides that vacancies of the board and newly created directorships resulting from an increase in the authorized number of directors shall be filled by a majority vote of the directors. The board believes the revised language provides a more equitable method for filling vacancies and newly created directorships of the board and makes each member more accountable to the company and its stockholders.
Calling Special Meetings of Stockholders. Article SIXTEENTH of the current certificate provides, among other things, that a special meeting of stockholders of the company shall be called by the chairman, president, or the secretary of the company upon the written request of two-thirds of the continuing directors. Article VII of the revised certificate provides that a special meeting of stockholders of the company shall be called by the chairman, president, or the secretary of the company upon the written request of a majority of the board. The board believes that the revised language provides a more equitable method for the board to determine whether to request a special meeting of stockholders and makes each member more accountable to the company and its stockholders.
Related Changes. Article THIRTEENTH, sections (e) and (f) of the current certificate are removed in their entirety in the revised certificate, as they are related exclusively to defining the term “continuing director,” which would no longer be used in the revised certificate.
Updating Capital Stock Provisions, Including “Blank Check” Preferred Stock
Article FOURTH of the current certificate provides for four classes of stock: common stock, preferred stock, preferred stock A, and preference stock. The company is authorized to issue a total of 502,000,000 shares of stock, which includes: 500,000,000 shares of common stock, par value $1.00 per share; 500,000 shares of preferred stock, par value $100.00 per share; 1,000,000 shares of preferred stock A, without par value; and 500,000 shares of preference stock, without par value. Article FOURTH also provides that preferred stock may be issued as either 4.50% series preferred stock or pursuant to blank check preferred stock provisions, and preferred stock A and preference stock may be issued pursuant to blank check preferred stock A or preference stock provisions, as the case may be. The current

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certificate’s concept of “blank check” for preferred, preferred A and preference stock refers to authorized and unissued stock of a class, where the rights, preferences, powers and limitations of a series may be expressly determined by the board consistent with the provisions of Article FOURTH. In other words, the board is empowered to provide the specific terms and conditions of such series within the requirements of Article FOURTH.
In order to shorten and simplify the company’s capital stock structure in the revised certificate, the board wishes to remove provisions in the current certificate relating to all prior series of preferred stock (including 4.50% series, 4.70% series and 5.10% series), the entire class of preferred stock A and the entire class and prior series (including series B preference) of preference stock. This proposed amendment removes classes and series of stock (and the related language) that are no longer relevant to the company or its capital stock structure, as the company currently has no shares (in any series) of preferred stock, preferred A stock or preference stock outstanding, having redeemed the last outstanding shares of its preferred stock in April 2017.
In the revised certificate, Article IV continues to provide the company authority to issue a total of 502,000,000 shares of stock, but instead of four classes of stock (i.e., common stock, preferred stock, preferred A stock, and preference stock), the company has two classes of stock: 500,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $100.00 per share. Article IV also updates the “blank check” preferred stock provision to a more customary formulation for modern certificates of incorporation and to be more consistent with the language of the DGCL. These proposed amendments included in Article IV do not substantively change the board’s current rights to issue preferred stock, including its ability to set the relative rights, preferences, powers, and limitations of a series.
Under the updated capital stock provisions provided in the revised certificate, the board maintains its flexibility to seek future financing needs through equity (including customized preferred stock) financing as conditions may require without the delay, uncertainty and expense of obtaining stockholder approval for such transactions.
Modernizing Corporate Purpose and Director Powers and Duties Language
Corporate Purpose. Article III of the revised certificate amends Article THIRD of the current certificate by retaining only its first sentence, which provides that the company’s purpose is to engage in any lawful act or activity in accordance with Delaware law, and by removing the second sentence of Article THIRD, which lists non-exclusive examples of activities within the company’s corporate purpose. The board believes that the revised language is a more customary formulation for modern certificates of incorporation and that it is preferable to simply state that the company may engage in any lawful act or activity, without including a specific list of its non-exclusive business activities.
Director Powers. Article NINTH of the current certificate provides a non-exclusive list of various powers conferred on the board. Article VI of the revised certificate removes such non-exclusive list and simply provides that the business and affairs of the company shall be managed by the board and that the board is empowered to exercise all such powers and do all such things (in addition to those conferred by the company’s certificate of incorporation and bylaws and by statute) as may be exercised and done by the company, unless prohibited by statute or by the company’s certificate of incorporation. Pursuant to similar considerations regarding the proposed amendment to the corporate purpose provision, the board believes that the revised language is a more customary formulation for modern certificates of incorporation and that it is preferable to have broad and general language regarding the powers conferred on the board, without including a specific list of non-exclusive board powers.
Director Duties. Article FOURTEENTH of the current certificate provides a non-exclusive list of factors that the board may consider when, in exercising its judgment as to what is in the best interests of the company and its stockholders, it evaluates a proposal by a party to make a tender or exchange offer for securities of the company; effect a merger, consolidation or other business combination with the company; or effect any other transaction having similar effects upon the properties, operations, or control of the company. This non-exclusive list includes “the projected social, legal and economic effects of the proposed action or transaction upon the Corporation or its Subsidiaries, its employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation and its Subsidiaries do business.” The language of Article FOURTEENTH of the current certificate is removed entirely in the revised certificate. Under Delaware law, it is the board’s obligation for those transactions referenced in Article FOURTEENTH of the current certificate to act, exercising its appropriate judgment, in the best interests of the company and its stockholders. The board believes that removal of Article FOURTEENTH is preferable because the non-exclusive list includes reference to consideration of constituencies other than the company’s stockholders, whose interests may conflict with, detract from, or otherwise not be in the best interests of the company and its stockholders. By eliminating Article FOURTEENTH, the board’s obligations in connection with a transaction will simply be governed by Delaware law rather than any express language in the revised certificate as is the case with most every other publicly traded company.

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Housekeeping Revisions
In furtherance of the board’s goal of updating and modernizing the current certificate, the revised certificate includes the following housekeeping revisions:

•	Removing the language of Article SEVENTH of the current certificate, which provides that the company is to have perpetual existence, as perpetual existence is already the default under Delaware law;

•
Removing the language of Article EIGHTH of the current certificate, which provides that the private property of company stockholders shall not be subject to the payment of corporate debts, as such protection is already provided under Delaware law without such provision;

•
Adding Article IX of the revised certificate, which consolidates into one provision the rights of the company to amend, alter, change, or repeal any provision of the company’s certificate of incorporation and the rights relating to the board’s and the stockholders’ powers to adopt, amend, or repeal the company bylaws (including through adding language consistent with Delaware law and the board and stockholder approval standards which currently apply to the company);

•
Reorganizing and renumbering certain provisions, including deleting Articles in the current certificate that had been “[RESERVED]” and reorganizing and renumbering provisions in the revised certificate under headings titled Articles I-IX (with numbered subsections thereunder); and

•
Updating references to statutes, names, and dates, including correcting certain Delaware statutory references, revising language to be more gender inclusive and updating names and dates to reflect current circumstances.

Approval requires the affirmative vote of a majority of the outstanding shares of common stock. Abstentions and broker non-votes will count as votes against this proposal.

The board recommends a vote “for” this proposal for approval of the amendments to update and modernize the company’s amended and restated certificate of incorporation, including removing the requirement of action by a two-thirds vote of continuing directors for certain board actions.

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INFORMATION ABOUT THE ANNUAL MEETING

Who can Vote?
Stockholders of record at the close of business on March 8, 2019, are entitled to vote each share they owned on that date on each matter presented at the meeting and any adjournment(s) thereof. As of March 8, 2019, we had [ ● ] shares of common stock outstanding entitled to one vote per share.

Distribution of our Proxy Materials using Notice and Access
We distributed proxy materials to certain of our stockholders via the Internet under the SEC’s “Notice and Access” rules to reduce our costs and decrease the environmental impact of our proxy materials. Using this method of distribution, on or about March 22, 2019, we mailed a Notice Regarding the Availability of Proxy Materials (Notice) that contains basic information about our 2019 annual meeting and instructions on how to view all proxy materials, and vote electronically, on the Internet. If you received the Notice and prefer to receive a paper copy of the proxy materials, follow the instructions in the Notice for making this request and the materials will be sent promptly to you via the preferred method. Stockholders who do not receive the Notice will receive a paper copy of our proxy materials, which will be sent on or about March 28, 2019.

How to Vote	You are encouraged to vote in advance of the meeting using one of the following voting methods, even if you are planning to attend the 2019 Annual Meeting of Stockholders.
Registered Stockholders: Stockholders of record who hold their shares directly with our stock registrar can vote any one of four ways:
Via the Internet: Go to the website shown on the Notice or Proxy Card, if you received one, and follow the instructions.
By Telephone: Call the telephone number shown on the Notice or Proxy Card, if you received one, and follow the instructions given by the voice prompts.

Voting via the Internet or by telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned a Proxy Card by mail. Your voting instructions may be transmitted up until 11:59 p.m. Eastern Time on May 6, 2019.

By Mail: If you received paper copies of the Proxy Statement, Annual Report, and Proxy Card, mark, sign, date, and return the Proxy Card in the postage-paid envelope provided.
In Person: Attend the annual meeting, or send a personal representative with an appropriate proxy, to vote by ballot at the meeting.

Beneficial Stockholders: Stockholders whose shares are held beneficially in the name of a bank, broker, or other holder of record (sometimes referred to as holding shares “in street name”), will receive voting instructions from said bank, broker, or other holder of record. If you wish to vote in person at the meeting, you must obtain a legal proxy from your bank, broker, or other holder of record of your shares and present it at the meeting.

See discussion below regarding the MDU Resources Group, Inc. 401(k) Plan for voting instructions for shares held under our 401(k) plan.
Revoking Your Proxy or Changing Your Vote	You may change your vote at any time before the proxy is exercised.
Registered Stockholders:
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If you voted by mail: you may revoke your proxy by executing and delivering a timely and valid later dated proxy, by voting by ballot at the meeting, or by giving written notice of revocation to the corporate secretary.

● If you voted via the Internet or by telephone: you may change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting.
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Attendance at the meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the corporate secretary before the proxy is exercised, or (2) you vote by ballot at the meeting.

Beneficial Stockholders: Follow the specific directions provided by your bank, broker, or other holder of record to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the meeting if you obtain a legal proxy from your bank, broker, or other holder of record and present it at the meeting.

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Discretionary Voting Authority
If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as the board recommends on each proposal. The individuals named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their discretion. Our bylaws set forth requirements for advance notice of any nominations or agenda items to be brought up for voting at the annual meeting, and we have not received timely notice of any such matters, other than the items from the board of directors described in this Proxy Statement.

Voting Standards
A majority of outstanding shares of stock entitled to vote must be present in person or represented by proxy to hold the meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the annual meeting.

If you are a beneficial holder and do not provide specific voting instruction to your broker, the organization that holds your shares will not be authorized to vote your shares, which would result in broker non-votes, on proposals other than the ratification of the selection of our independent registered public accounting firm for 2019.

The following chart describes the proposals to be considered at the annual meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:

Item No.	Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
1	Election of Directors	For, against, or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee.	No effect	No effect
2	Advisory Vote to Approve the Compensation Paid to the Company’s Named Executive Officers	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon	Same effect as votes against	No effect

3	Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2018	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon	Same effect as votes against	Brokers have discretion to vote

4	Approval of an Amendment to Montana-Dakota Utilities Co.’s Restated Certificate of Incorporation	For, against, or abstain	The affirmative vote of a majority of the outstanding shares of common stock	Same effect as votes against	Same effect as votes against
5	Approval of Amendments to Update and Modernize the Company’s Amended and Restated Certificate of Incorporation	For, against, or abstain	The affirmative vote of a majority of the outstanding shares of common stock	Same effect as votes against	Same effect as votes against

Proxy Solicitation
The board of directors is furnishing proxy materials to solicit proxies for use at the Annual Meeting of Stockholders on May 7, 2019, and any adjournment(s) thereof. Proxies are solicited principally by mail, but directors, officers, and employees of MDU Resources Group, Inc. or its subsidiaries may solicit proxies personally, by telephone, or by electronic media, without compensation other than their regular compensation. Okapi Partners, LLC additionally will solicit proxies for approximately $8,500 plus out-of-pocket expenses. We will pay the cost of soliciting proxies and will reimburse brokers and others for forwarding proxy materials to stockholders.

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Electronic Delivery of Proxy Statement and Annual Report Documents
For stockholders receiving proxy materials by mail, you can elect to receive an email in the future that will provide electronic links to these documents. Opting to receive your proxy materials online will save the company the cost of producing and mailing documents to your home or business and will also give you an electronic link to the proxy voting site.

●
Registered Stockholders: If you vote on the Internet, simply follow the prompts for enrolling in the electronic proxy delivery service. You may also enroll in the electronic proxy delivery service at any time in the future by going directly to http://enroll.icsdelivery.com/mdu to request electronic delivery. You may revoke an electronic delivery election at this site at any time.

●
Beneficial Stockholders: If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of the proxy materials electronically. You may enroll in the electronic proxy delivery service at any time by going directly to http://enroll.icsdelivery.com/mdu to request electronic delivery. You may also revoke an electronic delivery election at this site at any time. In addition, you may also check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service or contact your bank or broker to request electronic delivery.

Householding of Proxy Materials
In accordance with a Notice sent to eligible stockholders who share a single address, we are sending only one Annual Report to Stockholders and one Proxy Statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record wishes to receive a separate Annual Report to Stockholders and Proxy Statement in the future, he or she may contact the Office of the Treasurer at MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506-5650, Telephone Number: (701) 530-1000. Eligible stockholders of record who receive multiple copies of our Annual Report to Stockholders and Proxy Statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker, or other nominee can request householding by contacting the nominee.

We will promptly deliver, upon written or oral request, a separate copy of the Annual Report to Stockholders and Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered.

MDU Resources Group, Inc. 401(k) Plan
This Proxy Statement is being used to solicit voting instructions from participants in the MDU Resources Group, Inc. 401(k) Plan with respect to shares of our common stock that are held by the trustee of the plan for the benefit of plan participants. If you are a plan participant and also own other shares as a registered stockholder or beneficial owner, you will separately receive a Notice or proxy materials to vote those other shares you hold outside of the MDU Resources Group, Inc. 401(k) Plan. If you are a plan participant, you must instruct the plan trustee to vote your shares by utilizing one of the methods described on the voting instruction form that you receive in connection with shares held in the plan. If you do not give voting instructions, the trustee generally will vote the shares allocated to your personal account in accordance with the recommendations of the board of directors. Your voting instructions may be transmitted up until 11:59 p.m. Eastern Time on May 2, 2019.

Annual Meeting Admission and Guidelines
Admission: All stockholders as of the record date of March 8, 2019, are cordially invited and urged to attend the annual meeting. You must request an admission ticket to attend. If you are a stockholder of record and plan to attend the meeting, please contact MDU Resources by email at CorporateSecretary@mduresources.com or by telephone at 701-530-1010 to request an admission ticket. A ticket will be sent to you by mail.
If your shares are held beneficially in the name of a bank, broker, or other holder of record, and you plan to attend the annual meeting, you will need to submit a written request for an admission ticket by mail to: Investor Relations, MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506 or email at CorporateSecretary@mduresources.com. The request must include proof of stock ownership as of March 8, 2019, such as a bank or brokerage firm account statement or a legal proxy from the bank, broker, or other holder of record confirming ownership. A ticket will be sent to you by mail.
Requests for admission tickets must be received no later than May 1, 2019. You must present your admission ticket and state-issued photo identification, such as a driver’s license, to gain admittance to the meeting.
Guidelines: The business of the meeting will follow as set forth in the agenda which you will receive at the meeting entrance. The use of cameras or sound recording equipment is prohibited, except by the media or those employed by the company to provide a record of the proceedings. The use of cell phones and other personal communication devices is also prohibited during the meeting. All devices must be turned off or muted. No firearms or weapons, banners, packages, or signs will be allowed in the meeting room. MDU Resources Group, Inc. reserves the right to inspect all items, including handbags and briefcases, that enter the meeting room.

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Conduct of the Meeting
Neither the board of directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. We have not been informed that any other matter will be presented at the meeting by others. However, if any other matters are properly brought before the annual meeting, or any adjournment(s) thereof, your proxies include discretionary authority for the persons named in the proxy to vote or act on such matters in their discretion.

Stockholder Proposals, Director Nominations, and Other Items of Business for 2020 Annual Meeting
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement.  To be included in the proxy materials for our 2020 annual meeting, a stockholder proposal must be received by the corporate secretary no later than November 23, 2019, unless the date of the 2020 annual meeting is more than 30 days before or after May 7, 2020, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. The proposal must also comply with all applicable requirements of Rule 14a-18 under the Securities Exchange Act of 1934.

Director Nominations From Stockholders for Inclusion in Next Year’s Proxy Statement. If a stockholder or group of stockholders wishes to nominate one or more director candidates to be included in our proxy statement for the 2020 annual meeting through our proxy access bylaw provision, we must receive proper written notice of the nomination not later than 120 or earlier than 150 days before the anniversary date that the definitive proxy statement was first released to stockholders in connection with the annual meeting, or between October 24, 2019 and November 23, 2019. In the event that the 2020 annual meeting is more than 30 days before or after May 7, 2020, the notice must be delivered no earlier than the 150th day prior to such meeting and no later than the 120th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made. In addition, the nomination must otherwise comply with the requirements in our bylaws. The requirements of such notice can be found in our bylaws, a copy of which is on our website, at www.mdu.com/governance.

Director Nominations and Other Stockholder Proposals Raised From the Floor at the 2020 Annual Meeting of Stockholders.  Under our bylaws, if a stockholder intends to nominate a person as a director, or present other items of business at an annual meeting, the stockholder must provide written notice of the director nomination or stockholder proposal within 90 to 120 days prior to the anniversary of the most recent annual meeting. Notice of director nominations or stockholder proposals for our 2020 annual meeting must be received between January 8, 2020 and February 7, 2020, and meet all the requirements and contain all the information, including the completed questionnaire for director nominations, provided by our bylaws. The requirements for such notice can be found in our bylaws, a copy of which is on our website, at www.mdu.com/governance.

We will make available to our stockholders to whom we furnish this Proxy Statement a copy of our Annual Report on Form 10-K, excluding exhibits, for the year ended December 31, 2018, which is required to be filed with the SEC. You may obtain a copy, without charge, upon written or oral request to the Office of the Treasurer of MDU Resources Group, Inc., 1200 West Century Avenue, Mailing Address: P.O. Box 5650, Bismarck, North Dakota 58506-5650, Telephone Number: (701) 530-1000. You may also access our Annual Report on Form 10-K through our website at www.mdu.com.

By order of the Board of Directors,

Daniel S. Kuntz
Secretary
March 22, 2019

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APPENDIX A.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
~~MDUR NEWCO~~MDU RESOURCES GROUP, INC.

~~MDUR NEWCO~~MDU RESOURCES GROUP, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.The ~~original certificate of incorporation of~~ present name of the corporation is MDU RESOURCES GROUP, INC. (the “Corporation”).

2.The Corporation was incorporated under the name “MDUR Newco, Inc. ~~was filed~~” by the filing of its original Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware on September 21, ~~2018 (~~2018, which was amended by the filing of its Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware effective as of January 1, 2019 (as amended, the “Original Certificate of Incorporation”).

~~2.     MDUR Newco, Inc.~~3.     The Corporation is filing this ~~a~~Amended and ~~r~~Restated ~~c~~Certificate of ~~i~~Incorporation (the “Certificate of Incorporation”), which restates, integrates and further amends the provisions of the Original Certificate of Incorporation, and which was duly adopted in accordance with Sections ~~242, 245 and 228 (by written consent of the sole stockholder of MDUR Newco, Inc.)~~228, 242 and 245 of the General Corporation Law of the State of Delaware.

~~3.~~4.    The text of the Original Certificate of Incorporation is hereby amended and restated in its entirety by this Certificate of Incorporation, effective as of ~~12:02~~ [______] [a/p].m. Eastern Standard Time on ~~January 1,~~[______], 2019, as to read in full as follows:
ARTICLE I

NAME

~~FIRST.~~ The name of this Corporation is MDU RESOURCES GROUP, INC. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

~~SECOND.~~    The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III

CORPORATE PURPOSE

~~THIRD.~~ The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. ~~Included within this purpose, without limiting the generality of the foregoing sentence is (1) to own and operate electric and gas public utility systems and (2) to transact business as a multidimensional natural resource company~~

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Proxy Statement

ARTICLE IV

CAPITAL STOCK

(1)    Authorized Shares.

~~The Corporation shall have and exercise all the powers conferred upon corporations by the General Corporation Law of Delaware.~~
~~FOURTH.~~ The total number of shares of stock which the Corporation shall have authority to issue is Five Hundred Two Million (502,000,000) divided into ~~four~~two classes, namely, Preferred Stock~~, Preferred Stock A, Preference Stock,~~ and Common Stock. The total number of shares of such Preferred Stock authorized is ~~Five Hundred Thousand (500,000~~Two Million (2,000,000) shares of the par value of One Hundred Dollars ($100) per share (hereinafter called the “Preferred ~~Stock”) amounting in the aggregate to Fifty Million Dollars ($50,000,000). The total number of shares of such Preferred Stock A authorized is One Million (1,000,000) shares without par value (hereinafter called the “Preferred Stock A”). The total number of shares of such Preference Stock authorized is Five Hundred Thousand (500,000) shares without par value (hereinafter called the “Preference~~ Stock”). The total number of shares of such Common Stock authorized is Five Hundred Million (500,000,000) of the par value of One and no/100 Dollars ($1.00) per share (hereinafter called the “Common Stock”)~~, amounting in the aggregate to Five Hundred Million Dollars ($500,000,000)~~.

~~The Preferred Stock and the Preferred Stock A shall rank equally with no preference or priority of the Preferred Stock over the Preferred Stock A or of the Preferred Stock A over the Preferred Stock with respect to earnings, and assets upon liquidation, dissolution or winding up of the Corporation, and the Preferred Stock and the Preferred Stock A shall be senior to the Preference Stock with respect to earnings, and assets upon liquidation, dissolution or winding up of the Corporation, and the Preference Stock in turn shall be senior to the Common Stock with respect thereto.~~

~~The description of such classes of stock, and the designations and the powers, preferences and rights and the qualifications, limitations or restrictions thereof are as follows:~~

~~1.~~(2) Preferred Stock. The Preferred Stock may be issued ~~from time to time either (a) as Preferred Stock of a series to be designated 4.50% Series Preferred Stock, or (b) if so determined~~ from time to time by resolution or resolutions adopted by the Board of Directors either in whole or in part as one or more other series, each series to be appropriately designated by distinguishing number, letter or title prior to the issue of any shares thereof. ~~One Hundred Thousand (100,000) shares of the Preferred Stock are hereby designated as 4.50% Series Preferred Stock. The number of shares of the Preferred Stock so designated as 4.50% Series Preferred Stock may be increased (but not above the number of shares then authorized) or decreased (but not below the number of shares thereof then outstanding) by a~~The description and terms of the Preferred Stock of any series shall be fixed and determined by the Board of Directors at the time of the authorization of the issue of the original shares of each such series, including such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors ~~in the same manner as the Board may by resolution create other series of the~~ providing for the issuance of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series of Preferred Stock, but not below the number of shares of such series of Preferred Stock then outstanding. In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution

A-2 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

originally fixing the number of shares of such series of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation’s outstanding capital stock entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

~~2.The Preferred Stock of all series shall be of the same class and of equal rank and shall be identical in all respects except that~~

(3)     Common Stock. The preferences, limitations, voting powers and relative rights of the Common Stock (subject to the preferences and rights of the Preferred Stock as determined by the Board of Directors pursuant to Paragraph (2) of this Article IV) are as follows:

(a)     ~~the maximum dividend rate of the 4.50% Series Preferred Stock shall be four and fifty hundredths per cent (4.50%) per annum, and the maximum dividend rate of the Preferred Stock of each other series shall be such rate as shall have been fixed and determined by the Board of Directors to accrue in respect of the shares of stock of each such other series from a date to be determined as hereinafter provided;~~Voting Rights. Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote of the stockholders of this Corporation (including, without limitation, any matter voted on at a stockholders’ meeting).

(b)     ~~the amount per share which the Preferred Stock shall be entitled to receive as a premium in case of the redemption thereof shall be Five Dollars ($5.00) per share in the case of the 4.50% Series Preferred Stock, and in the case of each other series of the Preferred Stock shall be such amount, if any, as shall have been fixed and determined by the Board of Directors;~~

~~(c)~~
~~a sinking fund or other retirement obligation may be provided for each series of the Preferred Stock, other than the 4.50% Series Preferred Stock, at such rate and on such terms as shall have been fixed and determined by the Board of Directors in respect of the shares of stock of each such series;~~

~~(d)~~
~~the shares of each series of the Preferred Stock, other than the 4.50% Series Preferred Stock, may be made convertible into, or exchangeable for, shares of any other class or classes, or of any other series of the same or of any other class or classes, of stock of the Corporation, at such price or prices, or at such rates of exchange and with such adjustments as shall have been fixed and determined by the Board of Directors in respect of the shares of stock of each such series; and~~

~~(e)~~
~~the shares of each series of the Preferred Stock, other than the 4.50% Series Preferred Stock, shall possess such voting power, in addition to that provided for in paragraph 13, as shall have been fixed and determined by the Board of Directors in respect of the shares of stock of each such series.~~

MDU Resources Group, Inc. Proxy Statement A-3

Proxy Statement

~~The description and terms of the Preferred Stock of each series in the foregoing particulars (except as in this section fixed and determined in respect of the 4.50% Series Preferred Stock) shall be fixed and determined by the Board of Directors at the time of the authorization of the issue of the original shares of each such other series. All shares of each series shall be alike in every particular.~~

~~3.The Preferred Stock A may be issued from time to time by resolution or resolutions adopted by the Board of Directors, either in whole or in part as one or more series, each series to be appropriately designated by distinguishing number, letter or title prior to the issue of any shares thereof.~~

~~4.The Preferred Stock A of all series shall be of the same class and of equal rank and shall be identical in all respects except that~~

~~(a)~~
~~the maximum dividend rate of the Preferred Stock A of each series shall be such rate as shall have been fixed and determined by the Board of Directors to accrue in respect of the shares of stock of each such series from a date to be determined as hereinafter provided;~~

~~(b)~~
~~the terms and conditions on which the shares of each series may be redeemed and in the amount or amounts per share which the Preferred Stock A of each series shall be entitled to receive in case of the redemption thereof shall be such as shall have been fixed and determined by the Board of Directors for each such series;~~

~~(c)~~
~~the amount per share which the Preferred Stock A of each series shall be entitled to receive in the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, shall be such amount as shall have been fixed and determined by the Board of Directors for such purpose for each such series;~~

~~(d)~~
~~a sinking fund or other retirement obligation may be provided for any or all series of the Preferred Stock A, at such rate and on such terms as shall have been fixed and determined by the Board of Directors in respect of the shares of stock of each such series;~~

~~(e)~~
~~the shares of any or all series of the Preferred Stock A may be made convertible into, or exchangeable for, shares of any other class or classes, or of any other series of the same or of any other class or classes, of stock of the Corporation, at such price or prices, or at such rates of exchange and with such adjustments as shall have been fixed and determined by the Board of Directors in respect of the shares of stock of each such series; and~~

~~(f)~~
~~the shares of each series of the Preferred Stock A shall possess such voting power, in addition to that provided for in paragraph 13, as shall have been fixed and determined by the Board of Directors in respect of the shares of stock of each such series.~~

~~The description and terms of the Preferred Stock A of each series in the foregoing particulars and the number of shares constituting each series shall be fixed and determined by the Board of Directors at the time of the authorization of the issue of the original shares of each such series. All shares of each series shall be alike in every particular.~~

~~5.The Preference Stock may be issued from time to time by resolution or resolutions adopted by the Board of Directors, either in whole or in part as one or more series, each series to be appropriately designated by distinguishing number, letter or title prior to the issue of any shares thereof.~~

A-4 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

~~6.The Preference Stock of all series shall be of the same class and of equal rank and shall be identical in all respects except that~~

~~(a)~~
~~the maximum dividend rate of the Preference Stock of each series shall be such rate as shall have been fixed and determined by the Board of Directors to accrue in respect of the shares of stock of each such series from a date to be determined as hereinafter provided;~~

~~(b)~~
~~the terms and conditions on which the shares of each series may be redeemed and the and the amount or amounts per share which the Preference Stock of each series shall be entitled to receive in case of the redemption thereof shall be such as shall have been fixed and determined by the Board of Directors for each such series;~~

~~(c)~~
~~the amount per share which the Preference Stock of each series shall be entitled to receive in the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, shall be such amount as shall have been fixed and determined by the Board of Directors for such purpose for each such series;~~

~~(d)~~
~~a sinking fund or other retirement obligation may be provided for any or all series of the Preference Stock, at such rate and on such terms as shall have been fixed and determined by the Board of Directors in respect of the shares of stock of each such series; and~~

~~(e)~~
~~the shares of any or all series of the Preference Stock may be made convertible into, or exchangeable for, shares of the Common Stock, at such price or prices, or at such rates of exchange and with such adjustments as shall have been fixed and determined by the Board of Directors in respect of the shares of stock of each such series.~~

~~The description and terms of the Preference Stock of each series in the foregoing particulars and the number of shares constituting each series shall be fixed and determined by the Board of Directors at the time of the authorization of the issue of the original shares of each such series. All shares of each series shall be alike in every particular.~~

~~7.In preference to the Preference Stock and the Common Stock, out of the surplus or net profits of this Corporation, as and when declared by the Board of Directors, the holders of the 4.50% Series Preferred Stock shall be entitled to receive dividends at but not exceeding the maximum dividend rate herein fixed and determined, and the holders of the other series of Preferred Stock and all series of the Preferred Stock A shall be entitled to receive dividends, in preference to the Preference Stock and the Common Stock, out of the surplus or net profits of this Corporation, as and when declared by the Board of Directors, at but not exceeding the maximum dividend rates fixed and determined by the Board of Directors and expressed in the certificates therefor, payable quarterly on January 1st, April 1st, July 1st, and October 1st in each year, before any dividends shall be declared or paid upon or set apart for the Preference Stock or the Common Stock and before any sum shall be paid or set apart for the purchase or redemption of any series of the Preferred Stock, the Preferred Stock A or the Preference Stock, or the Common Stock. Such dividends on the Preferred Stock shall be cumulative from such date or dates as the Board of Directors shall fix at the time of issue thereof, or if no such date or dates shall be fixed, then from the respective dates of issue thereof, so that if in any dividend period or periods full cumulative dividends, at the maximum rates fixed and determined therefor, accrued on all outstanding shares of Preferred Stock and Preferred Stock A for all past dividend periods and for the then current dividend period, shall not have been paid, the~~

MDU Resources Group, Inc. Proxy Statement A-5

Proxy Statement

~~deficiency shall be declared and paid or set apart for payment before any dividends shall be declared or paid upon or set apart for the Preference Stock or for the Common Stock and before any sum shall be paid or set apart for the purchase or redemption of any series of the Preferred Stock, the Preferred Stock A or the Preference Stock, or the Common Stock.~~

~~If at any time Preferred Stock or Preferred Stock A of more than one series shall be outstanding, any dividends paid upon the Preferred Stock or the Preferred Stock A in an amount less than full cumulative dividends accrued or in arrears upon all the Preferred Stock and the Preferred Stock A outstanding shall be divided among the outstanding series of the Preferred Stock and the Preferred Stock A in proportion to the aggregate amounts which would be distributable to each series of the Preferred Stock and the Preferred Stock A if full cumulative dividends were at said time to be declared and paid thereon.~~

~~8.Subject to the prior rights and preferences of the Preferred Stock and the Preferred Stock A hereinbefore set forth, out of the surplus or net profits of this Corporation remaining after full cumulative dividends as aforesaid upon all series of the Preferred Stock and the Preferred Stock A then outstanding have been paid for all past dividend periods and after full cumulative dividends upon all series of the Preferred Stock and the Preferred Stock A for the current dividend period have been declared and paid or set apart for payment, then, as and when declared by the Board of Directors, the holders of the Preference Stock of all series shall be entitled to receive dividends at but not exceeding the maximum dividend rates fixed and determined by the Board of Directors and expressed in the resolution or resolutions authorizing the creation and issuance of each such series, payable quarterly on January 1st, April 1st, July 1st, and October 1st in each year, before any dividends shall be declared or paid upon or set apart for the Common Stock and before any sum shall be paid or set apart for the purchase or redemption of the Preference Stock of any series or the Common Stock. Such dividends on the Preference Stock shall be cumulative from such date or dates as the Board of Directors shall fix at the time of issue thereof, or if no such date or dates shall be fixed, then from the respective dates of issue thereof, so that if in any dividend period or periods full cumulative dividends, at the maximum rates fixed and determined therefor, accrued on all outstanding shares of Preference Stock for all past dividend periods and for the then current dividend period, shall not have been paid, the deficiency shall be declared and paid or set apart for payment before any dividends shall be declared or paid upon or set apart for the Common Stock and before any sum shall be paid or set apart for the purchase or redemption of the Preference Stock of any series or the Common Stock.~~

~~If at any time the Preference Stock of more than one series shall be outstanding, any dividends paid upon the Preference Stock in an amount less than full cumulative dividends accrued or in arrears upon all the Preference Stock outstanding shall be divided among the outstanding series of Preference Stock in proportion to the aggregate amounts which would be distributable to the Preference Stock of each series if full cumulative dividends were at said time to be declared and paid thereon.~~

~~9.Subject to the prior rights and preferences of the Preferred Stock, the Preferred Stock A and the Preference Stock hereinbefore set forth, out of any surplus or net profits of this Corporation remaining after full cumulative dividends as aforesaid upon all series of the Preferred Stock, the Preferred Stock A and the Preference Stock then outstanding have been paid for all past dividend periods and after full cumulative dividends upon all series of the Preferred Stock, the Preferred Stock A and the Preference Stock for the current dividend period have been declared and paid or set apart for payment and after making such provision, if any, as the Board of Directors may deem necessary for working capital, then and not otherwise, dividends may be declared and paid upon the Common Stock, to the exclusion of the holders of the Preferred Stock, the Preferred Stock A and the Preference Stock, and no holder of any series of the Preferred Stock, the Preferred Stock A or the Preference Stock shall be entitled to receive or shall receive dividends in excess of the maximum dividend rates herein set forth or fixed in the certificates therefor or in the resolution~~

A-6 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

~~or resolutions authorizing the creation and issuance of each such series.~~

~~The right to receive any dividends which may be declared payable in stock of any class is vested in the holders of the Common Stock exclusively, but no such dividends shall be declared in any dividend period unless full cumulative dividends upon all series of the Preferred Stock, the Preferred Stock A and the Preference Stock then outstanding shall have been paid for all past dividend periods and shall have been declared and paid or set apart for payment for the current dividend period.~~

~~10.All series of the Preferred Stock and the Preferred Stock A shall be preferred as to both earnings, and assets, and in the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, before any assets of the Corporation shall be distributed among or paid over to the holders of the Preference Stock or the Common Stock, the holders of the Preferred Stock of each series shall be entitled to be paid One Hundred Dollars ($100.00) per share, and the holders of the Preferred Stock A of each series shall be entitled to be paid that amount which shall have been fixed and determined for such purpose by the Board of Directors in the resolution or resolutions authorizing the creation and issuance of each such series, in each case together with a sum of money equivalent in the case of each share of stock to all cumulative dividends on the Preferred Stock or the Preferred Stock A, as the case may be, accrued and in arrears thereon, before any distribution of the assets shall be made to the holders of the Preference Stock or the Common Stock, but the holders of the Preferred Stock and the Preferred Stock A shall not be entitled to any further participation in such distribution, and the holders of the Common Stock, subject to the prior rights and preferences of the Preference Stock, shall be entitled, to the exclusion of the holders of the Preferred Stock, the Preferred Stock A and the Preference Stock, to share ratably in all the assets of this Corporation remaining after payment to the holders of the Preferred Stock, and the Preferred Stock A and the Preference Stock of their full preferential amounts. If upon any such liquidation, dissolution or winding up of this Corporation, the assets distributable among the holders of the Preferred Stock and the Preferred Stock A shall be insufficient to permit the payment in full to such holders of the preferential amounts aforesaid, then the entire assets of this Corporation to be distributed shall be distributed among the holders of the Preferred Stock and the Preferred Stock A then outstanding ratably in proportion to the full preferential amounts to which they are respectively entitled.~~

~~11.As hereinbefore set forth, the Preference Stock of all series shall rank junior to all series of the Preferred Stock and the Preferred Stock A with respect to both earnings, and assets, and in the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, after payment to the holders of the Preferred Stock and the Preferred Stock A of all amounts payable to them in such event and before any assets of the Corporation shall be distributed among or paid over to the holders of the Common Stock, the holders of the Preference Stock of each series shall be entitled to be paid that amount which shall have been fixed and determined for such purpose by the Board of Directors in the resolution or resolutions authorizing the creation and issuance of each such series, in each case together with a sum of money equivalent in the case of each share of stock to all cumulative dividends on the Preference Stock, accrued and in arrears thereon, before any distribution of the assets shall be made to the holders of the Common Stock, but the holders of the Preference Stock shall not be entitled to any further participation in such distribution, and the holders of the Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock, the Preferred Stock A and the Preference Stock, to share ratably in all the assets of this Corporation remaining after payment to the holders of the Preferred Stock, the Preferred Stock A and the Preference Stock of their full preferential amounts aforesaid. If upon any such liquidation, dissolution or winding up of this Corporation, the assets distributable among the holders of the Preference Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts aforesaid, then the entire assets of this Corporation to be distributed, after payment to the holders of the Preferred Stock and the Preferred Stock A of all amounts payable to them in such event, shall be distributed among the holders~~

MDU Resources Group, Inc. Proxy Statement A-7

Proxy Statement

~~of the Preference Stock then outstanding ratably in proportion to the full preferential amounts to which they are entitled.~~

~~Nothing in paragraph 10 or this paragraph 11 shall be deemed to prevent the purchase or redemption of any series of the Preferred Stock, the Preferred Stock A or the Preference Stock, in any manner permitted by paragraph 12. A consolidation or merger of this Corporation with any other corporation or corporations shall not be regarded as a liquidation, dissolution or winding up of this Corporation within the meaning of paragraph 10 or this paragraph 11, but no such consolidation or merger shall in any manner impair the rights or preferences of any of the Preferred Stock, the Preferred Stock A or the Preference Stock.~~

~~12.This Corporation may at the option of the Board of Directors from time to time on any dividend payment date redeem the whole or any part of any series of the Preferred Stock, the Preferred Stock A or the Preference Stock; with respect to the Preferred Stock, by paying One Hundred Dollars ($100.00) per share for each share thereof so redeemed, plus a premium of such additional amount per share as herein fixed and determined for the 4.50% Series Preferred Stock, and in the case of any other series of the Preferred Stock, such premium, if any, as shall have been fixed and determined by the Board of Directors, together in each case with the amount of any dividends accrued and in arrears thereon; with respect to the Preferred Stock A and the Preference Stock, by paying the appropriate amount per share which shall have been fixed and determined by the Board of Directors in the resolution or resolutions authorizing the creation and issuance of each such series of the Preferred Stock A or the Preference Stock, together in each case with the amount of any dividends accrued and in arrears thereon. Notice of such election to redeem shall, not less than thirty days prior to the dividend date upon which the stock is to be redeemed, be mailed to each holder of stock so to be redeemed at his address as it appears on the books of the Corporation. In case less than all of the outstanding Preferred Stock, the Preferred Stock A or the Preference Stock of any series is to be redeemed, the amount to be redeemed may be determined by the Board of Directors; the method of effecting such redemption, whether by lot or pro rata or otherwise, is to be determined by the Board of Directors at the time of issuance. If, on or before the redemption date named in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment on demand to the holders of the stock so called for redemption, then, notwithstanding that any certificate of stock so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the date of redemption so designated, and all rights with respect to such stock so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall forthwith after such redemption date cease and determine, except only the right of the holder to receive the redemption price therefor but without interest.~~

~~13.Except as otherwise required by the laws of Delaware and except as may be otherwise provided herein and by the Board of Directors in accordance with paragraphs 2(e) and 4(f), the holders of the Common Stock shall exclusively possess all voting power for the election of directors and for all other purposes, and the holders of the Preferred Stock, the Preferred Stock A and the Preference Stock shall have no voting power, and no owner or holder thereof shall vote thereon or be entitled to receive notice of any meeting of the stockholders; provided that if at any time and whenever cumulative dividends on the Preferred Stock or on the Preferred Stock A shall be in default and unpaid, in whole or in part, for a period of one year, the holders of the Preferred Stock and the Preferred Stock A shall have the same voting powers as the holders of the Common Stock, to-wit: one vote for each share of stock; and further provided that if at any time and whenever cumulative dividends on the Preference Stock shall be in default and unpaid, in whole or in part, for a period of one year, the holders of the Preference Stock shall have the same voting powers as the holders of the Common Stock, to-wit: one vote for each share of stock, and the holders of the Preferred Stock and the Preferred Stock A or the Preference Stock, as the case may be, shall be entitled to~~

A-8 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

~~receive notices of meetings of stockholders, and such voting power shall so continue to vest in the holders of the Preferred Stock and the Preferred Stock A or the Preference Stock, as the case may be, until all arrears in the payment of cumulative dividends on the Preferred Stock and the Preferred Stock A or on the Preference Stock, as the case may be, shall have been paid and the dividends thereon for the current dividend period shall have been declared and the funds for the payment thereof set aside, on the condition, however, that as often as thereafter defaulted dividends shall have been paid in full and provision made for the current dividend as herein provided (and such payment shall be made as promptly as shall be consistent with the best interests of the Corporation), the holders of the Preferred Stock and the Preferred Stock A or of the Preference Stock, as the case may be, shall be divested of such voting power and the voting power shall revest exclusively in the holders of the Common Stock, subject always to the same provisions for the vesting of voting power in the holders of the Preferred Stock and the Preferred Stock A or of the Preference Stock, as the case may be, in case of any similar default or defaults in the payment of cumulative dividends either on the Preferred Stock or the Preferred Stock A or on the Preference Stock, as the case may be, for one year and the revesting of such entire voting power in the holders of the Common Stock, in the event that such default or defaults shall be cured as above provided.~~
Dividends and Distributions. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, shares of Common Stock shall be entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the shares of Common Stock are entitled to the net assets of this corporation upon dissolution in accordance with the General Corporation Law of the State of Delaware.

~~14.The vote or consent of the holders of a majority of the Preference Stock at the time outstanding, voting as a class, shall be required for any amendment of the Certificate of Incorporation altering materially any existing provision of the Preference Stock, for the creation, or an increase in the authorized amount, of any class of stock ranking, as to earnings, and assets, prior to, or on a parity with, the Preference Stock, or for an increase in the authorized amount of the Preference Stock; provided, however, that if any amendment of the Certificate of Incorporation shall affect adversely the rights or preferences of one or more, but not all, of the series of the Preference Stock at the time outstanding or shall unequally adversely affect the rights or preferences of different series of the Preference Stock at the time outstanding, the vote or consent of the holders of a majority of such shares of each such series so adversely or unequally adversely affected shall be required in lieu of or (if such vote or consent is required by law) in addition to the vote or consent of the holders of a majority of the outstanding shares of the Preference Stock, voting as a class.~~

~~15.~~     (4)     No Pre-emptive Rights. No holder of stock of this Corporation of any class shall have any pre-emptive or preferential rights of subscription to any shares of any class of stock of this Corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors in its discretion may from time to time determine, and at such price as the Board of Directors may from time to time fix and determine pursuant to the authority conferred by this Certificate~~; and any shares of stock or convertible obligations which the Board of Directors may determine to offer for subscription to the holders of stock may, as said Board shall determine, be offered exclusively to holders of the Preferred Stock, to holders of the Preferred Stock A, to holders of the Preference Stock or to holders of the Common Stock, or partly to the holders of the Preferred Stock, partly to the holders of the Preferred Stock A, partly to the holders of the Preference Stock and partly to the holders of the Common Stock, and in such case in such proportions as among said classes of stock as the Board of Directors in its discretion may determine~~ of Incorporation.
~~16. 4.70% Series Preferred Stock~~

MDU Resources Group, Inc. Proxy Statement A-9

Proxy Statement

~~1.The designation of the Series shall be “4.70% Series Preferred Stock” (Cumulative) (hereinafter called the “4.70% Series”) and the number of shares which shall constitute said Series shall be 50,000; and such number shall not be increased.~~

~~2.The annual dividend rate of the 4.70% Series shall be four and seventy hundredths per cent. (4.70%) of the par value of said shares, and no more, and the date from which dividends shall accrue in respect of all shares of the 4.70% Series shall be the date of issue thereof.~~

~~3.The price at which the shares of the 4.70% Series may be redeemed shall be as specified in Paragraph 6 of Article FOURTH of the Certificate of Incorporation, as amended, plus a premium of $2 per share, together with the amount of any dividends accrued and in arrears thereon.~~

~~4.So long as any of the shares of the 4.70% Series are outstanding, in addition to any other vote or consent of stockholders required in the Certificate of Incorporation, as amended, or by law, the vote or consent of the holders of at least sixty-six and two-thirds per cent. (66-2/3%) of the shares of the 4.70% Series at the time outstanding, given in person or by proxy, either in writing without a meeting (if permitted by law) or at any meeting called for the purpose, shall be necessary to effect or validate:~~

~~(a)~~
~~any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, as amended, or By-Laws of the Corporation, which affects adversely the voting powers, rights or preferences of the holders of the 4.70% Series;~~

~~(b)~~	~~the authorization or creation of, or the increase in the authorized amount of, any stock of any class or any security convertible into stock of any class ranking prior to the Preferred Stock;~~

~~(c)~~	~~the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, or the sale, lease or conveyance by the Corporation of all or substantially all its property or assets;~~

~~(d)~~
~~the merger or consolidation of the Corporation with or into any other corporation, unless the Corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities convertible into stock of any class either authorized or outstanding which stock shall rank prior to the Preferred Stock, except the same number of shares of such stock and the same amount of such other securities with the same rights and preferences as such stock and securities of the Corporation respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation; or~~

~~(e)~~
~~the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Preferred Stock at the time outstanding unless the full dividend on all shares of Preferred Stock of all series then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart; provided, however, that the amendment of the provisions of the Certificate of Incorporation, as amended, so as to authorize or create or to increase the authorized amount (a) of the Common Stock and any other class of stock of the Corporation hereafter authorized over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or (b) of stock of any class ranking on a parity with the~~

A-10 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

~~Preferred Stock, shall not be deemed to affect adversely the voting powers, rights or preferences of the holders of the 4.70% Series; and provided further, that no such consent of the holders of the 4.70% Series shall be required, if at or prior to the time when such amendment, alteration or repeal is to take effect or when the authorization, creation or increase of any such prior stock or convertible security is to be made, or when such consolidation or merger, voluntary liquidation, dissolution or winding up, sale, lease, conveyance, purchase or redemption is to take effect, as the case may be, either (I) the consent of the holders of at least sixty-six and two-thirds per cent. (66-2/3%) of the shares of the Preferred Stock at the time outstanding shall have been so given to any such action except an amendment, alteration or repeal affecting the shares of the 4.70% Series differently from other series of Preferred Stock, or (II) provision is to be made for the redemption of all shares of the 4.70% Series at the time outstanding.~~
~~5.So long as any shares of the 4.70% Series are outstanding, in addition to any other vote or consent of stockholders required in the Certificate of Incorporation, as amended, or by law, the vote or consent of the holders of a majority of the shares of the 4.70% Series at the time outstanding, given in person or by proxy, either in writing without a meeting (if permitted by law) or at any meeting called for the purpose, shall be necessary to effect or validate any increase in the authorized amount of the Preferred Stock, or the authorization or creation of, or the increase in the authorized amount of, any stock of any class or any security convertible into stock of any class ranking on a parity with the Preferred Stock including any such action taken in connection with the merger or consolidation of the Corporation with or into any other corporation by either party thereto; provided, however, that no such consent of the holders of the 4.70% Series shall be required if, at or prior to the time the authorization or increase of any such parity stock or convertible security or any such additional shares of Preferred Stock is to be made, as the case may be, either (I) the consent of the holders of a majority of the shares of the Preferred Stock at the time outstanding shall have been so given to any such action, or (II) provision is to be made for the redemption of all shares of the 4.70% Series at the time outstanding.~~

~~6.~~	~~No sinking fund or other retirement obligation shall be provided for the shares of the 4.70%~~
~~Series.~~

~~17. 5.10% Series Preferred Stock~~

~~1.The designation of the Series shall be “5.10% Series Preferred Stock” (Cumulative) (hereinafter called the “5.10% Series”) and the number of shares which shall constitute said Series shall be 50,000; such number shall not be increased and shall be decreased by the number of shares of said Series at any time retired by the Company.~~

~~2.The annual dividend rate of the 5.10% Series shall be five and ten hundredths per cent (5.10%) of the par value of said shares, and no more, and the date from which dividends shall accrue in respect of all shares of the 5.10% Series shall be the date of issue thereof.~~

~~3.The price at which the shares of the 5.10% Series may be redeemed shall be as specified in paragraph 6 of Article FOURTH of the Certificate of Incorporation, as amended, plus a premium of $2.00 per share, together with the amount of any dividends accrued and in arrears thereon.~~
~~4.So long as any of the shares of the 5.10% Series are outstanding, in addition to any other vote or consent of stockholders required in the Certificate of Incorporation, as amended, or by law, the vote or consent of the holders of at least sixty-six and two-thirds per cent. (66 2/3%) of the shares of the 5.10%~~

MDU Resources Group, Inc. Proxy Statement A-11

Proxy Statement

~~Series at the time outstanding, given in person or by proxy, either in writing without a meeting (if permitted by law) or at any meeting called for the purpose, shall be necessary to effect or validate:~~

~~(a)~~
 ~~any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, as amended, or By-Laws of the Corporation, which affects adversely the voting powers, rights or preferences of the holders of the 5.10% Series;~~

~~(b)~~	~~the authorization or creation of, or the increase in the authorized amount of, any stock of any class or any security convertible into stock of any class ranking prior to the Preferred Stock;~~

~~(c)~~	~~the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, or the sale, lease or conveyance by the Corporation of all or substantially all its property or assets;~~

~~(d)~~
~~the merger or consolidation of the Corporation with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities convertible into stock of any class either authorized or outstanding which stock shall rank prior to the Preferred Stock, except the same number of shares of such stock and the same amount of such other securities with the same rights and preferences as such stock and securities of the Corporation respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation; or~~

~~(e)~~
~~the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Preferred Stock at the time outstanding unless the full dividend on all shares of Preferred Stock of all series then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart;~~

~~provided, however, that the amendment of the provisions of the Certificate of Incorporation, as amended, so as to authorize or create or to increase the authorized amount (a) of the Common Stock and any other class of stock of the Corporation hereafter authorized over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or (b) of any class ranking on a parity with the Preferred Stock, shall not be deemed to affect adversely the voting powers, rights or preferences of the holders of the 5.10% Series; and provided further, that no such consent of the holders of the 5.10% Series shall be required, if at or prior to the time when such amendment, alteration or repeal is to take effect or when the authorization, creation or increase of any such prior stock or convertible security is to be made, or when such consolidation or merger, voluntary liquidation, dissolution or winding up, sale, lease, conveyance, purchase or redemption is to take effect, as the case may be, either (i) the consent of the holders of at least sixty-six and two-thirds per cent. (66 2/3%) of the shares of the Preferred Stock at the time outstanding shall have been so given to any such action except an amendment, alteration or repeal affecting the shares of the 5.10% Series differently from other series of Preferred Stock, or (ii) provision is to be made for the redemption of all shares of the 5.10% Series at the time outstanding.~~
~~5.So long as any shares of the 5.10% Series are outstanding, in addition to any other vote or consent of stockholders required in the Certificate of Incorporation, as amended, or by law, the vote or consent of the holders of a majority of the shares of the 5.10% Series at the time outstanding, given in person or by proxy, either in writing without a meeting (if permitted by law) or at any meeting called for the~~

A-12 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

~~purpose, shall be necessary to effect or validate any increase in the authorized amount of the Preferred Stock, or the authorization or creation of, or the increase in the authorized amount of, any stock of any class or any security convertible into stock of any class ranking on a parity with the preferred Stock including any such action taken in connection with the merger or consolidation of the Corporation with or into any other corporation by either party thereto; provided, however, that no such consent of the holders of the 5.10% Series shall be required if, at or prior to the time the authorization or increase of any such parity stock or convertible security or any such additional shares of Preferred Stock so to be made, as the case may be, either (i) the consent of the holders of a majority of the shares of the Preferred Stock at the time outstanding shall have been so given to any such action, or (ii) provision is to be made for the redemption of all shares of the 5.10% Series at the time outstanding.~~

~~6.As a sinking fund for the retirement of the shares of the 5.10% Series, the Company agrees to purchase (out of any funds of the Company legally available therefor after full dividends on the Preferred Stock of all Series then outstanding for all past dividend periods and for the current period have been paid or declared and a sum sufficient for the payment thereof set apart) 1,000 shares of the 5.10% Series in each year, at the price of $100 per share together with the amount of any dividends accrued and unpaid thereon; provided that no shares of the 5.10% Series shall be purchased pursuant to this paragraph unless tendered by the holders thereof as hereinafter provided; and provided further that the purchase obligation of the Company under this paragraph shall not be cumulative from year to year even though less than 1,000 shares of said Series may be purchased in any year if in such year the Company shall have duly called for tenders and purchased shares duly tendered as hereinafter provided. Shares of the 5.10% Series purchased pursuant to this paragraph shall be cancelled and retired. The Company will, at least 40 and not more than 50 days before each January 1, mail a letter to all holders of record of shares of the 5.10% Series, stating that it is calling for tenders of 1,000 shares of said Series for purchase and retirement under the sinking fund on the following January 1, at $100 per share and accrued and unpaid dividends; the letter shall ask each holder of shares of the 5.10% Series to indicate, by return letter to be received by the Company at a date fixed at least 20 and not more than 25 days before such January 1, the number of shares, if any, which such holder tenders for sale; if more than 1,000 shares are duly tendered by all holders of record, the Company shall first purchase from each holder tendering shares the number of shares tendered up to a number of shares (rounding to the nearest 10 shares) equal as nearly as practicable to 2% of the sum of (i) the number of shares of the 5.10% Series then of record in the name of such holder, and (ii) the number of shares of said Series previously retired that were of record in the name of such holder at the time of their redemption or purchase for retirement, and thereafter purchases shall be made pro rata (as nearly as practicable and rounding to the nearest 10 shares) on the basis of the shares of said Series duly tendered for sale or, in the case of holders duly tendering 1,000 shares, held of record; within three days after the date on which tenders are to be received, the Company shall by letter notify all holders of record of shares of the 5.10% Series of the number of shares tendered and the number of shares held by each holder to be retired; and the Company shall make payment for shares purchased pursuant to this paragraph upon surrender of stock certificates to the Transfer Agent on or after the January 1 retirement date.~~

~~18. Series B Preference Stock~~

~~Section 1. Designation and Amount. The shares of such series shall be designated as “Series B Preference Stock” (the “Series B Preference Stock”) and the number of shares constituting the Series B Preference Stock shall be 125,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preference Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preference Stock.~~

MDU Resources Group, Inc. Proxy Statement A-13

Proxy Statement

~~Section 2. Dividends and Distributions.~~

~~(A)Subject to the rights of the holders of any shares of any series of Preferred Stock or Preferred Stock A (or any similar stock) ranking prior and superior to the Series B Preference Stock with respect to dividends, the holders of shares of Series B Preference Stock, equally with holders of all other series of Preference Stock and in preference to the holders of Common Stock, par value $1.00 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July, and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preference Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preference Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preference Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.~~
~~(B)The Corporation shall declare a dividend or distribution on the Series B Preference Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series B Preference Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.~~
~~(C)Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preference Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preference Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preference Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preference Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.~~

~~Section 3. Voting Rights. The holders of shares of Series B Preference Stock shall have no voting rights except as otherwise provided by law or as set forth in the Corporation’s Certificate of Incorporation.~~

A-14 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

~~Section 4. Certain Restrictions.~~

~~(A)    Whenever quarterly dividends or other dividends or distributions payable on the Series B Preference Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preference Stock outstanding shall have been paid in full, the Corporation shall not:distributions, whether or not declared, on shares of Series B Preference Stock outstanding shall have been paid in full, the Corporation shall not:~~
~~(i)declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series B Preference Stock;~~

~~(ii)declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series B Preference Stock, except dividends paid ratably on the Series B Preference Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;~~
~~(iii)redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series B Preference Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preference Stock; or~~
~~(iv)redeem or purchase or otherwise acquire for consideration any shares of Series B Preference Stock, or any shares of stock ranking on a parity with the Series B Preference Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.~~

~~(B)    The Corporation shall not permit any subsidiary of the Corporation to purchase or~~
~~otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.~~
~~Section 5. Reacquired Shares. Any shares of Series B Preference Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preference Stock and may be reissued as part of a new series of Preference Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preference Stock or any similar stock or as otherwise required by law.~~

~~Section 6. Liquidation, Dissolution, or Winding Up. Upon any liquidation, dissolution, or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series B Preference Stock unless, prior thereto, the holders of shares of Series B Preference Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment,~~

MDU Resources Group, Inc. Proxy Statement A-15

Proxy Statement

~~provided that the holders of shares of Series B Preference Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series B Preference Stock, except distributions made ratably on the Series B Preference Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution, or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preference Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.~~

~~Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preference Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preference Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.~~

~~Section 8. No Redemption. The shares of Series B Preference Stock shall not be redeemable.~~

~~Section 9. Rank. The Series B Preference Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any class of the Corporation’s Preferred Stock and Preferred Stock A, shall rank equally with all other series of the Corporation’s Preference Stock, and shall rank superior to the Common Stock and any other class or series of junior stock.~~

~~Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences, or special rights of the Series B Preference Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preference Stock, voting together as a single class.~~

~~FIFTH. [RESERVED]~~

~~SIXTH. [RESERVED]~~

~~SEVENTH. The Corporation is to have perpetual existence.~~

A-16 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

~~EIGHTH. The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatever.~~

~~NINTH. In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:~~

~~Except as otherwise set forth therein, to make, alter or repeal the By-Laws of the Corporation.~~

~~To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.~~

~~To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created.~~

~~By resolution or resolutions, passed by a majority of the whole Board to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in said resolution or resolutions or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.~~

~~When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.~~

~~The Corporation may in its By-Laws confer powers upon its Board of Directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute.~~

~~Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings, and to have one or more offices within or without the State of Delaware, and to keep the books of the surviving Corporation (subject to the provisions of the statutes), outside of the State of Delaware at such places as may be from time to time designated by the Board of Directors.~~

~~TENTH. This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.~~

~~ELEVENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 3883 of the Revised Code of 1915 of said State, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the~~

MDU Resources Group, Inc. Proxy Statement A-17

Proxy Statement

~~provisions of Section 43 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.~~

~~TWELFTH. [RESERVED]~~

~~THIRTEENTH.~~
ARTICLE V

MATTERS RELATING TO DIRECTORS

(1)     Director Powers. The business and affairs of the Corporation shall be managed by the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by statute or by this Certificate of Incorporation or the Corporation’s Bylaws, the Board of Directors is hereby empowered to exercise all such powers and do all such things as may be exercised or done by the Corporation unless specifically prohibited by statute or by the Certificate of Incorporation.

(~~a)     The business and affairs of the Corporation shall be managed by the Board of Directors consisting of not less than six nor more than fifteen persons. The exact number of directors within the limitations specified in the preceding sentence~~2)     Board Size. The total number of authorized directors constituting the Board of Directors shall be not less than six nor more than fifteen persons, with the exact number of directors fixed from time to time by the Board of Directors pursuant to a resolution adopted by ~~two-thirds~~a majority of the ~~Continuing~~ Board of Directors.

(3)    Vote by Ballot. The directors need not be elected by ballot unless required by the ~~By-Laws~~Bylaws of the Corporation.

(4)    Term. At each annual meeting of stockholders, the directors shall be elected for terms expiring at the next annual meeting of stockholders. Each director shall hold office for the term for which he or she is elected or appointed and until his or her successor shall be elected and qualified or until his or her earlier resignation, removal from office or death. In the event of any increase or decrease in the authorized number of directors, each director then serving as such shall nevertheless continue as director until the expiration of his or her current term, or until his or her earlier resignation, removal from office or death.

(~~b)~~     5)     Vacancies and Newly Created Directorships. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a ~~two-thirds~~majority vote of the ~~Continuing Directors~~ directors then in office, or a sole remaining director, although less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. If one or more directors shall resign from the Board of Directors effective as of a future date, such vacancy or vacancies shall be filled pursuant to the provisions hereof, and such new directorship(s) shall become effective when such resignation or resignations shall become effective, and each director so chosen shall hold office for a term expiring at the next annual meeting of stockholders.

A-18 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

~~(c) [RESERVED]~~

~~(d)    Any directors elected pursuant to special voting rights of one or more series of Preferred Stock, voting as a class, shall be excluded from, and for no purpose be counted in, the scope and operation of the foregoing provisions, unless expressly stated.~~

~~(e)    For purposes of this Article THIRTEENTH, the following terms shall have the meanings hereinafter set forth:~~

~~(i) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1985.~~

~~(ii)~~	~~A person shall be a “Beneficial Owner” of any Voting Stock:~~

~~(A)which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or~~
~~(B)which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or~~
~~(C)which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.~~
~~(iii) “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, any Interested Stockholder and was a member of the Board of Directors prior to the time that any Interested Stockholder became an Interested Stockholder and any successor of a Continuing Director who is unaffiliated with, and not a nominee of, any Interested Stockholder and is designated to succeed a Continuing Director by two-thirds of the Continuing Directors then on the Board of Directors.~~
~~(iv)“Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:~~
~~(A)is the Beneficial Owner, directly or indirectly, of more than 10 percent of the voting power of the then outstanding Voting Stock; or~~
~~(B)is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question, became the Beneficial Owner, directly or indirectly, of more than 10 percent of the voting power of the then outstanding Voting Stock; or~~

MDU Resources Group, Inc. Proxy Statement A-19

Proxy Statement

~~(C)is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.~~

~~For the purpose of determining whether a person is an Interested Stockholder pursuant to this Article THIRTEENTH, Section (e)(iv), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Section (e)(ii) of this Article THIRTEENTH but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.~~

~~(v)A “person” shall mean any individual, firm, partnership, trust, corporation or other entity.~~
~~(vi)“Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Section (e)(iv) of this Article THIRTEENTH, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.~~
~~(vii)“Voting Stock” shall mean each share of stock of the Corporation generally entitled to vote in elections of directors.~~
~~The Continuing Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine the applicability of the various provisions of this Article THIRTEENTH, including (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, and (C) whether a person is an Affiliate or Associate of another. Any such determination made in good faith shall be binding and conclusive on all parties.~~

~~(f)    Capitalized terms used and not defined in Article FOURTEENTH or in Article SIXTEENTH of the Certificate of Incorporation which are defined in Section (e) of this Article THIRTEENTH shall have the meanings, for purposes of Article FOURTEENTH and Article SIXTEENTH of the Certificate of Incorporation, ascribed to such terms in Section (e) of this Article THIRTEENTH.~~

~~FOURTEENTH. The Board of Directors, in evaluating any proposal by another party to (a) make a tender or exchange offer for any securities of the Corporation, (b) effect a merger, consolidation or other business combination of the Corporation or (c) effect any other transaction having an effect upon the properties, operations or control of the Corporation similar to a tender or exchange offer for any securities of the Corporation or a merger, consolidation or other business combination of the Corporation, as the case may be, whether by an Interested Stockholder or otherwise, may, in connection with the exercise of its judgment as to what is in the best interests of the Corporation and its stockholders, give due consideration to the following:~~

~~(i)    the consideration to be received by the Corporation or its stockholders in connection with such transaction in relation not only to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part~~

A-20 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

~~through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation’s financial condition, future prospects and future value as an independent Corporation;~~
~~(ii)    the character, integrity and business philosophy of the other party or parties to the transaction and the management of such party or parties;~~
~~(iii)    the business and financial conditions and earnings prospects of the other party or parties to the transaction, including, but not limited to, debt service and other existing or likely financial obligations of such party or parties, the intention of the other party or parties to the transaction regarding the use of the assets of the Corporation to finance the acquisition, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located;~~
~~(iv)    the projected social, legal and economic effects of the proposed action or transaction upon the Corporation or its Subsidiaries, its employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation and its Subsidiaries do business;~~
~~(v)    the general desirability of the continuance of the Corporation as an independent entity; and~~
~~(vi)    such other factors as the Continuing Directors may deem relevant.~~

~~FIFTEENTH. [RESERVED]~~

ARTICLE VI

STOCKHOLDER ACTIONS

~~SIXTEENTH.~~ Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by the Chairman or President and shall be called by the Chairman, President or the Secretary upon the written request of ~~two-thirds~~a majority of the ~~Continuing~~ Board of Directors. Stockholders of the Corporation shall not be entitled to request a special meeting of stockholders.

ARTICLE VII

DIRECTOR LIABILITY

~~SEVENTEENTH.~~ No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

MDU Resources Group, Inc. Proxy Statement A-21

Proxy Statement

ARTICLE VIII

CREDITOR COMPROMISES

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

Except as otherwise expressly provided by this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision of this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights conferred on stockholders, directors, officers and other persons in this Certificate of Incorporation are subject to this reserved power. Except as otherwise expressly provided by this Certificate of Incorporation, the Board of Directors shall have the power to adopt, amend or repeal the Corporation’s Bylaws. Any adoption, amendment or repeal of the Corporation’s Bylaws by the Board of Directors shall require the approval of a majority of the Board of Directors. The stockholders of the Corporation shall have the power to adopt, amend or repeal the Corporation’s Bylaws.

[Signature Page Follows]

A-22 MDU Resources Group, Inc. Proxy Statement

Proxy Statement

IN WITNESS WHEREOF, ~~MDUR Newco, Inc.~~the Corporation has caused ~~its corporate seal to be hereunto affixed, and~~ this Amended and Restated Certificate of Incorporation to be signed by David L. Goodin, its President and Chief Executive Officer, ~~and Daniel S. Kuntz, its Secretary, on December 31, 2018.~~on [_______], 2019.

~~MDUR NEWCO~~ MDU RESOURCES GROUP, INC.
~~ATTEST:~~

~~/s/ Daniel S. Kuntz~~	By:	/s/ David L. Goodin
~~Daniel S. Kuntz~~		David L. Goodin
~~Secretary~~		President and Chief Executive Officer

[Signature Page to Certificate of Incorporation]

MDU Resources Group, Inc. Proxy Statement A-23

	SCAN TO	▶
VIEW MATERIALS & VOTE

1200 WEST CENTURY AVENUE P.O. BOX 5650 BISMARCK, ND 58506-5650
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Internet or Phone, you do not need to mail the Proxy Card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

			THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.						DETACH AND RETURN THIS PORTION ONLY

MDU RESOURCES GROUP, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors:
	Nominees:			For	Against	Abstain
	1a.	Thomas Everist		☐	☐	☐	The Board of Directors recommends you vote FOR Items 2, 3, 4 and 5.		For	Against	Abstain

	1b.	Karen B. Fagg		☐	☐	☐	2.	Advisory Vote to Approve the Compensation Paid to the Company's Named Executive Officers.	☐	☐	☐

	1c.	David L. Goodin		☐	☐	☐	3.	Ratification of the Appointment of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for 2019.	☐	☐	☐

	1d.	Mark A. Hellerstein		☐	☐	☐
							4.	Approval of an Amendment to Montana-Dakota Utilities Co.'s Restated Certificate of Incorporation.	☐	☐	☐
	1e.	Dennis W. Johnson		☐	☐	☐

	1f.	Patricia L. Moss		☐	☐	☐	5.
Approval of Amendments to Update and Modernize the Company's Amended and Restated Certificate of Incorporation, Including Removing the Requirement of Action by a Two-Thirds Vote of Continuing Directors for Certain Board Actions.
									☐	☐	☐

	1g.	Edward A. Ryan		☐	☐	☐

	1h.	David M. Sparby		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1i.	Chenxi Wang		☐	☐	☐

	1j.	John K. Wilson		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Proxy Statement and Annual Report are available at www.proxyvote.com.

Admission to the Annual Meeting:
Stockholders of record must request an admission ticket to attend the annual meeting. To request an admission ticket, contact MDU Resources by email at CorporateSecretary@mduresources.com or by telephone at
701-530-1010. A ticket will be mailed to you. Requests must be received no later than May 1, 2019.

MDU RESOURCES GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 7, 2018, 11:00 a.m. CDT

This proxy is solicited by the Board of Directors.

The stockholder(s) hereby appoint(s) Harry J. Pearce and Daniel S. Kuntz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MDU RESOURCES GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. CDT on May 7, 2019, at the MDU Service Center, 909 Airport Road, Bismarck, North Dakota, and any adjournment or postponement thereof.

This proxy will also be used to provide voting instructions to John Hancock Trust Company LLC, as Trustee of the MDU Resources Group, Inc. 401(k) Retirement Plan, for any shares of Company common stock held in the plan.

Your vote is important! Ensure that your shares are represented at the meeting. Either (1) vote by Internet, (2) vote by phone, or (3) mark, date, sign, and return this proxy card in the postage-paid envelope provided. The deadline for voting by Internet and phone is 11:59 p.m. Eastern Time on Monday, May 6, 2019. The voting deadline for participants in the MDU Resources Group, Inc. 401(k) Retirement Plan is 11:59 p.m. Eastern Time on Thursday, May 2, 2019.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side